As filed with the Securities and Exchange Commission on September 10, 2014

Registration No. 333-197949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCORPIO BULKERS INC.

(Exact name of registrant as specified in its charter)

Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Scorpio Bulkers Inc. 9, Boulevard Charles III MC 98000 Monaco (011) 377 9798 5716	Seward & Kissel LLP Attention: Lawrence Rutkowski, Esq. Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Lawrence Rutkowski, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (telephone number) (212) 480-8421 (facsimile number)	Stephen P. Farrell, Esq. Finnbarr D. Murphy, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
% Senior Notes due	$40,250,000	$5,185

(1)	Includes an additional $5,250,000 aggregate principal amount of our % Senior Notes due that the underwriters have an option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. A registration fee of $7,406 was previously paid on August 7, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2014

PRELIMINARY PROSPECTUS

$35,000,000

       % Senior Notes due 2019

Scorpio Bulkers Inc.

We are offering $35,000,000 aggregate principal amount of our     % Senior Notes due 2019 (the “Notes”). We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus, up to an additional $5,250,000 aggregate principal amount of the Notes. The Notes will bear interest from                     , 2014 at a rate of     % per year. The Notes will mature on                     , 2019. Interest on the Notes will be payable quarterly in arrears on the 15th day of March, June, September and December of each year, commencing on                     , 2014. We may redeem the Notes at our option, in whole or in part, at any time on or after             at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes—Optional Redemption.” In addition, we may redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if certain events occur involving changes in taxation, as described in this prospectus under “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

The Notes will be senior unsecured obligations and will rank equally with all of our existing and future senior unsecured and unsubordinated debt. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Investing in our Notes involves risks. Please read “Risk Factors” beginning on page 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	$25.00	$35,000,000
Underwriting discounts and commissions	$0.75	$1,050,000
Proceeds, before expenses, to us (1)	$24.25	$33,950,000

(1)	Plus accrued interest from if settlement occurs after that.

We have applied for the listing of the Notes on the New York Stock Exchange under the symbol “SLTB.” If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the Notes are first issued.

We expect that delivery of the Notes will be made to investors on or about                     , 2014, through the book-entry system of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, and Clearstream Banking, société anonyme.

Stifel	Deutsche Bank Securities	Jefferies

Co-Managers

BB&T Capital Markets	Janney Montgomery Scott	Wunderlich Securities	MLV & Co.

Prospectus dated                     , 2014

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

We have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our Notes. The information presented in this prospectus assumes, unless otherwise indicated, that the underwriters’ option to purchase up to $5,250,000 aggregate principal amount of the Notes is not exercised.

Unless otherwise indicated, references to “Scorpio Bulkers,” the “Company,” “we,” “our,” “us” or similar terms refer to the registrant, Scorpio Bulkers Inc., and its subsidiaries, except where the context otherwise requires. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this prospectus are to the lawful currency of the United States of America.

Our Business

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. We believe that it is an opportune time to acquire these vessels because acquisition costs for these vessels are currently near the lowest average levels of the past 10 years. In addition, we believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Our fleet transports a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus, our operating fleet consists of 19 drybulk vessels, of which 18 are vessels that we charter-in and one is a recently delivered Kamsarmax vessel from our Newbuilding Program, with an aggregate carrying capacity of approximately 1.5 million dwt, which we refer to as our Operating Fleet. We also have one time charter-in contract that is scheduled to commence during the first half of 2015 and contracts for the construction of 79 newbuilding drybulk vessels at established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $3,070.8 million, including 29 Ultramax vessels, 22 Kamsarmax vessel and 28 Capesize vessels, each with a carrying capacity of between 60,000 dwt and 180,000 dwt and an aggregate carrying capacity of approximately 8.6 million dwt. We refer to these newbuilding vessels as our Newbuilding Program. We expect to take delivery of the vessels in our Newbuilding Program as follows: one vessel in 2014, 42 vessels in 2015 and 36 vessels in 2016. Until we have taken delivery of a larger number of the vessels in our Newbuilding Program, we do not anticipate earning a material amount of revenues from our operations.

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in Norwegian equity private placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act of 1933, as amended, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%. On July 31, 2014, we delisted from the Norwegian OTC. Our common shares currently trade on the New York Stock Exchange under the symbol “SALT.”

Following the completion of this offering, we expect to have in excess of $233.4 million of available cash. As of June 30, 2014, we have paid a total of $764.1 million in initial installment payments due under our shipbuilding contracts for our Newbuilding Program. We plan to finance the remaining contractual commitments of $2,338.8 million with all or substantially all of the net proceeds received from this offering, cash on hand, cash flows from operations, borrowings under committed and proposed new secured credit facilities, and, subject to favorable market conditions in the future, from the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us. We cannot assure you that we will be successful in obtaining the financing necessary to fund all of our remaining contractual obligations under our shipbuilding contracts or will be able to take delivery of all the vessels we have agreed to acquire.

Our intention is to acquire additional latest generation drybulk carriers with fuel-efficient vessel specifications and carrying capacities of greater than 30,000 dwt, either directly from shipyards or from owners with existing newbuilding vessel contracts. We may also acquire secondhand vessels that meet our stringent vessel specifications. The timing of these vessel acquisitions will depend on our ability to identify suitable vessels on attractive acquisition terms. Although we may have the capacity to obtain additional financing, we intend to maintain moderate levels of leverage of not more than 60% of the value of our vessels collateralizing our indebtedness on a consolidated basis.

Our Co-Founder, Chairman and Chief Executive Officer, Mr. Emanuele Lauro, is a member of the Lolli-Ghetti family, which in 2009 founded Scorpio Tankers Inc. (NYSE: “STNG”), or Scorpio Tankers, a large international shipping company engaged in seaborne transportation of refined petroleum products. As of August 28, 2014, it owned or had contracted for the construction of 75 tanker vessels. Mr. Lauro is currently its Chairman and Chief Executive Officer. The Lolli-Ghetti family also owns and controls the Scorpio Group, which includes Scorpio Ship Management S.A.M., or SSM, which provides us with vessel technical management services, Scorpio Commercial Management S.A.M., or SCM, which provides us with vessel commercial management services, and Scorpio Services Holding Limited, or SSH, which provides us and other related entities with administrative services and services related to the acquisition of vessels. Our Co-Founder, President and Director, Mr. Robert Bugbee is also the President and a Director of Scorpio Tankers, has a senior management position at the Scorpio Group, and was formerly the President and Chief Operating Officer of OMI Corporation, or OMI, which was a publicly traded shipping company. SSM and SCM also provide technical and commercial management services to Scorpio Tankers as well as unaffiliated vessel owners.

Our Relationship with the Scorpio Group

We believe that one of our principal strengths is our relationship with Scorpio Tankers and the Scorpio Group of companies. Our vessel operations are managed under the supervision of our board of directors, by our management team and by members of the Scorpio Group of companies. We expect that our relationship with Scorpio Tankers and the Scorpio Group of companies will give us access to their relationships with major international charterers, lenders and shipbuilders. We will have access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe will allow us to compete more effectively and operate our vessels on a cost efficient basis. The Scorpio Group, through SSH, beneficially owns approximately 1.0% of our common shares, excluding the common shares to be issued pursuant to the Administrative Services Agreement. Please see “Security Ownership of Certain Beneficial Owners and Management.”

In addition to our relationship with Scorpio Tankers, we believe there are opportunities for us to benefit from operational, charterer and shipyard-based synergies due to our broader shared relationship with the Scorpio Group which includes:

•	SSM, which provides vessel technical management services for 40 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels.

•	SCM, which provides vessel commercial management services for 100 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels. SCM manages 75 vessels (excluding the vessels in our fleet) through the spot market-oriented Scorpio Group Pools, which currently include the Scorpio LR2 Pool, the Scorpio Panamax Tanker Pool, the Scorpio MR Pool, Scorpio Handymax Tanker Pool, the Scorpio Ultramax Pool, Scorpio Kamsarmax Pool and the Scorpio Capesize Pool.

•	SSH, which provides us and related entities with administrative services and services related to the acquisition of vessels.

We can provide no assurance, however, that we will realize any benefits from our relationship with Scorpio Tankers or the Scorpio Group.

Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, is a member of the Lolli-Ghetti family which owns and controls SCM, our commercial manager, and SSM, our technical manager. These relationships, and other relationships between certain of our executive officers and members of the Scorpio Group, may create certain conflicts of interest between us, on the one hand, and other members of the Scorpio Group, including our commercial and technical manager, on the other hand. For example, our Chief Executive Officer, President, and Chief Operating Officer each participate in business activities not associated with us, including serving as members of the management team of Scorpio Tankers, and are not required to work full-time on our affairs. We expect that each of our executive officers devote a substantial portion of his business time to the completion of our Newbuilding Program and management of the Company. Additionally, our executive officers named above serve in similar positions in the Scorpio Group. This may create conflicts of interest in matters involving or affecting us and our customers, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. As result of these conflicts, it is not certain that these conflicts of interest will be resolved in our favor, and other members of the Scorpio Group, who have limited contractual duties, may favor their own or other owners’ interest over our interests. Please see “Risk Factors—Our Chief Executive Officer, President and Chief Operating Officer will not devote all of their time to our business, which may hinder our ability to operate successfully.”

Our Fleet

The following table summarizes key information about our Newbuilding Program and our Operating Fleet as of the date of this prospectus:

Newbuilding Program

Capesize

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull H1309—TBN SBI Puro	Q1-15	180,000	Waigaoqiao
2 Hull H1310—TBN SBI Valrico	Q2-15	180,000	Waigaoqiao
3 Hull H1311—TBN SBI Maduro	Q3-15	180,000	Waigaoqiao
4 Hull H1364—TBN SBI Belicoso	Q4-15	180,000	Waigaoqiao
5 Hull H1365—TBN SBI Corona	Q1-16	180,000	Waigaoqiao
6 Hull H1366—TBN SBI Diadema	Q2-16	180,000	Waigaoqiao
7 Hull H1367—TBN SBI Estupendo	Q3-16	180,000	Waigaoqiao
8 Hull S1205—TBN SBI Camacho	Q1-15	180,000	Sungdong
9 Hull S1206—TBN SBI Montesino	Q2-15	180,000	Sungdong
10 Hull S1211—TBN SBI Magnum	Q2-15	180,000	Sungdong
11 Hull S1212—TBN SBI Montecristo	Q3-15	180,000	Sungdong
12 Hull S1213—TBN SBI Aroma	Q3-15	180,000	Sungdong
13 Hull S1214—TBN SBI Cohiba	Q4-15	180,000	Sungdong
14 Hull S1215—TBN SBI Habano	Q4-15	180,000	Sungdong
15 Hull S1216—TBN SBI Lonsdale	Q1-16	180,000	Sungdong
16 Hull S1217—TBN SBI Partagas	Q1-16	180,000	Sungdong
17 Hull S1218—TBN SBI Parejo	Q1-16	180,000	Sungdong
18 Hull S1219—TBN SBI Toro	Q2-16	180,000	Sungdong
19 Hull S1220—TBN SBI Tuscamina	Q2-16	180,000	Sungdong
20 Hull H1059—TBN SBI Churchill	Q4-15	180,000	Daewoo
21 Hull H1060—TBN SBI Perfecto	Q4-15	180,000	Daewoo
22 Hull H1061—TBN SBI Presidente	Q1-16	180,000	Daewoo
23 Hull H1062—TBN SBI Panatela	Q1-16	180,000	Daewoo
24 Hull H1063—TBN SBI Robusto	Q2-16	180,000	Daewoo
25 Hull HN1058—TBN SBI Behike	Q3-15	180,000	Daehan
26 Hull HN1059—TBN SBI Monterrey	Q4-15	180,000	Daehan
27 Hull HN1060—TBN SBI Macanudo	Q4-15	180,000	Daehan
28 Hull HN1061—TBN SBI Cuaba	Q1-16	180,000	Daehan

Aggregate Capesize Newbuilding DWT		5,040,000

Kamsarmax

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull H1285—TBN SBI Charleston	Q3-14	82,000	Waigaoqiao
2 Hull S1680—TBN SBI Samba	Q1-15	84,000	Imabari
3 Hull S1681—TBN SBI Rumba	Q3-15	84,000	Imabari
4 Hull 1090—TBN SBI Electra	Q3-15	82,000	Yangzijiang
5 Hull 1091—TBN SBI Flamenco	Q3-15	82,000	Yangzijiang
6 Hull 1092—TBN SBI Rock	Q4-15	82,000	Yangzijiang
7 Hull 1093—TBN SBI Twist	Q1-16	82,000	Yangzijiang
8 Hull SS164—TBN SBI Salsa	Q3-15	81,600	Tsuneishi
9 Hull SS179—TBN SBI Merengue	Q1-16	81,600	Tsuneishi
10 Hull S1228—TBN SBI Capoeira	Q1-15	82,000	Hudong
11 Hull S1722A—TBN SBI Conga	Q2-15	82,000	Hudong
12 Hull S1723A—TBN SBI Bolero	Q2-15	82,000	Hudong
13 Hull S1229—TBN SBI Carioca	Q2-15	82,000	Hudong
14 Hull S1724A—TBN SBI Sousta	Q3-15	82,000	Hudong
15 Hull S1725A—TBN SBI Reggae	Q1-16	82,000	Hudong
16 Hull S1726A—TBN SBI Zumba	Q1-16	82,000	Hudong
17 Hull S1231—TBN SBI Macarena	Q1-16	82,000	Hudong
18 Hull S1735A—TBN SBI Parapara	Q1-16	82,000	Hudong
19 Hull S1736A—TBN SBI Mazurka	Q2-16	82,000	Hudong
20 Hull S1230—TBN SBI Lambada	Q3-15	82,000	Hudong
21 Hull S1232—TBN SBI Swing	Q2-16	82,000	Hudong
22 Hull S1233—TBN SBI Jive	Q3-16	82,000	Hudong

Aggregate Kamsarmax Newbuilding DWT		1,807,200

Ultramax

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull 1907—TBN SBI Hera	Q2-16	60,200	Mitsui
2 Hull 1906—TBN SBI Zeus	Q2-16	60,200	Mitsui
3 Hull 1911—TBN SBI Poseidon	Q3-16	60,200	Mitsui
4 Hull 1912—TBN SBI Apollo	Q3-16	60,200	Mitsui
5 Hull S870—TBN SBI Echo	Q3-15	61,000	Imabari
6 Hull S871—TBN SBI Tango	Q3-15	61,000	Imabari
7 Hull S-A098—TBN SBI Achilles	Q1-16	61,000	Imabari
8 Hull S-A089—TBN SBI Cronos	Q1-16	61,000	Imabari
9 Hull S-A090—TBN SBI Hermes	Q1-16	61,000	Imabari
10 Hull NE180—TBN SBI Bravo	Q1-15	61,000	Nacks
11 Hull NE181—TBN SBI Antares	Q1-15	61,000	Nacks
12 Hull NE182—TBN SBI Maia	Q3-15	61,000	Nacks
13 Hull NE183—TBN SBI Hydra	Q3-15	61,000	Nacks
14 Hull NE194—TBN SBI Hyperion	Q2-16	61,000	Nacks
15 Hull NE195—TBN SBI Tethys	Q2-16	61,000	Nacks
16 Hull DE018—TBN SBI Leo	Q1-15	61,000	Dacks
17 Hull DE019—TBN SBI Lyra	Q2-15	61,000	Dacks
18 Hull DE020—TBN SBI Subaru	Q2-15	61,000	Dacks
19 Hull DE021—TBN SBI Ursa	Q3-15	61,000	Dacks
20 Hull CX0610—TBN SBI Athena	Q1-15	64,000	Chengxi
21 Hull CX0651—TBN SBI Pegasus	Q3-15	64,000	Chengxi
22 Hull CX0652—TBN SBI Orion	Q4-15	64,000	Chengxi
23 Hull CX0612—TBN SBI Thalia	Q4-15	64,000	Chengxi
24 Hull CX0653—TBN SBI Hercules	Q1-16	64,000	Chengxi
25 Hull CX0627—TBN SBI Perseus	Q1-16	64,000	Chengxi
26 Hull CX0654—TBN SBI Kratos	Q2-16	64,000	Chengxi
27 Hull CX0655—TBN SBI Samson	Q2-16	64,000	Chengxi
28 Hull CX0613—TBN SBI Phoebe	Q3-16	64,000	Chengxi
29 Hull CX0656—TBN SBI Phoenix	Q3-16	64,000	Chengxi

Ultramax NB DWT		1,795,800

Aggregate Newbuild DWT		8,643,000

*	As used in this prospectus, “Dacks” refers to Dalian COSCO KHI Ship Engineering Co. Ltd., “Daehan” refers to Daehan Shipbuilding Co., Ltd., “Daewoo” refers to Daewoo Mangalia Heavy Industries S.A.,“Chengxi” refers to Chengxi Shipyard Co., Ltd., “Hudong” refers to Hudong-Zhonghua Shipbuilding (Group) Co., Inc., “Imabari” refers to Imabari Shipbuilding Co. Ltd., “Mitsui” refers to Mitsui Engineering & Shipbuilding Co. Ltd., “Nacks” refers to Nantong COSCO KHI Ship Engineering Co., Ltd., “Sungdong” refers to Sungdong Shipbuilding & Marine Engineering Co., Ltd., “Tsuneishi” refers to Tsuneishi Group (Zhoushan) Shipbuilding Inc., “Waigaoqiao” refers to Shanghai Waigaoqiao Shipbuilding Co., Ltd., and “Yangzijiang” refers to Jiangsu Yangzijiang Shipbuilding Co. Ltd.
(1)	“Expected Delivery” refers to the quarter during which each vessel is currently expected to be delivered from the shipyard.

Operating Fleet

Owned Vessel

Vessel Name	Year Built	DWT	Vessel Type
SBI Cakewalk	2014	82,000	Kamsarmax

Time Chartered-in Vessels

Vessel Type	Year Built	DWT	Where Built	Daily Base Rate		Earliest Expiry
Post-Panamax	2010	93,000	China	$13,250		23-Oct-14(1)
Post-Panamax	2011	93,000	China	$13,500		24-Oct-14(2)
Post-Panamax	2009	93,000	China	See Note	(3)	9-May-15(3)
Kamsarmax	2009	82,500	Japan	$14,500		8-Feb-15(4)
Kamsarmax	2012	82,000	South Korea	$15,500		23-Jul-17(5)
Kamsarmax	2011	81,900	South Korea	$12,750		3-Apr-15(6)
Kamsarmax	2012	81,500	South Korea	$14,500		7-Dec-14(7)
Kamsarmax	2011	81,500	South Korea	$15,000		15-Jan-16(8)
Kamsarmax	2012	81,000	South Korea	$15,000		10-Feb-15(9)
Kamsarmax	2012	79,500	China	$14,000		23-Jan-15(10)
Panamax	2004	77,500	China	$14,000		3-Jan-17(11)
Panamax	2014	77,000	Japan	$16,000		4-Mar-15(12)
Panamax	2009	76,500	Japan	$14,000		1-Dec-14(13)
Panamax	2007	75,500	South Korea	$13,750		14-Feb-15(14)
Ultramax	2010	61,000	Japan	$14,200		1-Apr-17(15)
Supramax	2010	58,000	China	$14,250		12-Dec-16(16)
Supramax	2011	58,000	China	$13,750		18-Jan-15(17)
Supramax	2015	55,000	Japan	$14,000		30-Jun-18(18)
Handymax	2002	48,500	Japan	$12,000		31-Jan-17(19)

Total TC DWT		1,435,900

(1)	This vessel has been time chartered-in for eight to 10 months at Company’s option at $13,250 per day. The vessel was delivered on February 23, 2014.
(2)	This vessel has been time chartered-in for seven to nine months at the Company’s option at $13,500 per day. The vessel was delivered on March 24, 2014.
(3)	This vessel has been time chartered-in for 10 to 14 months at the Company’s option at a rate of 90% of the Baltic Panamax 4TC Index. The Company has the option to extend this time charter for an additional 10 to 14 months at the same rate of hire. The vessel was delivered on July 9, 2014.
(4)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $14,500 per day. The Company has the option to extend this time charter for one year at $15,500 per day. The vessel was delivered on March 8, 2014.
(5)	This vessel has been time chartered-in for 39 to 44 months at the Company’s option at $15,500 per day. The Company has the option to extend this time charter for one year at $16,300 per day. The vessel was delivered on April 23, 2014.
(6)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $12,750 per day. The Company has the option to extend this time charter for one year at $13,750 per day. The vessel was delivered on May 3, 2014.
(7)	This vessel has been time chartered-in for 10 to 12 months at Company’s option at $14,500 per day. The vessel was delivered on February 7, 2014.
(8)	This vessel has been time chartered-in for 23 to 28 months at the Company’s option at $15,000 per day. The Company has the option to extend the charter for an additional 11 to 13 months at $16,000 per day. This vessel was delivered on February 15, 2014.
(9)	This vessel has been time chartered-in for 12 to 14 months at Company’s option at $15,000 per day. The vessel was delivered on February 10, 2014.
(10)	This vessel has been time chartered-in for 11 to 14 months at the Company’s option at $14,000 per day. The Company has the option to extend the charter for an additional 11 to 14 months at $14,750 per day. This vessel was delivered on February 23, 2014.

(11)	This vessel has been time chartered-in for 32 to 38 months at the Company’s option at $14,000 per day. The vessel was delivered on May 3, 2014.
(12)	This vessel has been time chartered-in for 12 to 13 months at Company’s option at $16,000 per day. The vessel was delivered on March 4, 2014.
(13)	This vessel has been time chartered-in until December 1, 2014 which may be extended for an additional two months at the Company’s option. The charter hire rate is $15,900 per day until June 23, 2014 and $14,000 per day thereafter, including the option period. The vessel was delivered on January 23, 2014.
(14)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $13,750 per day. The Company has the option to extend the charter for an additional year at $14,750 per day. The vessel was delivered on March 14, 2014.
(15)	This vessel has been time chartered-in for three years at $14,200 per day. The Company has options to extend the charter for up to three consecutive one year periods at $15,200 per day, $16,200 per day and $17,200 per day, respectively. This vessel was delivered on April 13, 2014.
(16)	This vessel has been time chartered-in for 20 to 24 months at the Company’s option at $14,250 per day. The Company has the option to extend the charter for an additional 10 to 12 months at $14,850 per day. This vessel was delivered on April 12, 2014.
(17)	This vessel has been time chartered-in for ten to 13 months at the Company’s option at $13,750 per day. This vessel was delivered on March 18, 2014.
(18)	This vessel has been time chartered-in for three years at $14,000 per day. The Company has options to extend the charter for up to two consecutive one year periods at $15,000 per day and $16,000 per day, respectively. This vessel is expected to be delivered during the first half of 2015.
(19)	This vessel has been time chartered-in for 34 to 37 months at the Company’s option at $12,000 per day. The Company has options to extend the charter for up to three consecutive one year periods at $12,750 per day, $13,600 per day and $14,800 per day, respectively. This vessel was delivered on March 31, 2014.

Employment of Our Fleet

Generally, we intend to operate our vessels in spot market-oriented commercial pools, in the spot market or, under certain circumstances, on time charters. See “Business—Employment of our Fleet.”

Spot Market-Oriented Commercial Pools

To increase vessel utilization and thereby revenues, we intend to participate in commercial pools with other shipowners with similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. The managers of the pools negotiate charters with customers primarily in the spot market. The size and scope of these pools enable them to enhance vessel utilization rates for pool vessels by securing backhaul voyages, which is when cargo is transported on the return leg of a journey, and contracts of affreightment, or COAs, thus generating higher effective TCE revenues than otherwise might be obtainable in the spot market, while providing a higher level of service offerings to customers.

The pools in which our vessels operate, or are expected to operate, are spot market-oriented commercial pools managed by our commercial manager, which we refer to as the “Scorpio Group Pools,” which expose us to fluctuations in spot market charter rates. The Scorpio Group Pools have been newly formed or will be formed prior to the delivery of the vessels in our Newbuilding Program and have limited to no operating history. Our vessels are expected to participate in the Scorpio Group Pools under the same contractual terms and conditions as the third party vessels in the pool. Each pool will aggregate the revenues and expenses of all of the pool participants and distribute the net earnings calculated on (i) the number of pool points for the vessel, which are based on vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics, and (ii) the number of days the vessel operates in the period. SCM, as operator of the Scorpio Group Pools, charges $300 a day for each vessel, whether owned by us or chartered-in, plus a 1.75% commission on the gross revenues per charter fixture. SCM is expected to negotiate voyage charters, short duration time charters, and contracts of affreightment; manages procurement of bunkers, port charges and administrative services; and distributes the cash earnings.

SCM, a Monaco corporation controlled by the Lolli-Ghetti family of which our co-founder, Chairman and Chief Executive Officer is a member, is, or will be, responsible for the administration of the pool and the commercial management of the participating vessels, including the marketing, chartering, operating and bunker (fuel oil) purchases for the vessels. The pool participants will remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels will be aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available.

We currently employ, or expect to employ, all of the vessels in our Operating Fleet in the Scorpio Group Pools.

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis.

Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts should rates become more attractive. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases.

Management of Our Business

Commercial and Technical Management

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to a Master Agreement, which may be terminated by either party upon 24 months’ notice. SCM and SSM are companies affiliated with us. The vessels we charter-in are also commercially managed by SCM. We expect that additional vessels that we may acquire in the future, including the vessels in our Newbuilding Program, will also be managed under the Master Agreement or on substantially similar terms.

SCM’s services include securing employment for our vessels in the spot market and on time charters. SCM also manages the Scorpio Group Pools in which our vessels are, or are expected to be, employed. For commercial management of any of our vessels that does not operate in one of these pools, we pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Group Pool participants, including us and third-party owners of similar vessels, are each expected to pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.

SSM’s services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We will pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our vessels in the Newbuilding Program upon delivery. In addition, representatives of SSM, including certain subcontractors, provide us with construction supervisory services while our vessels are being constructed in shipyards. For these services, we compensate SSM for its direct expenses, which can vary between $200,000 and $500,000 per vessel. Please see “Certain Relationships and Related Party Transactions—Commercial and Technical Management Agreements” for additional information.

Administrative Services Agreement

We have entered into an Administrative Services Agreement with SSH for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. SSH is a company affiliated with us. SSH also arranges acquisitions for us. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. Pursuant to the Administrative Services Agreement, we will reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above and a pro-rata portion of the salary incurred by SSH for an internal auditor. We will also pay SSH a fee for arranging vessel acquisitions, including newbuildings, equal to $250,000 per vessel, due upon delivery of the vessel, which is payable in our common shares. We have agreed to issue upon delivery of each vessel in our Newbuilding Program (i) 31,250 common shares to SSH as payment related to each of the first 17 vessels in our Newbuilding Program; (ii) 25,811 common shares to SSH as payment related to each of the next nine vessels in our Newbuilding Program; (iii) 25,633 common shares to SSH as payment related to each of the next ten vessels in our Newbuilding Program; (iv) 26,419 common shares to SSH as payment related to each of the next four Kamsarmax vessels in our Newbuilding Program; (v) 26,185 common shares to SSH as payment related to each of the next three Capesize vessels in our Newbuilding Program; (vi) 26,197 common shares to SSH as payment related to each of the next two vessels in our Newbuilding Program; (vii) 26,394 common shares to SSH as payment related to each of the next seven vessels in our Newbuilding Program; (viii) 26,248 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (ix) 26,111 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (x) 26,050 common shares to SSH as payment related to each of the next three vessels in our Newbuilding Program; (xi) 25,888 common shares to SSH as payment related to each of the next 11 vessels in our Newbuilding Program; (xii) 25,497 common shares to SSH as payment related to each of the next five vessels in our Newbuilding Program and (xiii) 27,640 common shares to SSH as payment related to the next vessel in our Newbuilding Program. For all vessels added to our Newbuilding Program after the first 17 vessels, the number of common shares issuable to SSH as payment is based on the market value of our common shares based on the volume weighted average price of our common shares over the 30 trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. In addition, SSH has agreed with us not to own any drybulk carriers greater than 30,000 dwt for so long as the Administrative Services Agreement is in full force and effect. This agreement may be terminated by SSH three years following the third anniversary of our initial public offering upon 12 months’ notice.

Our Competitive Strengths

We believe that we possess a number of competitive strengths in our industry, including:

Experienced management teams. Our Company’s leadership has considerable depth of shipping industry expertise. Since 2003, under the leadership of Mr. Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, the Scorpio Group, together with Scorpio Tankers, has grown from an owner of three vessels in 2003 to an owner of 75 vessels, and an operator or manager of approximately 100 vessels, as of August 28, 2014. Mr. Robert Bugbee, our Co-Founder, President and Director, also holds a senior management position within the Scorpio Group and is the President and a Director of Scorpio Tankers, has more than 27 years of experience in the shipping industry and was formerly the President and Chief Operating Officer of OMI, which was a publicly traded shipping company until its sale in 2007. Messrs. Lauro and Bugbee are supported by Mr. Cameron Mackey, Mr. Hugh Baker and Mr. Luca Forgione, who serve as our Chief Operating Officer, our Chief Financial Officer, and our General Counsel, respectively, of whom, Messrs. Mackey and Forgione also serve as members of the management team of Scorpio Tankers. Mr. Mackey is also a director of Scorpio Tankers. Messrs. Mackey, Baker and Forgione serve in similar positions in the Scorpio Group and have 20, 22 and 11 years of experience, respectively, in the shipping industry, and, with Messrs. Lauro and Bugbee, collectively have over 80 years of combined shipping experience, and have developed industry relationships with charterers, lenders, shipbuilders, insurers and other industry participants. In addition, our Chief Executive Officer has experience in the ownership and operation of dry bulk carriers, through the Scorpio Group, which has owned and operated several dry bulk carriers, and in the upstream and downstream supply chain of dry bulk commodities, as founder, Chief Executive Officer and Chairman of Scorpio Logistics Ltd. Our executive officers are not required to work full-time on our affairs and also perform services for other companies, including Scorpio Tankers. Initially, we expect that our executive officers will devote a substantial portion of their business time to the completion of our drybulk carrier acquisition program and management of the Company.

Attractive Fleet. The 79 drybulk carriers in our Newbuilding Program, including 29 Ultramax vessels, 22 Kamsarmax vessels and 28 Capesize vessels, are scheduled to be delivered to us between the third quarter of 2014 and the third quarter of 2016. In addition, we own one Kamsarmax vessel that was recently delivered to us from the shipyard. We believe that owning a modern, well-maintained fleet with fuel efficient specifications reduces operating costs, improves the quality of service we deliver and provides us with a competitive advantage in securing favorable time and spot charters with high-quality counterparties. We believe that it is an opportune time to acquire these latest generation, fuel-efficient drybulk vessels because acquisition costs for these vessels are currently near the lowest average levels of the past 10 years. In addition, we believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage.

Significant available liquidity to pursue acquisition and expansion opportunities. Following the completion of this offering, we expect to have at least $233.4 million of available cash, including $200.9 million which is a portion of the net proceeds from the Equity Private Placements and our Initial Public Offering. We intend to use the substantial majority of our available cash, and borrowing capacity under the secured credit facilities we intend to enter, to pursue vessel acquisitions, including the vessels in our Newbuilding Program, consistent with our business strategy. We believe that our strong balance sheet, financing capacity and future access to capital will allow us to make opportunistic acquisitions at attractive prices.

Access to attractive acquisition and chartering opportunities. Scorpio Group, including Scorpio Tankers, has established strong global relationships with shipping companies, charterers, shipyards, brokers and commercial shipping lenders. We believe that the Scorpio Group’s relationships with these counterparties and its strong sale and purchase track record and reputation as a creditworthy counterparty should provide us, as a member of the Scorpio Group, with access to attractive asset acquisitions, chartering and vessel financing opportunities.

High quality, cost efficient vessel opportunities. We believe that Scorpio Group’s experience with the commercial and technical management of vessels and its reputation in the industry as an operator with high safety and quality operating standards will be important in establishing and retaining high quality charterers that are looking for reliable and responsible operators to meet their exacting standards for vessel chartering and day-to-day operation.

Our Business Strategies

Our primary objectives are to profitably grow our business and emerge as a successful owner and operator of drybulk vessels. The key elements of our strategy are:

Expanding our fleet through opportunistic acquisitions of high-quality vessels at attractive prices. We intend to acquire latest generation drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt through timely and selective acquisitions. We currently view this vessel class as providing attractive return characteristics given the relatively low vessel price levels. A key element to our acquisition strategy will be to acquire high-quality vessels at attractive prices. When evaluating acquisitions, we will consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry present an opportunity for us to grow our fleet at favorable prices.

Optimizing vessel revenues primarily through spot market exposure. The Baltic Dry Index, or the BDI, a daily average of charter rates for key drybulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, has recently increased from the record low levels of 647 in February 2012 to 755 on July 31, 2014. We intend to employ a chartering strategy to capture upside opportunities in the spot market. We may also use fixed-rate time charters as the charter market improves to reduce downside risks. There can be no assurance that the drybulk charter market will increase and the market could decline.

Focusing on drybulk carriers based on the experience and expertise of the Scorpio Group and our management team in the international shipping industry. We believe that major international commodity companies seek transportation partners that are financially stable and have a reputation for reliability, safety, and high environmental and quality standards. We intend to leverage the operational expertise and customer base of the Scorpio Group and the members of our management team in order to further expand these relationships with consistent delivery of superior customer service.

Minimizing operating and corporate expenses. Pursuant to the Master Agreement, SSM and SCM coordinates and oversees the technical and commercial management of our fleet, respectively. We believe that SSM and SCM will be able to provide these services at costs that are lower than what we could achieve by performing these functions in-house.

Maintain a strong balance sheet through moderate use of leverage. We plan to finance the remaining contractual commitments due under our Newbuilding Program and future vessel acquisitions with a mix of debt and equity, but intend to maintain moderate levels of leverage over time, even though we may have the capacity to obtain additional financing. By maintaining moderate levels of leverage of not more than 60% of the value of the vessels collateralizing our indebtedness, we expect to retain greater flexibility than our more leveraged competitors to operate our vessels under shorter spot or period charters. Charterers have increasingly favored financially solid vessel owners, and we believe that our expected balance sheet strength will enable us to access more favorable chartering opportunities, as well as give us a competitive advantage in pursuing vessel acquisitions from commercial banks and shipyards, which have also recently displayed a preference for contracting with well capitalized counterparties.

Recent Developments

On July 21, 2014, we received a commitment from two leading European financial institutions for a $540 million senior secured loan facility. The proceeds of this facility are expected to finance up to 55% of the contract price for 24 of the vessels in our Newbuilding Program (six Ultramax, nine Kamsarmax, and nine Capesize vessels) with expected deliveries in 2015 and 2016. This facility is expected to have a six year term with customary financial and restrictive covenants, and interest at LIBOR plus a margin. The closing of this loan facility, which is expected within 2014, is subject to usual and customary conditions precedent, including the negotiation and execution of final documentation. Please see “Description of Other Indebtedness.”

On July 29, 2014, we entered a $330.0 million senior secured credit facility with Credit Agricole Corporate and Investment Bank and Deutsche Bank AG London to fund a portion of the purchase price of 22 of the vessels in our Newbuilding Program. Please see “Description of Other Indebtedness.”

On July 30, 2014, we entered into a $67.5 million senior secured credit facility with NIBC Bank N.V. to fund a portion of the purchase price of four vessels in our Newbuilding Program. See “Description of Other Indebtedness.”

On July 31, 2014, we delisted our common shares from the Norwegian OTC List. Our common shares will continue to trade on the NYSE under the symbol “SALT.”

Risk Factors

We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the international shipping industry, including supply and demand, charter hire rates, commodity prices, a downturn in the global economy, hazards inherent in our industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, inability to comply with covenants in the credit facilities we may enter into, inability to finance capital projects, and inability to successfully employ our drybulk carriers.

You should carefully consider the following risks, those risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our Notes.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in “total annual gross revenues” during our most recently completed fiscal year, if we become a “large accelerated filer” with market capitalization of more than $700 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. We will become a “large accelerated filer” as of December 31, 2014, and, as a result we will cease to be an emerging growth company. For as long as we qualify as an emerging growth company and take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

The following diagram depicts our simplified organizational structure:

Corporate Information

Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is (011) 377 9798 5716. We expect to own our vessels through separate wholly-owned subsidiaries that will be incorporated in the Republic of the Marshall Islands, the Republic of Malta or other jurisdictions generally acceptable to lenders in the shipping industry. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.

Other Information

Because we are incorporated under the laws of the Republic of the Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Service of Process and Enforcement of Civil Liabilities” for more information.

THE OFFERING

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Scorpio Bulkers Inc., a Marshall Islands corporation
Securities Offered	$35.0 million aggregate principal amount (plus up to an additional $5.25 million aggregate principal amount pursuant to an option granted to the underwriters) of our % Senior Notes due 2019 issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.
Issue Date	, 2014
Maturity Date	The Notes will mature on , 2019.
Interest	The Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on .
Use of Proceeds	As of June 30, 2014, we have remaining contractual commitments of $2,338.8 million due under our shipbuilding contracts for our Newbuilding Program. We intend to use all or substantially all of the net proceeds of the sale of our Notes, which are expected to total approximately $33.65 million after deducting underwriting discounts and commission and estimated offering expenses (or approximately $38.74 million if the underwriters exercise their option to purchase additional Notes in full), to fund installment payments due under our Newbuilding Program, and the remaining amount, if any, for general corporate purposes and working capital. Following the application of the net proceeds of this offering, we expect to finance the balance of our contractual commitments due under our Newbuilding Program with cash on hand, cash flows from operations, and borrowings under committed and proposed new secured credit facilities. In addition, subject to favorable market conditions in the future, we may fund a portion of its remaining Newbuilding Program with the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us. Please read “Use of Proceeds.”
Ranking	The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future senior unsecured debt. Our Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt, as well as to existing and future debt of our subsidiaries. As of June 30, 2014, we had no outstanding indebtedness.
No Security or Guarantees	None of our obligations under our Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.
Change of Control	Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of your Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.”
Covenants	The indenture governing our Notes contains certain restrictive covenants, including covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth, and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”
Additional Notes	We may “reopen” our Notes at any time without the consent of the holders of our Notes and issue additional notes with the same terms as our Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with our Notes, provided that if the additional notes are not fungible with our Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.
Listing	We have applied to list our Notes on the New York Stock Exchange, or NYSE under the symbol “SLTB.” If the application is approved, trading of our Notes on NYSE is expected to begin within 30 days after the original issue date of our Notes. The underwriters have advised us that they intend to make a market in our Notes prior to commencement of any trading on NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for our Notes will develop prior to commencement of trading on NYSE or, if developed, will be maintained.
Form	Our Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus. For additional information, please read “Description of Notes—Book-entry System; Delivery and Form” in this prospectus.
Additional Amounts; Tax Redemption

Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a taxing authority of a jurisdiction where we are a resident or certain other jurisdictions with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts.”

In the event of certain changes of law or official positions of certain taxing authorities that trigger requirements discussed immediately above that we pay additional amounts, we may redeem the Notes in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ notice at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

Settlement	Delivery of our Notes offered hereby will be made against payment therefor on or about , 2014.
Risk Factors	An investment in our Notes involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 22 of this prospectus to determine whether an investment in our Notes is appropriate for you.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

We were formed on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt in the international shipping markets. The following table summarizes our summary consolidated financial and other operating data at the dates and for the periods indicated.

Our summary consolidated financial and other data as of and for the six month period ended June 30, 2014 has been derived from our unaudited interim consolidated financial statements and related notes thereto, appearing elsewhere in this prospectus. Our summary consolidated financial data as of December 31, 2013 and for the period from March 20, 2013 (date of inception) to December 31, 2013 has been derived from our audited consolidated financial statements and related notes thereto, which are incorporated by reference herein. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
	(Dollars in Thousands)
Statement of Operations
Revenue:
Vessel revenue	$18,647	$-

Operating expenses:
Voyage expenses	3,180	-
Charterhire expenses	26,562	-
General and administrative expenses	15,351	5,505

Total operating expenses	45,093	5,505

Operating loss	(26,446)	(5,505)

Other income and (expense):
Interest income	793	341
Foreign exchange loss	(5)	(1,135)
Other expense, net	-	(8)

Total other income and expense	788	(802)
Net loss	$(25,658)	$(6,307)

	As of June 30, 2014	As of December 31, 2013
	(Dollars in Thousands)
Balance Sheet
Cash and cash equivalents	$345,956	$733,896
Vessels under construction	842,845	371,692
Total assets	1,211,283	1,105,684
Current liabilities	79,091	1,472
Total liabilities	79,091	1,472
Shareholders’ equity	1,132,192	1,104,212

	Six Months Ended June 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
	(Dollars in Thousands)
Cash Flow
Net cash inflow (outflow)
Operating activities	$(32,203)	$(2,237)
Investing activities	(397,000)	(371,692)
Financing activities	41,263	1,107,825

Six Months Ended June 30, 2014
(Dollars in Thousands, Except Per Day Data)
Other Financial Data (1)
Time Charter Equivalent Revenue (2):
Vessel revenue	$18,647
Voyage expenses	3,180

Time charter equivalent revenue	$15,467

Time charter equivalent revenue attributable to:
Kamsarmax	$12,027
Ultramax	3,440

$15,467

Revenue days (2):
Kamsarmax	1,560
Ultramax	335

Combined	1,895

TCE per revenue day (2):
Kamsarmax	$7,712
Ultramax	$10,262
Combined	$8,163

(1)	We had no revenue prior to 2014 and, accordingly, there are no other financial data for any period in 2013.
(2)	We define Time Charter Equivalent (TCE) revenue as voyage revenues less voyage expenses. Such TCE revenue, divided by the number of our available days during the period, or revenue days, is TCE per revenue day, which is consistent with industry standards. TCE per revenue day is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	fluctuations in interest rates;

•	general drybulk market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	vessel breakdowns and instances of off-hire; and

•	other important factors described in “Risk Factors” beginning on page 22.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors,” beginning on page 22 of this prospectus for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS

An investment in our Notes involves substantial risks. You should carefully consider the risks described below, as well as the other information included in this prospectus, before making an investment in our Notes. We operate in an intensely competitive industry. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market, national and global economic conditions and the ownership of our Notes. The occurrence of any of the events described in this section could cause our results to differ materially from those contained in the forward-looking statements made in this prospectus, and could significantly and negatively affect our business, financial condition or operating results.

Risks of Investing in our Notes and Risks Related to our Other Indebtedness

Your investment in our Notes is subject to our credit risk.

Our Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. Our Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on our Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of our Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of our Notes.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of June 30, 2014, we had no outstanding indebtedness. As of the same date, we received bank commitments for up to $977.1 million in aggregate proposed future borrowings, consisting of our $330.0 Million Senior Secured Credit Facility, our $67.5 Million Senior Secured Credit Facility, our $39.6 Million Senior Secured Credit Facility, and our Proposed $540.0 Million Senior Secured Credit Facility, which is subject to the negotiation and execution of final documentation. The amount of our outstanding borrowings under our debt facilities is expected to increase in connection with the completion of our acquisition of the 80 vessels in our Newbuilding Program that we have contracted to purchase. In addition, we may enter into other new debt arrangements or issue additional debt securities in the future. So long as our net borrowings do not equal or exceed 70% of our total assets, the indenture under which the Notes will be issued will permit us to incur additional indebtedness without limitation. Our level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make charter hire payments or principal and interest payments relating to our debt obligations, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and charter hire obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our results of operations are not sufficient to service our current or future indebtedness and charter hire obligations, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on our Notes is structurally subordinated to the rights of the lenders of our subsidiaries.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on our Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under our Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on our Notes or to make funds available for that purpose. Our Notes will not be guaranteed by any of our subsidiaries or any other person.

The rights of holders of our Notes will be structurally subordinated to the rights of our subsidiaries’ lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. Our Notes will be effectively junior to all existing and future liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of June 30, 2014, we had no outstanding indebtedness and vessels under construction with a net book value of $842.8 billion. In addition, the indenture under which our Notes will be issued will permit our subsidiaries to incur additional debt without any limitation.

Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

Our Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on our Notes. As of June 30, 2014, we had no outstanding indebtedness. As of the same date, we received bank commitments for up to $977.1 million in aggregate proposed future borrowings (all of which will be secured indebtedness), consisting of our $330.0 Million Senior Secured Credit Facility, $67.5 Million Senior Secured Credit Facility, $39.6 Million Senior Secured Credit Facility as well as our Proposed $540.0 Million Senior Secured Credit Facility, which is subject to credit approval, satisfaction of conditions precedent, and the negotiation and execution of final documentation. Please read “Description of Other Indebtedness.” We will continue to have the ability to incur, and intend to incur, significant additional secured debt, subject to limitations in our credit facilities and the indenture relating to our Notes.

We may not have the ability to raise the funds necessary to purchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase our Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings or certain restructurings would not constitute a change of control requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

Our Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

Our Notes are a new issuance of securities with no established trading market. We have applied to list our Notes on the NYSE, but there can be no assurance that the NYSE will accept our Notes for listing. Even if our Notes are approved for listing by the NYSE, an active trading market on the NYSE for our Notes may not develop or, even if it develops, may not last, in which case the trading price of our Notes could be adversely affected and your ability to transfer your Notes will be limited. If an active trading market does develop on the NYSE, our Notes may trade at prices lower than the offering price. The trading price of our Notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in our Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our Notes have not been rated, and ratings of any of our other securities may affect the trading price of our Notes.

We have not sought to obtain a rating for our Notes, and our Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to our Notes or that we may elect to obtain a rating of our Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to our Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for our Notes, could adversely affect the market for, or the market value of, our Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including our Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of our Notes may not reflect all risks related to us and our business, or the structure or market value of our Notes.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They may not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. We currently expect to use all or substantially all of the net proceeds from this offering to fund installment payments due under our Newbuilding Program, and the remaining amount, if any, for general corporate purposes and working capital. Please read “Use of Proceeds.”

Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under our credit facilities requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness under such facilities. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our credit facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the drybulk industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital;

•	refinancing or restructuring our debt;

•	selling vessels; or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under our credit facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our credit facilities.

Our credit facilities contain restrictive covenants which limit the amount of cash that we may use for other corporate activities, which could negatively affect our growth and cause our financial performance to suffer.

Our credit facilities may impose operating and financial restrictions on us that limit our ability, or the ability of our subsidiaries party thereto, to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facilities or if there is another default under our credit facilities;

•	incur additional indebtedness, including the issuance of guarantees;

•	create liens on our assets;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends on our common shares, if we determine to do so in the future, and interest on our Notes, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

In addition, our secured credit facilities, including our $330.0 Million Senior Secured Credit Facility, our $67.5 Million Senior Secured Credit Facility, our $39.6 Million Senior Secured Credit Facility requires, and our Proposed $540.0 Million Senior Secured Credit Facility require, or is expected to require, us to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in our fleet. Should our charter rates or vessel values materially decline in the future, we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy these covenants or that our lenders will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities would prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets. Please see “Description of Other Indebtedness.”

Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under credit facilities requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our credit facilities will bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the drybulk carrier industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital;

•	refinancing or restructuring our debt;

•	selling drybulk carriers; or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under the credit facilities that we intend to enter, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt.

We expect to be exposed to volatility in the London Interbank Offered Rate, or LIBOR, and intend to selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.

We expect the loans under our secured credit facilities to be generally advanced at a floating interest rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected at any time that we have not entered into interest rate hedging arrangements to hedge our exposure to the interest rates applicable to our credit facilities and any other financing arrangements we may enter into in the future, including those we enter into to finance a portion of the amounts payable with respect to newbuildings. Moreover, even if we have entered into interest rate swaps or other derivative instruments for purposes of managing our interest rate exposure, our hedging strategies may not be effective and we may incur substantial losses.

We intend to selectively enter into derivative contracts to hedge our overall exposure to interest rate risk exposure. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a description of our expected interest rate swap arrangements.

Industry Specific Risk Factors

Charter hire rates for drybulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.

The drybulk shipping industry is cyclical with high volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of drybulk vessels has varied widely; however, the continued downturn in the drybulk charter market has severely affected the entire drybulk shipping industry and charter hire rates for drybulk vessels have declined significantly from historically high levels. The Baltic Dry Index, or the BDI, a daily average of charter rates for key drybulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, declined 94% in 2008 from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. The BDI recorded a record low of 647 in February 2012. During 2013, the BDI remained volatile, ranging from a low of 698 in January to a high of 2,337 in December, before ending the year at 2,277. The BDI has since decreased to 755 as of July 31, 2014.

Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. Since we intend to charter all our vessels principally in the spot market we will be exposed to the cyclicality and volatility of the spot market. We may be unable to keep our vessels fully employed in these short-term markets or charter rates available in the spot market may be insufficient to enable our vessels to be operated profitably. A significant decrease in charter rates would affect asset values and adversely affect our profitability, cash flows and ability to pay dividends, if any, in the future, on our common shares, and interest on our Notes.

Factors that influence demand for drybulk vessel capacity include:

•	supply of and demand for energy resources, commodities and industrial products;

•	changes in the exploration or production of energy resources, commodities, consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities; embargoes and strikes;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing drybulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk vessels will be dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk fleet and the sources and supply of drybulk cargo to be transported by sea. Given the number of new drybulk carriers currently on order with the shipyards, the capacity of the global drybulk carrier fleet seems likely to increase and there can be no assurance as to the timing or extent of future economic growth. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

Global economic conditions may continue to negatively impact the drybulk shipping industry.

In the current global economy, operating businesses have recently faced tightening credit, weakening demand for goods and services, weak international liquidity conditions, and declining markets. Lower demand for drybulk cargoes as well as diminished trade credit available for the delivery of such cargoes have led to decreased demand for drybulk carriers, creating downward pressure on charter rates and vessel values. The relatively weak global economic conditions have and may continue to have a number of adverse consequences for drybulk and other shipping sectors, including, among other things:

•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;

•	decreases in the market value of drybulk vessels and limited second-hand market for the sale of vessels;

•	limited financing for vessels;

•	widespread loan covenant defaults; and

•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.

The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain financing or refinance our future credit facilities on acceptable terms, which may hinder or prevent us from operating or expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available to the extent required, or that we will be able to refinance our future credit facilities, on acceptable terms or at all. If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete the acquisition of our newbuildings and additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

If economic conditions throughout the world do not improve, it may impede our results of operations, financial condition and cash flows.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy is currently facing a number of new challenges, recent turmoil and hostilities in the Ukraine, the Middle East, including Syria, North Korea, North Africa and other geographic areas and countries. The weakness in the global economy has caused, and may continue to cause, a decrease in worldwide demand for certain goods and, thus, shipping. Continuing economic instability could have a material adverse effect on our ability to implement our business strategy.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under credit facilities or any future financial arrangements. The recent and developing economic and governmental factors, together with the possible further declines in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows.

Continued economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect on us, as we anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of drybulk commodities in ports in the Asia Pacific region. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP is estimated to have remained stable year over year at approximately 7.7% for the year ended December 31, 2013 and continues to remain below pre-2008 levels. China has recently imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. It is possible that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our business, financial condition and results of operations, ability to pay dividends, if any, in the future, on our common shares, and interest on our Notes, as well as our future prospects, will likely be materially and adversely affected by a further economic downturn in any of these countries.

The market values of our vessels may decline, which could limit the amount of funds that we can borrow, cause us to breach certain financial covenants in our future credit facilities, or result in an impairment charge, and we may incur a loss if we sell vessels following a decline in their market value.

The fair market values of drybulk vessels have generally experienced high volatility and have recently declined significantly. Although we believe that we have contracted to purchase the vessels in our Newbuilding Program, at attractive times in the cycle, the fair market value of our vessels may continue to fluctuate depending on a number of factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	types, sizes and ages of vessels;

•	supply of and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations;

•	the need to upgrade vessels as a result of charterer requirements, technological advances in vessel design or equipment or otherwise; and

•	technological advances.

If the fair market values of our vessels decline, the amount of funds we may draw down under our secured credit facilities may be limited and we may not be in compliance with certain covenants contained in those secured credit facilities, which may result in an event of default. In such circumstances, we may not be able to refinance our debt or obtain additional financing. If we are not able to comply with the covenants in our secured credit facilities, and are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel values decline, we may have to record an impairment charge in our consolidated financial statements which could adversely affect our financial results.

Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of such acquisitions may increase and this could adversely affect our business, results of operations, cash flow and financial condition.

Please see “Description of Other Indebtedness.”

Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two and a half to five years for inspection of its underwater parts.

Compliance with the above requirements following the delivery of vessels may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and uninsurable, which could negatively impact our results of operations and financial condition.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These laws and regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Air Act, the U.S. Clean Water Act and the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and regulations of the International Maritime Organization, or IMO, including the International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended and generally referred to as MARPOL), the International Convention for the Safety of Life at Sea of 1974 (as from time to time amended and generally referred to as SOLAS), the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention on Load Lines of 1966 (as from time to time amended). Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or implementation of operational changes and may affect the resale value or useful lives of our vessels. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.

Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Furthermore, the 2010 explosion of the Deepwater Horizon well and the subsequent release of oil into the Gulf of Mexico, or other similar events, may result in further regulation of the shipping industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages.

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to our operations, and satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we will, when available, arrange insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future, on our common shares, and interest on our Notes.

An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates, which may limit our ability to operate our drybulk carriers profitably.

The supply of drybulk vessels has increased significantly since the beginning of 2006. As of September 2013, newbuilding orders have been placed for approximately 15.7% of the existing fleet capacity. Vessel supply growth has been outpacing vessel demand growth over the past few years causing downward pressure on charter rates. Until the new supply is fully absorbed by the market, charter rates may continue to be under pressure due to vessel supply in the near to medium term. The Scorpio Group Pools in which our vessels operate, or are expected to operate, are spot market-oriented commercial pools managed by our commercial manager, which expose us to fluctuations in spot market charter rates.

World events could affect our results of operations and financial condition.

Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in Russia, Ukraine, the Korean Peninsula, the Middle East, including Egypt and North Africa, and the presence of U.S. or other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Acts of piracy on ocean-going vessels have had and may continue to have an adverse effect on our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2012 and 2013 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea and the West Coast of Africa, with drybulk vessels particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, that could adversely affect our reputation.

Although we do not expect our vessels will call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria, from time to time on charterers’ instructions, our vessels may call on ports located in such countries in the future. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which amended the Iran Sanctions Act. Among other things, CISADA introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the “Joint Plan of Action” (“JPOA”). Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the U.S. and EU would voluntarily suspend certain sanctions for a period of six months. On January 20, 2014, the U.S. and E.U. indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries from January 20, 2014 until July 20, 2014. The U.S. has since extended the JPOA until November 24, 2014. Although it is our intention to comply with the provisions of the JPOA, there can be no assurance that we will be in compliance in the future as such regulations and U.S. sanctions may be amended over time, and the U.S. retains the authority to revoke the aforementioned relief if Iran fails to meet its commitments under the JPOA.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our securities may adversely affect the price at which our securities trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our securities may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Our operating results will be subject to seasonal fluctuations, which could affect our operating results.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in volatility in our operating results to the extent that we enter into new charter agreements or renew existing agreements during a time when charter rates are weaker or we operate our vessels on the spot market or index based time charters, which may result in quarter-to-quarter volatility in our operating results. The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues from our drybulk carriers may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues from our drybulk carriers may be stronger in fiscal quarters ended December 31 and March 31.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the ISM Code. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation of vessels and describing procedures for dealing with emergencies. In addition, vessel classification societies impose significant safety and other requirements on our vessels.

The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of the vessels that we have agreed to acquire will be ISM Code-certified when delivered to us. However, if we are subject to increased liability for non-compliance or if our insurance coverage is adversely impacted as a result of non-compliance, it may negatively affect our ability to pay dividends, if any, in the future, on our common shares and interest on our Notes. If any of our vessels are denied access to, or are detained in, certain ports as a result of non-compliance with the ISM Code, our revenues may be adversely impacted.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

The operation of drybulk carriers has certain unique operational risks which could affect our earnings and cash flow.

The operation of certain vessel types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels’ holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future, on our common shares and interest on our Notes. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Rising fuel, or bunker, prices may adversely affect our profits.

Since we primarily employ our vessels in the spot market or in spot market-oriented pools, we expect that fuel, or bunkers, will be typically the largest expense in our shipping operations for our vessels. While we believe that we will experience a competitive advantage as a result of increased bunker prices due to the greater fuel efficiency of our vessels compared to the average global fleet, changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce our profitability.

Our business has inherent operational risks, which may not be adequately covered by insurance.

Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

In the event of a casualty to a vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. We procure insurance for the vessels in our fleet against those risks that we believe the shipping industry commonly insures against. These insurances include marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks and crew insurances, and war risk insurance. Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per vessel per occurrence.

We will procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage and war risk insurance for our fleet. We do not maintain, for our vessels, insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future, and we may not be able to obtain certain insurance coverages. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay.

We cannot assure you that we will be adequately insured against all risks or that we will be able to obtain adequate insurance coverage at reasonable rates for our vessels in the future. For example, in the past more stringent environmental regulations have led to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, charter terminations and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Company Specific Risk Factors

We are a recently formed company with a limited history of operations.

We are a recently formed company and have a limited performance record, operating history and historical financial statements upon which you can evaluate our operations or our ability to implement and achieve our business strategy. We cannot assure you that we will be successful in implementing our business strategy. In addition, while our Chief Executive Officer and the management teams of our commercial and technical managers have experience operating drybulk carriers, other members of our senior management, who have experience operating tanker and other classes of vessels, have limited experience operating drybulk carriers. We believe that the experience of our senior management in the ownership and operation of tanker vessels, which require significant technical expertise to operate and are subject to heightened regulatory oversight and more rigorous vetting procedures from charterers than drybulk carriers, provides our management team with the expertise and qualifications to manage drybulk carriers, however we cannot assure you that they will be able to successfully operate our fleet.

The Scorpio Group Pools in which our vessels operate, or are expected to operate, are or will be newly formed and will have limited or no prior operating history. We cannot assure you that these pools will be successful in finding employment for all of our vessels.

The Scorpio Group Pools in which our vessels operate, or are expected to operate, are or will be newly formed and will have limited or no prior operating history. We will own a large number of vessels that will enter these pools in a relatively short period of time without having previously secured employment. We cannot assure you that these pools will be successful in finding employment for all such vessels in the volatile spot market immediately upon their deliveries to us or whether any such employment will be at profitable rates. We cannot assure you that our vessels will be profitably operated by such pools. In addition, vessels owned by our affiliates, including members of the Scorpio Group, which includes Scorpio Ship Management S.A.M., or SSM, which provides us with vessel technical management services, Scorpio Commercial Management S.A.M., or SCM, which provides us with vessel commercial management services, and Scorpio Services Holding Limited, or SSH, which provides us and other related entities with administrative services and services related to the acquisition of vessels, as well as by unaffiliated third-parties, may participate in such pools. Such vessels may not be of the comparable design or quality to our vessels, negatively impacting the profitability of such pools, while diluting our interest in such profits.

Newbuilding projects are subject to risks that could cause delays, cost overruns or cancellation of our newbuilding contracts.

We have entered into shipbuilding contracts with established shipyards in Japan, China, South Korea and Romania for the construction of 79 newbuilding vessels for an aggregate purchase price of $3,070.8 million. These vessels are expected to be delivered to us between the third quarter of 2014 and the third quarter of 2016. These construction projects are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant cost overruns or delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel.

As of June 30, 2014, we had made total yard payments in the amount of $764.1 million and we have remaining yard installments in the amount of $2,338.8 million before we take possession of the vessels. We had, as of June 30, 2014, a cash balance of $346.0 million to fund future newbuilding commitments, however, a significant portion of our remaining commitments are currently unfunded. If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to acquire these newbuilding vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We have executed and signed loan documentation for our $330.0 Million Senior Secured Credit Facility that will be secured by 22 of the vessels in our Newbuilding Program, executed and signed loan documentation for our $39.6 Million Senior Secured Credit Facility that will be secured by two of the vessels in our Newbuilding Program, executed and signed loan documentation for our $67.5 Million Senior Secured Credit Facility that will be secured by four of the vessels in our Newbuilding Program, and received a commitment letter for our $540.0 Million Senior Secured Credit Facility that will be secured by 24 vessels in our Newbuilding Program, however, such credit facilities are subject to important conditions, including the negotiation and execution of definitive documentation. We cannot assure you that we will be able to enter into either such proposed senior secured credit facility. If for any reason we fail to make a payment when due, which may result in a default under our newbuilding contracts, or otherwise fail to take delivery of our newbuild vessels, we would be prevented from realizing potential revenues from these vessels, we could also lose all or a portion of our yard payments that were paid by us and we could be liable for penalties and damages under such contracts.

In addition, in the event the shipyards do not perform under their contracts and we are unable to enforce certain refund guarantees with third party banks for any reason, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.

We have entered into, and may enter into the future, various contracts, including pooling arrangements, charter agreements, shipbuilding contracts and credit facilities. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. For example, the combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are, and expect to continue to be, dependent on spot market-oriented pools and spot charters and any decrease in spot charter rates in the future may adversely affect our earnings.

The Scorpio Group Pools in which our vessels operate, or are expected to operate, are spot market-oriented commercial pools managed by our commercial manager, which expose us to fluctuations in spot market charter rates. The spot charter market may fluctuate significantly based upon drybulk carrier supply and demand. The successful operation of our vessels in the competitive spot charter market, including within the Scorpio Group Pools, depends on, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the recent past, there have been periods when spot charter rates have declined below the operating cost of vessels and for some vessel classes are currently only slightly above operating costs. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably, meet our obligations, including payments on indebtedness, or pay dividends in the future. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

Our ability to renew expiring charters or obtain new charters will depend on the prevailing market conditions at the time. If we are not able to obtain new charters in direct continuation with previous charters, or if new charters are entered into at charter rates substantially below the existing charter rates or on terms otherwise less favorable compared to previous charter terms, our revenues and profitability could be adversely affected.

The failure of our charterers to meet their obligations under our charter agreements, on which we depend for our revenues, could cause us to suffer losses or otherwise adversely affect our business.

We do not expect to employ any of our vessels under a long-term time charter agreement but we may enter into such agreements in the future. The ability and willingness of each of our counterparties to perform their obligations under a time charter, spot voyage or other agreement with us, directly or through our pooling arrangements, will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry and the overall financial condition of the counterparties. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Our customers may fail to pay charterhire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters may be at lower rates given currently decreased drybulk carrier charter rate levels. When we employ a vessel in the spot charter market, we intend to place such vessel in a drybulk carrier pool managed by our commercial manager that pertains to that vessel’s size class. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, on our common shares and interest on our Notes, and comply with covenants in our credit facilities.

We may have difficulty managing our planned growth properly.

We have entered into shipbuilding contracts with established shipyards in Japan, China, South Korea and Romania for the construction of 80 latest generation drybulk vessels and chartered in 19 vessels, of which 18 vessels have been delivered to us, that we employ in the Scorpio Group Pools. One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable drybulk carriers, including newbuilding slots at shipyards and/or shipping companies for acquisitions at attractive prices;

•	obtain required financing for our existing and new operations;

•	identify businesses engaged in managing, operating or owning drybulk carriers for acquisitions or joint ventures;

•	integrate any acquired drybulk carriers or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	identify additional new markets;

•	enhance our customer base; and

•	improve our operating, financial and accounting systems and controls.

Our failure to effectively identify, acquire, develop and integrate any drybulk carriers or businesses could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet in the drybulk sector, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares, or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and staff, and the management and staff of our commercial and technical managers, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.

Our current operating and financial systems may not be adequate as we implement our plan to take delivery of 80 newbuilding vessels between the third quarter of 2014 and the third quarter of 2016 and to expand the size of our fleet through acquiring and chartering in additional vessels and our attempts to improve those systems may be ineffective. In addition, if we further expand our fleet, we will need to recruit suitable additional seafarers and shore side administrative and management personnel. We cannot guarantee that we will be able to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

If we acquire and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

Our current business strategy includes additional growth which may, in addition to the acquisition of newbuilding vessels, include the acquisition of modern secondhand vessels. While we expect that we would typically inspect secondhand vessels prior to acquisition, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, purchasers of secondhand vessels do not receive the benefit of warranties from the builders for the secondhand vessels that they acquire.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. While all of the vessels in our owned fleet will be newbuildings, as our vessels age typically they will become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Technological innovation could reduce our charter hire income and the value of our vessels.

The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new drybulk carriers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our business, results of operations, cash flows and financial condition could be adversely affected.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.

Our vessels will be employed in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other drybulk shipping companies, our results of operations would be adversely impacted.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial obligations and to make dividend payments in the future depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors or officers. For more information regarding the relevant laws of the Marshall Islands, see “Service of Process and Enforcement of Civil Liabilities.”

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can’t predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of The Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We may have to pay tax on United States source income, which would reduce our earnings and cash flow.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder.

We have taken the position that, and Seward & Kissel LLP, our United States counsel, is of the opinion that, we qualified for this statutory exemption for U.S. federal income tax return reporting purposes for our 2013 taxable year and we intend to so qualify for future taxable years. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby cause us to become subject to United States federal income tax on our United States source shipping income. For example, there is a risk that we could no longer qualify for exemption under Section 883 of the Code for a particular taxable year if “non-qualified” shareholders with a five percent or greater interest in our stock were, in combination with each other, to own 50% or more of the outstanding shares of our stock on more than half the days during the taxable year. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

If we are not entitled to this exemption under Section 883 of the Code for any taxable year, we would be subject for such taxable year to a 4% United States federal income tax on our United States source shipping income on a gross basis. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings and cash available to pay amounts due on the Notes.

United States tax authorities could treat us as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income,” including cash. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

In the opinion of Seward & Kissel LLP, our United States counsel, there is a significant risk that we will be treated as a PFIC for our 2013, 2014 and 2015 taxable years. Whether we are treated as a PFIC will depend, in part, upon whether the deposits that we make on newbuilding contracts are treated as being held for the production of “passive income” and on the amount of “passive income” that we derive for such years.

Thereafter, whether we will be treated as a PFIC will depend upon the nature and extent of our operations. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets. There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any taxable year if there were to be changes in the nature and extent of our operations.

If we were treated as a PFIC for any taxable year, our United States shareholders may face adverse United States federal income tax consequences and information reporting obligations. As a result, it may be difficult for us to raise capital through sales of our common stock.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares and Notes less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary—Implications of Being an Emerging Growth Company.” We cannot predict if investors will find our common shares and Notes less attractive because we may rely on these exemptions. If some investors find our common shares and Notes less attractive as a result, there may be a less active trading market for our common shares and Notes and our share price and Note price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

Our costs of operating as a public company will be significant, and our management will be required to devote substantial time to complying with public company regulations.

We recently became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and as such, we will have significant legal, accounting and other expenses that we did not incur as a private company. These reporting obligations impose various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. We and our management personnel, and other personnel, if any, will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley, subject to the reduced disclosure requirements for emerging growth companies set forth above. Our compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts.

Risks Related to Our Relationship with Scorpio Group and its Affiliates

We are dependent on our managers and their ability to hire and retain key personnel, and there may be conflicts of interest between us and our managers that may not be resolved in our favor.

Our success depends to a significant extent upon the abilities and efforts of our technical manager, SSM, our commercial manager, SCM, and our management team. Our success will depend upon our and our managers’ ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition.

Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Our technical and commercial managers are affiliates of the Scorpio Group, which is owned and controlled by the Lolli-Ghetti family, of which our founder, Chairman and Chief Executive Officer, Mr. Emanuele Lauro, is a member. Conflicts of interest may arise between us, on the one hand, and our commercial and technical managers, on the other hand. As a result of these conflicts, our commercial and technical managers, who have limited contractual duties, may favor their own or their owner’s interests over our interests. These conflicts may have unfavorable results for us.

Our Co-Founder, Chairman and Chief Executive Officer, has affiliations with our commercial and technical managers which may create conflicts of interest.

Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, is a member of the Lolli-Ghetti family which owns and controls our commercial and technical managers. These relationships could create conflicts of interest between us, on the one hand, and our commercial and technical managers, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other companies affiliated with our commercial or technical managers. In particular, as of the date of this prospectus, our commercial and technical managers provide commercial and technical management services to approximately 100 and 40 vessels, respectively, other than the vessels in our fleet, that are operated by entities affiliated with Mr. Lauro, and such entities may operate additional vessels that will compete with our vessels in the future. Such conflicts may have an adverse effect on our results of operations.

Our Chief Executive Officer, President, and Chief Operating Officer will not devote all of their time to our business, which may hinder our ability to operate successfully.

Our Chief Executive Officer, President, Chief Operating Officer, Vice President, Vessel Operations, General Counsel and Secretary participate in business activities not associated with us, including serving as members of the management team of Scorpio Tankers and are not required to work full-time on our affairs. Initially, we expect that each of our executive officers will devote a substantial portion of his business time to the completion of our Newbuilding Program and management of the Company. Additionally, our Chief Executive Officer, President, Chief Operating Officer, Vice President, Vessel Operations, General Counsel and Secretary serve in similar positions in the Scorpio Group. As a result, such officers may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both us as well as shareholders of other companies which they may be affiliated with, including Scorpio Tankers and Scorpio Group companies. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our commercial and technical managers are each privately held companies and there is little or no publicly available information about them.

Our vessels are, or are expected to be upon their delivery to us, commercially managed by SCM and technically managed by SSM. SCM’s and SSM’s ability to render management services will depend in part on their own financial strength. Circumstances beyond our control could impair our commercial manager’s or technical manager’s financial strength, and because each is a privately held company, information about the financial strength of our commercial manager and technical manager is not available. As a result, we and our shareholders might have little advance warning of financial or other problems affecting our commercial manager or technical manager even though their financial or other problems could have a material adverse effect on us.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the period from March 20, 2013 (date of inception) to December 31, 2013 and the six months ended June 30, 2014.

	Six Months Ended June 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
(Dollars in Thousands)
Earnings:
Net loss	$(25,658)	$(6,307)
Plus: Fixed charges (calculated below)	8,854	-

Earnings Available to Cover Fixed Charges	$(16,804)	$(6,307)

Fixed charges:
Interest component of rent (1)	$8,854	$-

Fixed charges	$8,854	$-

Ratio of earnings to fixed charges	*	*

(1)	Represents one-third of charterhire expense, which is the proportion deemed representative of the interest factor.
*	For the six months ended June 30, 2014 and for the period March 20, 2013 (date of inception) to December 31, 2013, earnings were inadequate to cover fixed charges by $25,658 and $6,307, respectively.

USE OF PROCEEDS

As of June 30, 2014, we have remaining contractual commitments of $2,338.8 million due under our shipbuilding contracts for our Newbuilding Program. We intend to use all or substantially all of the net proceeds of the sale of our Notes, which are expected to total approximately $33.65 million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $38.74 million if the underwriters exercise their option to purchase additional Notes in full), to fund installment payments due under our Newbuilding Program, and the remaining amount, if any, for general corporate purposes and working capital. Following the application of the net proceeds of this offering, we expect to finance the balance of our contractual commitments due under our Newbuilding Program with cash on hand, cash flows from operations, and borrowings under committed and proposed new secured credit facilities. In addition, subject to favorable market conditions in the future, we may fund a portion of its remaining Newbuilding Program with the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2014, on:

•	an actual basis;

•	an as adjusted basis to give effect to installment payments of $114.8 million on vessels under construction during the period from July 1, 2014 to September 9, 2014; and

•	an as further adjusted basis to give effect to the net proceeds of this $35.0 million Notes offering.

There have been no other significant adjustments to our capitalization since June 30, 2014, as so adjusted. The following should be read in conjunction with the consolidated financial statements and the related notes thereto in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2014
In thousands of U.S. dollars	Actual	As Adjusted	As Further Adjusted
Cash and Cash Equivalents	$345,956	$231,173	$264,822

Total Cash and Cash Equivalents	345,596	231,173	264,822

Current debt:
Bank loans	-	-	-
Non-current debt:
Bank loans	-	-	-
Senior Notes	-	-	35,000

Total debt	$-	$-	$35,000

Shareholders’ equity:
Common Stock	$1,402	$1,402	$1,402
Paid-in capital	1,162,755	1,162,755	1,162,755
Accumulated deficit	(31,965)	(31,965)	(31,965)

Total shareholders’ equity	$1,132,192	$1,132,192	$1,132,192

Total capitalization	$1,132,192	$1,132,192	$1,167,192

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

We were formed on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt in the international shipping markets. The following table summarizes our selected consolidated financial and other operating data at the dates and for the periods indicated.

Our selected consolidated financial and other data as of and for the six month period ended June 30, 2014 has been derived from our unaudited interim consolidated financial statements and related notes thereto, appearing elsewhere in this prospectus. Our selected consolidated financial data as of December 31, 2013 and for the period from March 20, 2013 (date of inception) to December 31, 2013 has been derived from our audited consolidated financial statements and related notes thereto, which are incorporated by reference herein. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
	(Dollars in Thousands)
Statement of Operations
Revenue:
Vessel revenue	$18,647	$-

Operating expenses:
Voyage expenses	3,180	-
Charterhire expenses	26,562	-
General and administrative expenses	15,351	5,505

Total operating expenses	45,093	5,505

Operating loss	(26,446)	(5,505)

Other income and (expense):
Interest income	793	341
Foreign exchange loss	(5)	(1,135)
Other expense, net	-	(8)

Total other income and expense	788	(802)
Net loss	$(25,658)	$(6,307)

	As of June 30, 2014	As of December 31, 2013
	(Dollars in Thousands)
Balance Sheet
Cash and cash equivalents	$345,956	$733,896
Vessels under construction	842,845	371,692
Total assets	1,211,283	1,105,684
Current liabilities	79,091	1,472
Total liabilities	79,091	1,472
Shareholders’ equity	1,132,192	1,104,212

	Six Months Ended June 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
	(Dollars in Thousands)
Cash Flow
Net cash inflow (outflow)
Operating activities	$(32,203)	$(2,237)
Investing activities	(397,000)	(371,692)
Financing activities	41,263	1,107,825

Six Months Ended June 30, 2014
(Dollars in Thousands, Except Per Day Data)
Other Financial Data (1)
Time Charter Equivalent Revenue (2):
Vessel revenue	$18,647
Voyage expenses	3,180

Time charter equivalent revenue	$15,467

Time charter equivalent revenue attributable to:
Kamsarmax	$12,027
Ultramax	3,440

$15,467

Revenue days (2):
Kamsarmax	1,560
Ultramax	335

Combined	1,895

TCE per revenue day (2):
Kamsarmax	$7,712
Ultramax	$10,262
Combined	$8,163

(1)	We had no revenue prior to 2014 and, accordingly, there are no other financial data for any period in 2013.
(2)	We define Time Charter Equivalent (TCE) revenue as voyage revenues less voyage expenses. Such TCE revenue, divided by the number of our available days during the period, or revenue days, is TCE per revenue day, which is consistent with industry standards. TCE per revenue day is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presentation of management’s discussion and analysis of results of operations and financial condition should be read in conjunction with the “Selected Consolidated Financial and Other Data” and our consolidated financial statements and related notes thereto, included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Our audited consolidated financial statements as of December 31, 2013 and for the period from March 20, 2013 (date of inception) to December 31, 2013, and our unaudited interim consolidated financial statements as of and for the six month period ended June 30, 2014, have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. We reported in our December 31, 2013 financial statements that we were a “development stage company.” The consolidated financial statements are presented in U.S. dollars ($) unless otherwise indicated. Any amounts converted from another non-U.S. currency to U.S. dollars in this prospectus are at the rate applicable at the relevant date, or the average rate during the applicable period.

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. We believe that it is an opportune time to acquire these vessels because acquisition costs for these vessels are currently near the lowest average levels of the past 10 years. In addition, we believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Our fleet transports a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus, our operating fleet consists of 19 drybulk vessels, of which 18 are vessels that we charter-in and one is a recently delivered Kamsarmax vessel from our Newbuilding Program, with an aggregate carrying capacity of approximately 1.5 million dwt, which we refer to as our Operating Fleet. We also have one time charter-in contract that is scheduled to commence during the first half of 2015 and contracts for the construction of 79 newbuilding drybulk vessels at established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $3,070.8 million, including 29 Ultramax vessels, 22 Kamsarmax vessels and 28 Capesize vessels, each with a carrying capacity of between 60,000 dwt and 180,000 dwt and an aggregate carrying capacity of approximately 8.6 million dwt. We refer to these newbuilding vessels as our Newbuilding Program. We expect to take delivery of the vessels in our Newbuilding Program as follows: one vessel in 2014, 42 vessels in 2015 and 36 vessels in 2016. Until we have taken delivery of a larger number of the vessels in our Newbuilding Program, we do not anticipate earning a material amount of revenues from our operations.

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in Norwegian equity private placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act of 1933, as amended, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%. On July 31, 2014, we delisted from the Norwegian OTC. Our common shares currently trade on the New York Stock Exchange under the symbol “SALT.”

Following the completion of this offering, we expect to have in excess of $233.4 million of available cash. As of June 30, 2014, we have paid a total of $764.1 million in initial installment payments due under our shipbuilding contracts for our Newbuilding Program. We plan to finance the remaining contractual commitments of $2,338.8 million with all or substantially all of the net proceeds received from this offering, cash on hand, cash flows from operations, borrowings under committed and proposed new secured credit facilities, and subject to favorable market conditions in the future, from the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us. As of July 30, 2014, we have signed three loan agreements (our $330.0 Senior Secured Credit Facility, our $67.5 Million Senior Secured Credit Facility, and our $39.6 Million Senior Secured Credit Facility) which will provide up to $437.1 million in available borrowings, which will be used to finance a portion of the contract price of 28 vessels in our Newbuilding Program (18 Ultramax and 10 Kamsarmax vessels). In addition, on July 21, 2014, we received a commitment from two leading European financial institutions for a $540.0 million senior secured credit facility, which we refer to as our Proposed $540.0 Million Senior Secured Credit Facility, which we expect to use to finance up to 55% of the contract price of six Ultramax, nine Kamsarmax, and nine Capesize vessels currently under construction for delivery in 2015 and 2016.

With respect to the remaining 28 unfinanced vessels in our Newbuilding Program (five Ultramax, four Kamsarmax and 19 Capesize vessels), we received proposals from leading European and Asian financial institutions to finance between 55% of the contract price and 60% of the market value of the remaining unfinanced vessels currently under construction. The terms and conditions of these proposals, for which commitments are expected within 2014, are expected to be consistent with those of the our existing credit facilities. Our entry into any loan facility that may result from these proposals remains subject to credit approval and customary conditions precedent, including negotiation and execution of final documentation. We cannot assure you that we will be successful in obtaining the financing necessary to fund all of our remaining contractual obligations under our shipbuilding contracts or will be able to take delivery of all the vessels we have agreed to acquire.

Our intention is to acquire additional latest generation drybulk carriers with fuel-efficient vessel specifications and carrying capacities of greater than 30,000 dwt, either directly from shipyards or from owners with existing newbuilding vessel contracts. We may also acquire secondhand vessels that meet our stringent vessel specifications. The timing of these vessel acquisitions will depend on our ability to identify suitable vessels on attractive acquisition terms. Although we may have the capacity to obtain additional financing, we intend to maintain moderate levels of leverage of not more than 60% of the value of our vessels collateralizing our indebtedness on a consolidated basis.

Results for the six month period ended June 30, 2014

For the six months ended June 30, 2014, the Company recorded a net loss of $25.7 million.

Time charter equivalent, or TCE revenue, a non-GAAP measure, is vessel revenues less voyage expenses (including bunkers and port charges). TCE revenue is included herein because it is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance irrespective of changes in the mix of charter types (i.e., spot charters, time charters, and pool charters), and it provides useful information to investors and management.

Time Charter Equivalent Revenue: (in thousands of U.S. dollars):
Vessel revenue	$18,647
Voyage expenses	3,180

Time charter equivalent revenue	$15,467

TCE revenue was $15.5 million for the six months ended June 30, 2014, associated with chartering in 18 vessels, for which the time charter equivalent revenue per day was $8,163 overall, $7,712 per day for our Kamsarmax vessels and $10,262 per day for our Ultramax vessels (see the breakdown of daily TCE averages in the section “Summary Consolidated Financial and Other data”). Time charter equivalent revenue per day, was adversely affected, especially as it relates to the Kamsarmax vessels, by the integration of the time chartered-in vessels into our fleet which required significant time and fuel as they had to be repositioned for their first voyages as well as a depressed rate environment for dry bulk carriers.

Our revenue has been generated from spot market voyage charters, by either deploying our vessels in the spot market or from revenue we derive from the Scorpio Kamsarmax Pool and Scorpio Ultramax Pool deploying our vessels in the spot market. The spot market is extremely volatile. In 2014, the Baltic Dry Index, or the BDI, a daily average of charter rates for key drybulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, started off at 2,113 on January 2, 2014 and has since decreased to 1,362 as of March 31, 2014 and to 850 as of June 30, 2014.

Charterhire expense was $26.6 million for the six months ended June 30, 2014 relating to the time chartered-in vessels described above. See the Company’s Fleet List below for the terms of these agreements.

General and administrative expense was $15.4 million for the six months ended June 30, 2014. Such amount included $11.3 million of restricted stock amortization (noncash) and the balance primarily related to payroll, directors’ fees, professional fees and insurance.

Results for the Period from March 20, 2013 (date of inception) to December 31, 2013

For the period from March 20, 2013 (date of inception) to December 31, 2013, we had a net loss of $6.3 million, or $0.16 basic and diluted loss per share. During this period, we had no vessels in operation. As such, we had no revenues, voyage expenses or vessel related expenses. General and administrative expense was $5.5 million for the period from March 20, 2013 (date of inception) to December 31, 2013, the majority of which relates to amortization of stock-based compensation and salaries of New York and Monaco based personnel, including our officers. Amortization of stock-based compensation was $3.4 million for the period from March 20, 2013 (date of inception) to December 31, 2013.

Also contributing to our net loss for the period from March 20, 2013 (date of inception) to December 31, 2013 was a $1.1 million foreign exchange loss. Such loss relates to the issuance and sale on September 24, 2013 of 33,400,000 common shares for net proceeds that were denominated in Norwegian kroner (NOK), in Norwegian private placement transactions exempt from registration under the Securities Act which was not settled in U.S. dollars until October 2013.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies.

Revenue recognition

Vessel Revenue. Vessel revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for services provided in the normal course of business, net of discounts, and other sales-related or value added taxes. Vessel revenue is comprised of time charter revenue, voyage revenue and pool revenue.

Time Charter Revenue. Time charter revenue is recognized as services are performed based on the daily rates specified in the time charter contract.

Voyage Charter Revenue. Voyage charter agreements are charter hires, where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified charter rate. Revenue from voyage charter agreements is recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. We do not begin recognizing revenue until a charter has been agreed to by the customer and us, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. We do not recognize revenue when a vessel is off hire. Estimated losses on voyages are provided for in full at the time such losses become evident. In the application of this policy, we do not begin recognizing revenue until (i) the amount of revenue can be measured reliably, (ii) it is probable that the economic benefits associated with the transaction will flow to the entity, (iii) the transactions’ stage of completion at the balance sheet date can be measured reliably and (iv) the costs incurred and the costs to complete the transaction can be measured reliably.

Pool Revenue. Pool revenue for each vessel is determined in accordance with the profit sharing terms specified within each pool agreement. In particular, the pool manager aggregates the revenues and expenses of all of the pool participants and distributes the net earnings to participants based on:

•	the pool points (vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics are taken into consideration); and

•	the number of days the vessel participated in the pool in the period.

We recognize pool revenue on a monthly basis, when the vessel has participated in a pool during the period and the amount of pool revenue for the month can be estimated reliably. We receive estimated vessel earnings based on the known number of days the vessel has participated in the pool, the contract terms, and the estimated monthly pool revenue. On a quarterly basis, we receive a report from the pool which identifies the number of days the vessel participated in the pool, the total pool points for the period, the total pool revenue for the period, and the calculated share of pool revenue for the vessel. We review the quarterly report for consistency with each vessel’s pool agreement and vessel management records. The estimated pool revenue is reconciled quarterly, coinciding with our external reporting periods, to the actual pool revenue earned, per the pool report. Consequently, in our financial statements, reported revenues represent actual pooled revenues. While differences do arise in the performance of these quarterly reconciliations, such differences are not material to total reported revenues.

The following are accounting policies we plan to adopt going forward.

Vessels and depreciation

We record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We depreciate our vessels on a straight-line basis over their estimated useful lives, estimated to be 25 years from date of initial delivery from the shipyard. Depreciation is based on cost less the estimated residual value which is the lightweight tonnage of each vessel multiplied by scrap value per ton. The scrap value per ton is estimated taking into consideration the historical four year average scrap market rates at the balance sheet date with changes accounted for in the period of change and in future periods. We believe that a 25-year depreciable life for our vessels is consistent with that of other ship owners and with its economic useful life. An increase in the useful life of the vessel or in its residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in its residual value would have the effect of increasing the annual depreciation charge. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, or when the cost of complying with such regulations is not expected to be recovered, we will adjust the vessel’s useful life to end at the date such regulations preclude such vessel’s further commercial use. The carrying value of our vessels does not represent the fair market value of such vessels or the amount we could obtain if we were to sell any of our vessels, which could be more or less.

Impairment of long-lived assets

We follow Accounting Standards Codification (“ASC”) Subtopic 360-10, “Property, Plant and Equipment” (“ASC 360-10”), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. If indicators of impairment are present, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value. Various factors including anticipated future charter rates, estimated scrap values, future drydocking costs and estimated vessel operating costs are included in this analysis.

Liquidity and Capital Resources

We were formed for the purpose acquiring and operating latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. As of the date of this prospectus, our Operating Fleet consists of 19 drybulk vessels (of which 18 are vessels that we charter-in and one is a recently delivered Kamsarmax vessel from our Newbuilding Program) and our Newbuilding Program consists contracts for the construction of 79 drybulk vessels with established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $3,070.8 million, including 29 Ultramax vessels, 22 Kamsarmax vessels and 28 Capesize vessels. We also have one time charter-in contract that is scheduled to commence during the first half of 2015. In addition, as part of our growth strategy we may also acquire modern secondhand vessels, or charter in additional vessels. Our business is capital intensive and we intend to pay for these vessels with a combination of proceeds from the issuance of bonds, cash generated from operations, equity capital, and borrowings from commercial banks under one or more secured credit facilities. We anticipate that such credit agreements will bear interest based on LIBOR. We expect to rely on operating cash flows as well as equity offerings and long-term borrowings under secured credit facilities to implement our growth plan and dividend policy. We believe that our current cash balance as well as operating cash flows and available borrowings under our credit facilities, including our $67.5 Million Senior Secured Credit Facility, our $330.0 Million Senior Secured Credit Facility, our $39.6 Million Senior Secured Credit Facility and our Proposed $540.0 Million Senior Secured Credit Facility, will be sufficient to meet our liquidity needs for the next 12 months.

The vessels in our Newbuilding Program are expected to be delivered to us between the third quarter of 2014 and the third quarter of 2016. These construction projects are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant cost overruns or delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel.

As of June 30, 2014, we have made total yard payments in the amount of $764.1 million and we have remaining yard installments in the amount of $2,338.8 million before we take delivery of the vessels. We had, as of June 30, 2014, a cash balance of $346.0 million to fund future newbuilding commitments, however, a significant portion of our remaining commitments are currently unfunded. If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to acquire these newbuilding vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. If for any reason we fail to make a payment when due, which may result in a default under our newbuilding contracts, or otherwise fail to take delivery of our newbuild vessels, we would be prevented from realizing potential revenues from these vessels, we could also lose all or a portion of our yard payments that were paid by us and we could be liable for penalties and damages under such contracts.

In addition, in the event the shipyards do not perform under their contracts and we are unable to enforce certain refund guarantees with third party banks for any reason, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Equity Private Placements

Upon our formation in March 2013, we issued 1,500 common shares to SSH. Between July 1, 2013 and July 16, 2013, we issued and sold 31,250,000 common shares, par value $0.01 per share, for net proceeds of $242.8 million; on September 24, 2013, we issued and sold an additional 33,400,000 common shares for net proceeds of $290.5 million; and on October 31, 2013, we issued and sold an additional 32,590,411 common shares for net proceeds of $291.0 million, in Norwegian private placement transactions exempt from registration under the Securities Act.

Initial Public Offering

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. We received net proceeds of $326 million, in aggregate, which was used to fund newbuilding vessel capital expenditures.

Credit Facilities

For a description of our $67.5 Million Senior Secured Credit Facility, our $330.0 Million Senior Secured Credit Facility, our $39.6 Million Senior Secured Credit Facility, and our Proposed $540.0 Million Senior Secured Credit Facility, including the loan covenants thereto, please see the section herein entitled “Description of Other Indebtedness.”

Dividend Policy

Initially, we do not intend to pay dividends to the holders of our common shares but rather to invest our available cash in the growth of our fleet and development of our business. We will continue to assess our dividend policy and our board of directors may determine it is in the best interest of the Company to pay dividends in the future. Upon the delivery of a larger number of the vessels in our Newbuilding Program and depending on prevailing charter market conditions, our operating results and capital requirements and other relevant factors, our board of directors will re-evaluate our dividend policy. Please see the section of this prospectus entitled “Dividend Policy.”

Contractual Obligations

The following table sets forth our estimated current contractual obligations as of June 30, 2014, for our newbuilding commitments through the expected delivery dates of the vessels and vessels that we have time chartered-in.

(in millions of U.S. dollars)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Vessels Under Construction (1)	$785.0	$1,553.7	$-	$-
Time Charter-in Commitments (2)	61.2	55.9	5.5	-

(1)	These are estimates only and are subject to change as construction progresses.
(2)	Excludes option periods and time charters-in that are based on floating rates.

This table does not include (i) vessel management fees and expenses, which will be incurred starting with the delivery of the first vessel we time chartered-in and (ii) payments that we expect to make under our credit facilities on which we have not yet drawn down.

Off-Balance Sheet Arrangements

We are committed to make payments for our vessels that we time charter-in. The future minimum rental payments under these vessels that we have time chartered-in are disclosed above in the table under “Contractual Obligations.”

THE DRY BULK SHIPPING INDUSTRY

Except as otherwise indicated, the statistical information and industry and market data contained in this section (the DATA) is based on or derived from statistical information and industry and market data collated and prepared by SSY Consultancy & Research Ltd (“SSY”). The data is based on SSY’s review of such statistical information and market data available at the time (including internal surveys and sources, independent financial information, independent external industry publications, reports or other publicly available information). Due to the incomplete nature of the statistical information and market data available, SSY has had to make some estimates where necessary when preparing the data. The data is subject to change and may differ from similar assessments obtained from other analysts of shipping markets. Whilst reasonable care has been taken in the preparation of the data, SSY has not undertaken any independent verification of the information and market data obtained from published sources.

Industry Overview

Dry bulk shipping mainly comprises the shipment of minerals (such as iron ore and coal), other industrial raw materials and various agricultural products. Of these, the major cargoes are iron ore, coal and grain. The remaining minor bulk cargoes include steel products, bauxite/alumina, nickel ore, cement, petroleum coke, forest products, fertilizers and non-grain agricultural products (e.g. sugar).

Charterers in the dry bulk shipping industry range from cargo owners (such as mining companies and grain houses) to end-users (such as steel producers and power utilities) and also include a number of different trading companies and ship operators.

In 2013 total international seaborne dry bulk trade reached an estimated new annual record of 3.97 billion tonnes. This was up by an estimated 7.1% from 2012 and above the compound annual average growth rate (CAGR) from 2009 to 2013, during which time total annual trade rose by an estimated 33.0%. With the exception of 2009, when the global economy was in recession, seaborne dry bulk trade has recorded positive annual growth in every year since 1998.

World Seaborne Dry Bulk Trade

(million tonnes)

Cargo/Year	2008	2009	2010	2011	2012	2013	2008-13% Growth	CAGR
Major Bulks	1998	2109	2326	2464	2607	2803	40%	7%
Iron Ore	847	939	1036	1107	1138	1240	46%	8%
Coal	829	849	958	1020	1117	1197	44%	8%
Grains	321	321	332	338	352	366	14%	3%
Minor Bulks	985	868	977	1058	1096	1162	18%	3%

Total	2983	2977	3303	3523	3703	3965	33%	6%

Totals may not add due to rounding

While only partial dry bulk trade data are available for the first half of 2014, when aggregated they show further positive year-on-year growth, albeit unevenly distributed between the various dry bulk cargo types, as described below.

Cargo Types

Iron ore: The key raw material for steelmaking, iron ore trade has surged in recent years on the back of unprecedented Chinese import demand to be the single largest seaborne dry bulk cargo, totalling an estimated

1,240 million tonnes (Mt) in 2013. This was up by 9% on the 2012 total, 46% higher than in 2008 and 132% above the corresponding total in 2003. In addition to China, which as described elsewhere in this section has become the dominant importer accounting for approximately two-thirds of seaborne imports in 2013, the main import markets for iron ore are Japan, Western Europe and South Korea. Exports are dominated by Australia and Brazil, which together account for over 75% of the seaborne market. Other exporters include Canada, India, South and West Africa. A majority of iron ore cargoes are carried by Capesize vessels given the favourable unit economics, but such is the diversity of iron ore supply sources to China – with 17 different countries supplying five Mt or more of iron ore to China in 2013, according to PRC customs statistics – that there are also employment opportunities in the smaller vessel sizes.

Trade growth in the first half of 2014 was, however, focused on the key Capesize load areas of Australia and Brazil, with their exports approximately 20% higher than in the same period of 2013, according to government data.

Coal: At an estimated 1,197 million tonnes in 2013, global seaborne coal trade has expanded at a CAGR of 8% between 2008 and 2013. It is comprised of two main categories: (1) steam coal (which is chiefly used for electricity generation, but also by industrial users, such as the cement industry) and (2) coking coal (a key input for blast furnace steelmaking). Traditionally dominated by import demand from Japan and Western Europe, the past five years have seen China and India emerge as key drivers of incremental world import growth. The leading exporter of coking coal is Australia, followed by the US and Canada.

Indonesia is the largest exporter of steam coal, ahead of Australia, the former Soviet Union, Colombia, South Africa and the US. Within the past ten years, China has been transformed from one of the world’s major steam coal exporting nations to the single largest importer, such has been the strength of the country’s domestic demand for power generation. Indian imports have also grown rapidly during the past five to ten years to surpass those of Taiwan, South Korea and Japan. Western Europe remains a major import market, while Latin America has grown in importance as a coal import generator. Although investments in new port facilities have enabled the participation of Capesize vessels in the Asia-led coal trade growth in recent years, it has chiefly benefitted demand for Panamax and Handymax type vessels.

Available export data for the first half of 2014 indicate a year-on-year decline of approximately 2% in global seaborne coal trade, chiefly due to some softening in import demand from China and several European countries.

Grains: Seaborne grain trade, which totalled approximately 366 Mt in 2013, is comprised of wheat, coarse grains (corn, barley, oats, rye and sorghum) and soyabeans/meal. Compared with the mineral cargoes, grains have generated slower, but still positive rates of annual trade growth over the past five years with an estimated CAGR of 3%. The grain trades do, however, remain an important source of freight market volatility due to both the seasonality of export flows and year-on-year variations in crop surpluses and deficits. For example, improved harvests in the US and Black Sea region were key to the estimated 21% year-on-year growth in combined shipments from the main grain exporting areas in the first half of 2014.

Soya is the largest of the three main categories of grain trade with the US, Brazil and Argentina the leading export countries. The principal markets are in Europe and Far East Asia with China the world’s single largest soyabean importer. Shipments are dominated by Panamax and Handymax vessels. Wheat and coarse grains are also primarily carried by mid-size vessels with the US, Canada, Russia, Ukraine, Argentina, Australia and the EU the main exporting regions. In addition to Far East Asia and Europe, the Middle East, Africa and Latin America are all significant import markets.

Minor Bulks: A diversity of cargo types are covered under this heading with different sets of demand drivers. Nevertheless, together at more than 1 billion tonnes per annum these trades represent a major source of employment for the smaller Handysize and Handymax vessels. Several minor bulk cargoes, including steel products and cement suffered an especially severe decline in trade volumes during the global financial crisis. The subsequent recovery in overall minor bulk trade volumes to an estimated all-time high in 2013 has been shaped by some different drivers than during the pre-2008 period, with a greater emphasis on Chinese imports of industrial raw materials, such as bauxite and nickel ore. The estimated CAGR for minor bulk volumes for the period from 2008 to 2013 was 3%.

A key development for the minor bulk trades in 2014 has been the implementation of export restrictions on unprocessed mineral ores by the Indonesian government in January, which have effectively banned the country’s exports of bauxite and nickel ore (which totalled a combined 121 Mt in 2013). In contrast, the first half of 2014 saw a positive contribution to minor bulk trade from steel products, where the combined exports from China, Japan, South Korea, Brazil and the EU were 15% higher than during the same period in 2013.

Demand for Dry Bulk Shipping

Dry bulk trade is a function of levels of a) economic activity, b) the industrialization/urbanization of developing countries, c) population growth (plus changes in dietary habits) and d) regional shifts in cargo supply/demand balances (e.g. due to the development of new export/import capacity or depletion/development of mineral reserves). The distances shipped chiefly reflect regional commodity surpluses and deficits. Generally, the more concentrated the sources of cargo supply, the greater the average distance shipped.

Ship demand is determined by the overall volumes of cargo moved and the distance that these are shipped (i.e. tonne-mile demand), as well as changes in vessel efficiency. These changes may be caused by such factors as (1) vessel speed (in the high fuel cost/low freight rate environment of recent years, there has been an incentive for shipowners to reduce speed and so lower fuel consumption); (2) port delays (which have been a common occurrence in the last ten years as inland and port logistics in several key export areas have struggled to meet surging global demand) and (3) laden to ballast ratios - i.e. how much time vessels spend sailing empty on re-positioning voyages (ballasting has also been on the increase over the last ten years due to the widening imbalance in cargo flows between the Atlantic and Pacific Basins).

World seaborne dry bulk trade followed a steady underlying upward trend during the 1980s and 1990s. Compound annual average growth in the major dry bulk cargoes over this period was an estimated 2.5%, before accelerating sharply to 6.3% in the decade from 2000-09 and to an estimated 7.4% in 2010-13.

Both the growth in dry bulk trade volumes since the global financial crisis of 2008/09 and the preceding acceleration in the underlying rate of expansion in cargo movements were primarily due to the rapid industrialization and urbanization of China. From approximately 130 Mt in 2000, Chinese dry bulk imports had increased more than ten-fold by 2013, as illustrated in the accompanying chart. Such an expansion has been facilitated by investments in new mining and port facilities in key exporting areas around the world in response to Chinese-driven rises in commodity prices.

Chinese customs data show that the country’s dry bulk imports increased by 169 Mt in 2013 to a new annual record of 1,473 Mt. Corresponding import statistics for the period January-July 2014 annualize at 1,528 Mt, or 3.7% above last year’s total.

The table below provides a more detailed comparison of China’s dry bulk imports between 2008 and 2013, together with annualized data for 2014. It confirms iron ore’s role as the leading source of import growth. This reflects not only increases in domestic steel production (and, therefore, iron ore consumption) to meet the needs of an industrializing and urbanizing economy, but also the substitution of higher-quality imported iron ore for lower-quality domestic supplies. This growth has mainly been to the benefit of Capesize vessels, hauling cargoes from West Australia and Brazil.

The table also highlights high rates of growth across a range of other cargoes between 2008 and 2013, such as coal, grains and some of the key minor bulks. Indonesia and Australia are the primary sources of Chinese coal imports, while in the grain trades increased Chinese demand for soyabeans from Latin America and the US has boosted tonne-mile demand for Panamax and Supramax vessels.

Indonesia had been the dominant supplier of bauxite and nickel ore to China until January 2014’s export restrictions. With Chinese buyers struggling to find alternative supplies from elsewhere and drawing on inventories accumulated over the course of 2013, the country’s total imports of both bauxite and nickel ore have fallen sharply. This is illustrated in the table’s final column, which highlights how this year’s growth in China’s dry bulk imports has been dominated by iron ore and, to a lesser extent, grains.

Chinese Dry Bulk Imports (Million Tonnes)

	2008	2013	CAGR	2014a
Iron Ore	444.0	820.3	+13%	929.5
Steel Products	15.7	14.6	-1%	14.8
Coal*	45.8	327.1	+48%	315.5
Bauxite/alumina	30.6	75.4	+20%	44.8
Grains	39.4	78.0	+15%	91.2
Fertilizer	6.3	7.9	+5%	9.5
Other**	47.1	149.5	+26%	122.9

Total of above	628.9	1472.8	+19%	1528.2

*	Includes lignite
**	Includes mineral ores (e.g. nickel), pulp/woodchip and petroleum coke.
Source:	Chinese Customs

Outside of China, most of the additional growth in dry bulk cargo import demand during the past five to six years has been generated by other Asian economies. For example, Indian coal imports are estimated to have risen from 62 Mt in 2008 to 183 Mt in 2013, reflecting the strength of demand from electricity generators and the cement and steel industries. Although India has added several Capesize coal import terminals in recent years, a majority of the coal cargoes arriving in the country are shipped by Supramax, Panamax and Kamsarmax vessels. More established Asian import markets, such as South Korea, have also contributed to the region’s import growth with the increase in Korean imports of coal and iron ore between 2008 and 2013 (of 41 Mt) more than offsetting the corresponding decrease in Japanese imports (of approximately 5 Mt).

In contrast, European mineral imports have staged only a partial recovery from their cyclical lows in 2009 and have remained below their 2007 totals, partly due to the ongoing financial crisis in the Eurozone. Consequently, Far East Asia’s share of world seaborne major bulk imports is estimated to have climbed above 75% by 2013 from approximately 60% in the middle of the last decade and 50-55% in 2000.

As a result, fastest dry bulk trade growth has been seen within the Pacific Basin, which has been supplemented by increases in fronthaul trade from the Atlantic to the Pacific (chiefly iron ore on Capesize vessels and grains on Panamaxes and Supramaxes).

Fleet

The cargoes outlined above are predominantly carried by dry bulk carriers of more than 10,000 dwt. Dry bulk carriers are single-decked ships that transport dry cargoes in “bulk” form (i.e. loose within cargo holds, rather than in bags, crates or on pallets). As of mid-August 2014, the total fleet of 10,000+ dwt dry bulk carriers numbered approximately 9,956 vessels of 737.9 million deadweight (Mdwt).

This fleet is divided into four principal size segments: Handysize (10-39,999 dwt), Handymax (40-64,999 dwt), Panamax (65-99,999 dwt) and Capesize (100,000+dwt). Aside from size, the main distinction between dry bulk vessel types is whether they are geared (i.e. equipped with cranes for loading/discharge) or gearless. The main characteristics of these four vessel types are summarized below, while the accompanying table summarizes the current structure of the fleet by age and size. It shows that in terms of deadweight capacity, the Capesize sector is the largest with 41.0% of the mid-August 2014 total, followed by Panamaxes at 25.7%, Handymaxes at 21.9% and Handys at 11.4%.

Handysize (10,000-39,999dwt): These ships carry the widest range of cargoes of any dry bulk size segment and are the most dependent on the minor bulks for employment. They are usually equipped with cargo-handling gear (cranes or derricks) and are widely used on routes to and from draft-restricted ports that a) cannot receive larger ships and b) often lack their own land-based cargo-handling equipment. Many such loading or discharge facilities are located in developing nations. Due to the limited scale economies that these vessels offer, compared to larger tonnage, many of these ships are extensively employed on intra-regional, shorter-haul trades. Special designs of ship are associated with the carriage of such cargoes as steel products and logs (i.e “open-hatch” and “log-fitted” vessels); while some variation also exists in terms of cargo-handling equipment, e.g. “grab-fitted” tonnage possessing scoops that facilitate easier unloading of certain cargo types.

Handymax (40,000-64,999dwt): This segment of the dry bulk carrier fleet contains three distinct sub-categories – the traditional Handymax size (40-49,999dwt), the Supramax size (50-59,999dwt) and the Ultramax size (60-64,999 dwt). There are some Ultramax newbuilding designs of above 65,000 dwt, but as these are much fewer in number than existing gearless vessels of 65-69.9 kdwt, they currently fall in SSY’s Panamax size range. Despite their increased size, these vessels retain a high degree of trading flexibility as their cargo gear enables them to load and/or discharge at ports with limited facilities. They are more widely deployed on longer-haul routes than Handysizes (due to the greater scale economies that they offer). Whereas the traditional Handymax types have gained market share from the sub-40,000 dwt fleet of Handysizes over the past twenty years, the new generation of Supramax and Ultramax vessels are also competing for business on Panamax routes (e.g. grains from Latin America).

Panamax (65-99,999 dwt): The strict definition of a Panamax bulk carrier is a ship able to transit the Panama Canal fully laden. However, in recent years this definition has become blurred as (1) only a minority of the vessels in this size range pass through the Panama Canal in any twelve-month period and (2) shipyards have developed new designs in anticipation of the Panama Canal’s expanded dimensions from late 2015/early 2016 onwards. At present, the Panama Canal can accommodate ships of maximum beam (i.e. extreme vessel breadth) of 32.3 metres, maximum length overall (LOA) of 294.1m and maximum draft of 12m tropical fresh water (TFW). Post-enlargement, these limits will increase to 49m beam, 366m LOA and 15.2m TFW draft. For the aforementioned reasons our fleet definition stretches from 65,000 to 99,999 dwt, encompassing three main sub-types: traditional Panamaxes (70-79,999 dwt), Kamsarmaxes (82/83,000dwt, which are currently the largest bulk carrier to transit the Panama Canal fully laden) and post-Panamaxes (85-99,999 dwt). The baseload demand for these vessel types is provided by coal and grain cargoes, although they also participate in a number of other trades (including iron ore, bauxite and fertilizers). Only a small minority of vessels in this size range are equipped with cargo gear as most of the ports served have well developed cargo loading or discharge terminals.

Capesize (100,000+dwt): These ships are almost exclusively deployed on the iron ore and coal trades, which benefit most from their scale economies. There are three main sub-types: small Capes (100-119,999 dwt), standard Capes (160-209,999 dwt, which are mainly concentrated between 170,000 dwt and 180,000 dwt, but also include Newcastlemaxes of 200-209,999 dwt) and Very Large Ore Carriers (220,000 dwt and above).

Dry Bulk Carrier Fleet by Size/Age (Million Dwt):

As at mid-August 2014

Built/Dwt	10-39,999	40-64,999	65-99,999	100,000+	Total
Pre-1990	12.1	7.9	4.9	3.4	28.3
1990-94	3.3	5.7	9.3	25.4	43.8
1995-99	9.7	15.8	22.1	27.5	75.1
2000-04	7.8	19.3	25.4	26.4	78.9
2005-4-09-	13.8	33.4	34.6	59.5	141.2
2010-14	37.7	79.2	93.4	160.4	370.7

Total Fleet	84.4	161.3	189.7	302.5	737.9

Avg Age	11 Yrs	8 Yrs	8 Yrs	8 Yrs	8 Yrs

Totals may not add due to rounding

Ownership

Unlike other specialist areas of the world shipping fleet, ownership in the dry bulk segment is highly fragmented, with SSY’s database showing approximately 2,000 different owners. The largest 50 owners account for approximately 36-37% of the total dry bulk carrier fleet in terms of deadweight carrying capacity, but this includes a large number of Chinese-flagged vessels that will trade on domestic, as well as international, routes.

While such analysis tends to understate levels of market concentration, due to the operation of vessel pools and chartered in fleets, the dry bulk segment is sufficiently competitive to ensure that vessel spot market earnings are extremely responsive to fluctuations in the supply/demand balance – both globally and regionally.

Supply of Dry Bulk Shipping

The supply of dry bulk carriers is fundamentally determined by the delivery of new vessels from the world’s shipbuilding industry and the removal of older vessels, mainly through demolition.

Newbuilding deliveries not only reflect the demand from shipowners for new tonnage, but also available shipyard capacity. Following a sharp upswing in demand for new vessels in all of the main sectors of the commercial shipping industry during the last decade, and an accompanying rise in shipbuilding prices to record levels in 2007/8, there was a massive China-led expansion in world shipbuilding capacity. In the case of the dry bulk sector, annual newbuilding deliveries surged from 24.4 Mdwt in 2008 (and an average of 19.1 Mdwt p.a. in 2000-07 inclusive) to 44.2 Mdwt in 2009, 79.7 Mdwt in 2010 and a peak of 99.4 Mdwt in 2012.

The resulting impact on freight market balances and vessel earnings, as described elsewhere in this section, led to sharply reduced levels of dry bulk carrier ordering in 2011 and 2012, which started to be reflected in a slower pace of newbuilding deliveries in 2013. At 61.2 Mdwt, last year’s annual total for newbuilding deliveries was the lowest since 2009, with the slowdown maintained into 2014 as deliveries of 31.6 Mdwt from January-July were 22% below the same period in 2013.

There was, however, a revival in dry bulk carrier newbuilding investments during 2013, which has continued in 2014 and reversed the downward trend in the newbuilding orderbook. These orders have been focussed on new, more fuel efficient ship designs, where shipyard descriptions offer significantly lower fuel consumption compared with existing vessels through a combination of new technology main engines and refinements of hull forms.

The rising costs of bunker fuels over the past five to ten years are illustrated in the accompanying chart, which is based on the Supramax vessel specifications used by the Baltic Exchange (30 tonnes per day at 14.0 knots laden/14.5 knots ballast) and estimated bunker prices in Singapore. This shows an increase at sea, at full speed, from approximately $5,000/day in 2003 to approximately $20,000/day in 2012. There has been some moderation in bunker prices since 2012, but vessel fuel costs remain at historically high levels. Furthermore, we would stress that (1) there is a wide variance in individual vessel fuel consumptions, even within the same size segments, and (2) that, as described earlier in this section, vessels have been operating at slower speeds in order to lower their daily fuel consumption and costs.

The accompanying table summarizes the confirmed dry bulk carrier orderbook as of mid-August 2014, by vessel size and scheduled year of delivery. These delivery dates can be subject to delay, with actual deliveries in recent years significantly lagging scheduled totals. For example, 2013 deliveries were an estimated 35% below the scheduled total as at 1st January 2013. At an estimated 156.4 Mdwt, the total tonnage on order represents approximately 21.2% of the existing fleet. This compares with 18.7% at the end of 2013, but remains far below the end-year highs of 56.0% in 2007, 57.2% in 2009 and 67.5% in 2008, as illustrated in the accompanying chart.

Dry Bulk Carrier Newbuilding Orderbook by Size Range (Million Dwt):

As at mid-August 2014

Delivery	10-39,999	40-64,999	65-99,999	100,000+	Total
2014	3.0	7.3	5.9	9.9	26.0
2015	8.0	19.7	14.1	26.5	68.2
2016	3.1	12.2	8.7	27.1	51.1
2017+	1.0	2.6	2.1	5.6	11.2

Total	15.0	41.7	30.7	69.0	156.4

% of Fleet	17.8%	25.9%	16.2%	22.8%	21.2%

Totals may not add due to rounding

Typically dry bulk carriers are scrapped between the ages of 25 and 30 years. Since the beginning of 2013, the average age of Handysize vessels scrapped has been 30 years, for Handymax 27 years, for Panamax 24-25 years and for Capes 23-24 years. However, demolition is not simply a function of the fleet’s age profile. Several factors will influence an owners’ decision on whether to scrap older vessels, notably (1) actual and anticipated returns from the charter market, (2) the relative running costs of the vessel and (3) prospective expenditure at classification society surveys. For much of the decade 2000-09, returns from the dry bulk charter markets supported continued investment in vessel life extension and scrapping volumes fell to minimal levels. This, however, ensured an accumulation of older tonnage in the fleet and, as a result, demolition proved extremely responsive to a deterioration in freight market conditions. For instance, deletions from the dry bulk fleet rose from 3.5 Mdwt in 2008 to 14.7 Mdwt in 2009 and a new annual record of 35.1 Mdwt in 2012. Deletions in 2013 dropped to an estimated annual total of 21.7 Mdwt (which was still the third highest year on record) and were running at an annualized rate of 14.5 Mdwt in January-July 2014.

As the accompanying chart illustrates, record volumes of ship demolition did not prevent a marked acceleration in the rate of dry bulk carrier fleet supply growth. From 6-7% p.a. in 2005-08, net fleet growth leapt to 9.1% in 2009 and 16.6% in 2010 with further years of double-digit percentage growth following in 2011 and 2012, before slowing to approximately 5.8% in 2013 and an annualized 5.5% in the first seven months of 2014.

Demolition did, however, contribute to the uneven development of dry bulk carrier fleet supply over the past five to six years. In particular, the removal of elderly Handysize vessels, combined with the relatively modest newbuilding program in this sector compared with the other sizes, ensured that the 10-39,999 dwt fleet grew at an estimated CAGR of just 1.9% between 2008 and 2013, compared with 10.3% for 40-64,999 dwt Handymaxes, 11.9% for 65-99,999 dwt Panamaxes and 15.1% for 100,000+ dwt Capes. By comparison, in the first seven months of 2014, the annualized rate of growth in the Capesize fleet was 5.3%, behind Panamaxes at 7.7%, while the Handymax and Handysize fleets grew at 5.0% and 2.5%, respectively.

Since the end of 2008, the Handysize sector’s share of total dwt capacity has fallen from an estimated 18% to 11.4% in mid-August 2014. By contrast, the share accounted for by 100,000+ dwt Capes has risen from 34.6% to 41.0% over the same period. The 65-99,999 dwt Panamax sector recorded a modest increase in its share, from 24.6% to 25.7%, and the 40-64,999 dwt Handymax sector recorded modest decline, from 22.8% to 21.9%.

Despite the demolition of recent years, there remains 28.3 Mdwt of ships aged 25 years or older in the current dry bulk carrier fleet, with a further 43.8 Mdwt aged 20-24 years. Existing pre-1990 built ships are heavily concentrated in the Handysize and Handymax fleets, yet both the Capesize and Panamax sectors contain substantial concentrations of tonnage in the 20-25 year age range. As a result, 20+ year old vessels account for 18.3% of total Handysize dwt capacity, compared with 8.4% of Handymaxes, 7.5% of Panamaxes and 9.5% of Capes.

Charter Market & Freight Rates

The chartering of dry bulk vessels can take several different forms, the most typical of which are summarized below.

a)	Single voyage (“spot”) charter

This involves the hire of a vessel for just one stipulated voyage, carrying a designated quantity of a named commodity. For most such charters, an individual ship is specified that will carry out the voyage to be undertaken. The terms of the agreement between the charterer and vessel owner usually defines the port (or ports) of cargo loading and discharge, the dates between which the cargo is to be loaded and the cargo-handling terms. The vessel owner will receive from the charterer a mutually agreed payment (normally quoted as a US$ per ton freight rate). In return, the shipowner pays all voyage expenses (e.g. the costs of fuel consumed on the voyage, plus port expenses), all operating costs (e.g. insurance and crewing of the vessel) and capital expenses (i.e. the servicing of any mortgage debt on the ship).

b)	Contract of affreightment (“COA”)

Under a COA, the vessel owner and charterer agree terms for the carriage of a designated volume of a given commodity on a specified route (or routes), with such shipments being carried out on a regular basis. The agreement does not normally identify an individual ship that will be used to fulfil its terms but includes more general specifications on the vessels to be used (e.g. maximum age). Under the terms of a COA, freight is normally paid on an agreed US$ per ton basis, with the vessel owner then meeting all voyage, operating and capital costs incurred in the execution of such a charter.

c)	Time charter

Under a time charter, the charterer takes the ship on hire for either (1) a trip between designated delivery and re-delivery positions or (2) for a designated period (e.g. twelve months). The freight rate agreed between the shipowner and charterer is in terms of a daily hire rate (in US dollars), rather than as a US$ per ton figure. For longer term period charters, this may escalate at a rate mutually agreed between vessel owner and charterer. Under the terms of such charters, the vessel owner meets the ship’s operating and capital costs, with the charterer paying all variable voyage expenses (mainly fuel costs, plus port and canal dues). In addition, and unless otherwise stipulated in the charter agreement, the period charterer is able to trade the vessel to and from whichever loading and discharge ports that they choose, carrying whichever cargoes they prefer.

d)	Bareboat charter

Under a bareboat charter, the vessel owner effectively relinquishes control of their ship to the charterer (usually for a period of several years). The shipowner receives an agreed level of remuneration (which may again escalate at a mutually agreed rate) for the duration of the charter and remains responsible for the vessel’s capital costs. In return, the charterer assumes total control of the vessel, thereby becoming responsible for operating the ship and meeting all costs of such operation (e.g. crewing, repairs and maintenance), as well as the direct voyage expenses incurred (i.e. fuel costs, port expenses, etc) when it is trading.

Freight Rates

Freight rates are determined by the balance of tonnage demand and tonnage supply. Primarily as the result of record newbuilding deliveries, fleet utilization rates have dropped sharply from the peak levels of 2007, as illustrated by movements in key freight market indicators.

Given the diversity of routes and cargoes traded by the dry bulk fleet, freight market measures tend to focus on average worldwide spot earnings (expressed in US$/day). The most recognized of these measures are published on a daily basis by the Baltic Exchange in London. In addition to global averages for standard designs of Handysize (28,000 dwt), Supramax (52,450 dwt), Panamax (74,000 dwt) and Capesize (172,000 dwt) vessels, together with a number of component routes, the Baltic Exchange also publishes a daily composite Index for the entire dry bulk market (the BDI or Baltic Exchange Dry Index). The Baltic Exchange Capesize Index has been based on a 180,000 dwt design since May 6, 2014, but for a transitional period daily assessments are also being published for the previous 172,000 dwt vessel description.

From its all-time high of almost 12,000 points in May 2008, just prior to the global financial crisis, the BDI fell to below 700 points in December of the same year. After partial recovery in 2009, negative pressure on freight markets returned under the weight of sustained fleet supply growth. At 920 points in 2012, the BDI’s annual average was the lowest since the 1980s. The corresponding 2013 level was 1,206 points, but this annual average obscured sharp differences between the first and second halves of 2013. From its lowest quarterly average since 1986 in the first quarter of 2013 (796 points), the BDI rose to its highest quarterly average for two years in the fourth quarter of 2013 (1,854 points) against the background of sharply reduced fleet supply growth and new peaks for dry bulk trade.

Volatility remains a feature of dry bulk spot markets due, in part, to fluctuations in cargo availability (such as Indonesian bauxite and nickel ore) and port congestion, as well as shifts in patterns of import demand. In the year to date, the BDI has ranged between 2,113 and 723 points, averaging 1,097 points, which is 21% higher than during the same period in 2013.

The first of the accompanying charts traces developments in representative twelve month time charter rates for the four main sizes from January 2002 to mid-August 2014, encompassing the all-time highs in vessel earnings and the subsequent slump in rates. The second chart looks in more detail at developments since the beginning of 2009. It shows that during the first quarter of 2014, Capesize period rates had strengthened to their highest levels since 2010, whereas Panamax and Supramax period rates were at their firmest since 2011. Despite some subsequent softening, they remain above the corresponding levels of a year ago in all four sizes. These are based on existing modern (i.e. under ten years of age) vessels. Within these individual size ranges, period rates will vary according to such factors as vessel age, size, fuel consumption and yard of build.

Although both charts show the extent to which vessel earnings in the different size ranges move broadly in tandem, they also highlight that the sharpness of market rises and falls vary in degree. Those size groups that carry the narrowest range of cargoes - or which are employed on the least number of routes - tend to experience the greatest variations in charter rates. Hence, in the dry bulk shipping sector, earnings of Capesizes have been prone to fluctuate to a far greater degree than those of smaller vessels. It appears that as the average size of Capesize has increased, so has its relative volatility compared with the other sizes.

A feature of recent freight market downswings has been the relative resilience of earnings in the Handymax and Handysize sectors compared with the larger vessel sizes. This can be partly attributed to the greater trading versatility offered by the cargo gear on Handymax types, but also relative rates of fleet supply growth.

Asset Values

In addition to the global balance between the demand for new vessels and available shipbuilding capacity, newbuilding prices are also influenced by changes in vessel construction costs, due to such factors as movements in steel plate prices or exchange rates against the US dollar in key shipbuilding nations (principally China, Japan and South Korea).

A higher US dollar cost base helps to explain why oversupplied shipbuilding markets did not return newbuilding prices to their previous historic lows. For example, Panamax bulk carrier newbuilding prices in Japan fell from $56 million in the third quarter of 2008 to $29 million in the final quarter of 2012, which compares with an estimated $20 million in the first quarter of 2002. By the end of 2013 Japanese prices had climbed to a 38-month high of $35 million, chiefly as the result of recovering newbuilding demand, and remained at similar levels in the first seven months of 2014.

Secondhand values are primarily shaped by actual and anticipated earnings, newbuilding replacement costs (which are relevant for modern vessels) and residual scrap value (more relevant for older units). To an extent, prices are also influenced by the availability and cost of ship finance, as this will help to determine whether investors are able to realise their demand for new or secondhand vessels.

The accompanying charts compare the development of representative newbuilding, five and ten year old secondhand prices for Handysize, Handymax, Panamax and Capesize vessels since 2002. Individual vessel prices will vary according to such factors as specific size, age, cargo gear, yard of build and fuel consumption. Following the pattern of the charter markets, prices peaked between mid-2007 and mid-2008. Such was the shortage of shipbuilding capacity during that period - with a lengthening lead time between contracting and delivery - that demand for existing vessels with prompt delivery briefly created the abnormal situation in which secondhand vessels were priced at a premium to newbuildings.

Consequently, the percentage decline in secondhand prices from their peaks was more severe than for newbuildings. Nevertheless, prices did not fall back to their 2002 lows but instead showed a firmer trend from the beginning of 2013 to March 2014, during which time five year old values rose by an average of approximately 50%, led by a 60-70% increase in Capesize prices. The onset of weaker spot and period charter rates during the second quarter of 2014 began to erode secondhand values with five year old prices declining by an average of 10-15% between the end of March and the end of July. However, in all four of the main dry bulk sizes, secondhand values remain above their corresponding levels twelve months ago.

BUSINESS

History and Development of the Company

Scorpio Bulkers Inc. was established on March 20, 2013 under the laws of the Republic of the Marshall Islands. In July 2013, we issued and sold 31,250,000 common shares (including 1,500 common shares issued in connection with our formation) for net proceeds of $242.8 million in the July 2013 Private Placement; in September 2013, we issued and sold an additional 33,400,000 common shares for net proceeds of $290.2 million in the September 2013 Private Placement; and in October 2013, we issued and sold an additional 32,590,411 common shares for net proceeds of $291.0 million in the October 2013 Private Placement. In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in Norwegian equity private placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act of 1933, as amended, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%. On July 31, 2014, we delisted from the Norwegian OTC. Our common shares currently trade on the New York Stock Exchange under the symbol “SALT.”

Following the completion of this offering, we expect to have in excess of $233.4 million of available cash. As of June 30, 2014, we have paid a total of $764.1 million in initial installment payments due under our shipbuilding contracts for our Newbuilding Program. We plan to finance the remaining contractual commitments of $2,338.8 million with all or substantially all of the net proceeds received from this offering, cash on hand, cash flows from operations, borrowings under committed and proposed new secured credit facilities, and, subject to favorable market conditions, from the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us. We cannot assure you that we will be successful in obtaining the financing necessary to fund all of our remaining contractual obligations under our shipbuilding contracts or will be able to take delivery of all the vessels we have agreed to acquire.

Our intention is to acquire additional latest generation drybulk carriers with fuel-efficient vessel specifications and carrying capacities of greater than 30,000 dwt, either directly from shipyards or from owners with existing newbuilding vessel contracts. We may also acquire secondhand vessels that meet our stringent vessel specifications. The timing of these vessel acquisitions will depend on our ability to identify suitable vessels on attractive acquisition terms. Although we may have the capacity to obtain additional financing, we intend to maintain moderate levels of leverage of not more than 60% of the value of our vessels collateralizing our indebtedness on a consolidated basis.

Business Overview

We are a newly formed international shipping company focused on acquiring and operating the latest generation newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than

30,000 dwt. We believe that it is an opportune time to acquire these vessels because acquisition costs for these vessels are currently near the lowest average levels of the past 10 years. In addition, we believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Our fleet transports a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus, our operating fleet consists of 19 drybulk vessels, of which 18 are vessels that we charter-in and one is a recently delivered Kamsarmax vessel from our Newbuilding Program, with an aggregate carrying capacity of approximately 1.5 million dwt, which we refer to as our Operating Fleet. We also have one time charter-in contract that is scheduled to commence during the first half of 2015 and contracts for the construction of 79 newbuilding drybulk vessels at established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $3,070.8 million, including 29 Ultramax vessels, 22 Kamsarmax vessels and 28 Capesize vessels, each with a carrying capacity of between 60,000 dwt and 180,000 dwt and an aggregate carrying capacity of approximately 8.6 million dwt. We refer to these newbuilding vessels as our Newbuilding Program. We expect to take delivery of the vessels in our Newbuilding Program as follows: one vessel in 2014, 42 vessels in 2015 and 36 vessels in 2016. Until we have taken delivery of a larger number of the vessels in our Newbuilding Program, we do not anticipate earning a material amount of revenues from our operations.

Our primary objective is to profitably grow our business and increase shareholder value by focusing on latest generation drybulk carriers. We intend to leverage the relationships, expertise and reputation of the Scorpio Tankers and the Scorpio Group to manage, service and employ our fleet and to identify opportunities to expand our fleet through newbuildings and selective acquisitions.

Our Relationship with the Scorpio Group

We believe that one of our principal strengths is our relationship with Scorpio Tankers and the Scorpio Group of companies. Our vessel operations are managed under the supervision of our board of directors, by our management team and by members of the Scorpio Group of companies. We expect that our relationship with Scorpio Tankers and the Scorpio Group of companies will give us access to their relationships with major international charterers, lenders and shipbuilders. We will have access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe will allow us to compete more effectively and operate our vessels on a cost efficient basis. The Scorpio Group, through SSH, beneficially owns approximately 4.0% of our common shares, excluding the common shares to be issued pursuant to the Administrative Services Agreement. Please see “Security Ownership of Certain Beneficial Owners and Management.”

In addition to our relationship with Scorpio Tankers, we believe there are opportunities for us to benefit from operational, charterer and shipyard-based synergies due to our broader shared relationship with the Scorpio Group which includes:

•	SSM, which provides vessel technical management services for 40 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels.

•	SCM, which provides vessel commercial management services for 100 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels. SCM manages 75 vessels (excluding the vessels in our fleet) through the spot market-oriented Scorpio Group Pools, which currently include the Scorpio LR2 Pool, the Scorpio Panamax Tanker Pool, the Scorpio MR Pool, Scorpio Handymax Tanker Pool, the Scorpio Ultramax Pool, Scorpio Kamsarmax Pool and the Scorpio Capesize Pool.

•	SSH, which provides us and related entities with administrative services and services related to the acquisition of vessels.

We can provide no assurance, however, that we will realize any benefits from our relationship with Scorpio Tankers or the Scorpio Group.

Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, is a member of the Lolli-Ghetti family which owns and controls SCM, our commercial manager, and SSM, our technical manager. These relationships, and other relationships between certain of our executive officers and members of the Scorpio Group, may create certain conflicts of interest between us, on the one hand, and other members of the Scorpio Group, including our commercial and technical manager, on the other hand. For example, our Chief Executive Officer, President, and Chief Operating Officer each participate in business activities not associated with us, including serving as members of the management team of Scorpio Tankers, and are not required to work full-time on our affairs. We expect that each of our executive officers devote a substantial portion of his business time to the completion of our Newbuilding Program and management of the Company. Additionally, our executive officers named above serve in similar positions in the Scorpio Group. This may create conflicts of interest in matters involving or affecting us and our customers, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. As result of these conflicts, it is not certain that these conflicts of interest will be resolved in our favor, and other members of the Scorpio Group, who have limited contractual duties, may favor their own or other owners’ interest over our interests. Please see “Risk Factors—Our Chief Executive Officer, President and Chief Operating Officer will not devote all of their time to our business, which may hinder our ability to operate successfully.”

Our Competitive Strengths

We believe that we possess a number of competitive strengths in our industry, including:

Experienced management teams. Our Company’s leadership has considerable depth of shipping industry expertise. Since 2003, under the leadership of Mr. Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, the Scorpio Group, together with Scorpio Tankers, has grown from an owner of three vessels in 2003 to an owner of 75 vessels, and an operator or manager of approximately100 vessels, as of August 28, 2014. Mr. Robert Bugbee, our Co-Founder, President and Director, also holds a senior management position within the Scorpio Group and is the President and a Director of Scorpio Tankers, has more than 27 years of experience in the shipping industry and was formerly the President and Chief Operating Officer of OMI, which was a publicly traded shipping company until its sale in 2007. Messrs. Lauro and Bugbee are supported by Mr. Cameron Mackey, Mr. Hugh Baker and Mr. Luca Forgione, who serve as our Chief Operating Officer, our Chief Financial Officer, and our General Counsel, respectively, of whom, Messrs. Mackey and Forgione also serve as members of the management team of Scorpio Tankers. Mr. Mackey is also a director of Scorpio Tankers. Messrs. Mackey, Baker and Forgione serve in similar positions in the Scorpio Group and have 20, 22, and 11 years of experience, respectively, in the shipping industry, and, with Messrs. Lauro and Bugbee, collectively have over 80 years of combined shipping experience, and have developed industry relationships with charterers, lenders, shipbuilders, insurers and other industry participants. In addition, our Chief Executive Officer has experience in the ownership and operation of dry bulk carriers, through the Scorpio Group, which has owned and operated several dry bulk carriers, and in the upstream and downstream supply chain of dry bulk commodities, as founder, Chief Executive Officer and Chairman of Scorpio Logistics Ltd. Our executive officers are not required to work full-time on our affairs and also perform services for other companies, including Scorpio Tankers. Initially, we expect that our executive officers will devote a substantial portion of their business time to the completion of our drybulk carrier acquisition program and management of the Company.

Attractive Fleet. The 79 drybulk carriers in our Newbuilding Program, including 29 Ultramax vessels, 22 Kamsarmax vessels and 28 Capesize vessels, are scheduled to be delivered to us between the third quarter or 2014 and the third quarter of 2016. In addition, we own one Kamsarmax vessel that was recently delivered to us from the shipyard. We believe that owning a modern, well-maintained fleet with fuel efficient specifications reduces operating costs, improves the quality of service we deliver and provides us with a competitive advantage in securing favorable time and spot charters with high-quality counterparties. We believe that it is an opportune time to acquire these latest generation, fuel-efficient drybulk vessels because acquisition costs for these vessels are currently near the lowest average levels of the past 10 years. In addition, we believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage.

Significant available liquidity to pursue acquisition and expansion opportunities. Following the completion of this offering, we expect to have at least $233.4 million of available cash, including $200.9 million which is a portion of the net proceeds from the Equity Private Placements and our Initial Public Offering. We intend to use the substantial majority of our available cash, and borrowing capacity under the secured credit facilities we intend to enter, to pursue vessel acquisitions, including the vessels in our Newbuilding Program, consistent with our business strategy. We believe that our strong balance sheet, financing capacity and future access to capital will allow us to make opportunistic acquisitions at attractive prices.

Access to attractive acquisition and chartering opportunities. Scorpio Group, including Scorpio Tankers, has established strong global relationships with shipping companies, charterers, shipyards, brokers and commercial shipping lenders. We believe that the Scorpio Group’s relationships with these counterparties and its strong sale and purchase track record and reputation as a creditworthy counterparty should provide us, as a member of the Scorpio Group, with access to attractive asset acquisitions, chartering and vessel financing opportunities.

High quality, cost efficient vessel opportunities. We believe that Scorpio Group’s experience with the commercial and technical management of vessels and its reputation in the industry as an operator with high safety and quality operating standards will be important in establishing and retaining high quality charterers that are looking for reliable and responsible operators to meet their exacting standards for vessel chartering and day-to-day operation.

Our Business Strategies

Our primary objectives are to profitably grow our business and emerge as a successful owner and operator of drybulk vessels. The key elements of our strategy are:

Expanding our fleet through opportunistic acquisitions of high-quality vessels at attractive prices. We intend to acquire latest generation drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt through timely and selective acquisitions. We currently view this vessel class as providing attractive return characteristics given the relatively low vessel price levels. A key element to our acquisition strategy will be to acquire high-quality vessels at attractive prices. When evaluating acquisitions, we will consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry present an opportunity for us to grow our fleet at favorable prices.

Optimizing vessel revenues primarily through spot market exposure. The Baltic Dry Index, or the BDI, a daily average of charter rates for key drybulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, has recently increased from the record low levels of 647 in February 2012 to 755 on July 31, 2014. We intend to employ a chartering strategy to capture upside opportunities in the spot market. We may also use fixed-rate time charters as the charter market improves to reduce downside risks. There can be no assurance that the drybulk charter market will increase and the market could decline.

Focusing on drybulk carriers based on the experience and expertise of the Scorpio Group and our management team in the international shipping industry. We believe that major international commodity companies seek transportation partners that are financially stable and have a reputation for reliability, safety, and high environmental and quality standards. We intend to leverage the operational expertise and customer base of the Scorpio Group and the members of our management team in order to further expand these relationships with consistent delivery of superior customer service.

Minimizing operating and corporate expenses. Pursuant to the Master Agreement, SSM and SCM coordinates and oversees the technical and commercial management of our fleet, respectively. We believe that SSM and SCM will be able to provide these services at costs that are lower than what we could achieve by performing these functions in-house.

Maintain a strong balance sheet through moderate use of leverage. We plan to finance the remaining contractual commitments due under our Newbuilding Program and future vessel acquisitions with a mix of debt and equity, but intend to maintain moderate levels of leverage over time, even though we may have the capacity to obtain additional financing. By maintaining moderate levels of leverage of not more than 60% of the value of the vessels collateralizing our indebtedness, we expect to retain greater flexibility than our more leveraged competitors to operate our vessels under shorter spot or period charters. Charterers have increasingly favored financially solid vessel owners, and we believe that our expected balance sheet strength will enable us to access more favorable chartering opportunities, as well as give us a competitive advantage in pursuing vessel acquisitions from commercial banks and shipyards, which have also recently displayed a preference for contracting with well capitalized counterparties.

Our Fleet

The following table summarizes key information about our Newbuilding Program and our Operating Fleet as of the date of this prospectus:

Newbuilding Program

Capesize

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull H1309—TBN SBI Puro	Q1-15	180,000	Waigaoqiao
2 Hull H1310—TBN SBI Valrico	Q2-15	180,000	Waigaoqiao
3 Hull H1311—TBN SBI Maduro	Q3-15	180,000	Waigaoqiao
4 Hull H1364—TBN SBI Belicoso	Q4-15	180,000	Waigaoqiao
5 Hull H1365—TBN SBI Corona	Q1-16	180,000	Waigaoqiao
6 Hull H1366—TBN SBI Diadema	Q2-16	180,000	Waigaoqiao
7 Hull H1367—TBN SBI Estupendo	Q3-16	180,000	Waigaoqiao
8 Hull S1205—TBN SBI Camacho	Q1-15	180,000	Sungdong
9 Hull S1206—TBN SBI Montesino	Q2-15	180,000	Sungdong
10 Hull S1211—TBN SBI Magnum	Q2-15	180,000	Sungdong
11 Hull S1212—TBN SBI Montecristo	Q3-15	180,000	Sungdong
12 Hull S1213—TBN SBI Aroma	Q3-15	180,000	Sungdong
13 Hull S1214—TBN SBI Cohiba	Q4-15	180,000	Sungdong
14 Hull S1215—TBN SBI Habano	Q4-15	180,000	Sungdong
15 Hull S1216—TBN SBI Lonsdale	Q1-16	180,000	Sungdong
16 Hull S1217—TBN SBI Partagas	Q1-16	180,000	Sungdong
17 Hull S1218—TBN SBI Parejo	Q1-16	180,000	Sungdong
18 Hull S1219—TBN SBI Toro	Q2-16	180,000	Sungdong
19 Hull S1220—TBN SBI Tuscamina	Q2-16	180,000	Sungdong
20 Hull H1059—TBN SBI Churchill	Q4-15	180,000	Daewoo
21 Hull H1060—TBN SBI Perfecto	Q4-15	180,000	Daewoo
22 Hull H1061—TBN SBI Presidente	Q1-16	180,000	Daewoo
23 Hull H1062—TBN SBI Panatela	Q1-16	180,000	Daewoo
24 Hull H1063—TBN SBI Robusto	Q2-16	180,000	Daewoo
25 Hull HN1058—TBN SBI Behike	Q3-15	180,000	Daehan
26 Hull HN1059—TBN SBI Monterrey	Q4-15	180,000	Daehan
27 Hull HN1060—TBN SBI Macanudo	Q4-15	180,000	Daehan
28 Hull HN1061—TBN SBI Cuaba	Q1-16	180,000	Daehan
Aggregate Capesize Newbuilding DWT		5,040,000

Kamsarmax

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull H1285—TBN SBI Charleston	Q3-14	82,000	Waigaoqiao
2 Hull S1680—TBN SBI Samba	Q1-15	84,000	Imabari
3 Hull S1681—TBN SBI Rumba	Q3-15	84,000	Imabari
4 Hull 1090—TBN SBI Electra	Q3-15	82,000	Yangzijiang
5 Hull 1091—TBN SBI Flamenco	Q3-15	82,000	Yangzijiang
6 Hull 1092—TBN SBI Rock	Q4-15	82,000	Yangzijiang
7 Hull 1093—TBN SBI Twist	Q1-16	82,000	Yangzijiang
8 Hull SS164—TBN SBI Salsa	Q3-15	81,600	Tsuneishi
9 Hull SS179—TBN SBI Merengue	Q1-16	81,600	Tsuneishi
10 Hull S1228—TBN SBI Capoeira	Q1-15	82,000	Hudong
11 Hull S1722A—TBN SBI Conga	Q2-15	82,000	Hudong
12 Hull S1723A—TBN SBI Bolero	Q2-15	82,000	Hudong
13 Hull S1229—TBN SBI Carioca	Q2-15	82,000	Hudong
14 Hull S1724A—TBN SBI Sousta	Q3-15	82,000	Hudong
15 Hull S1725A—TBN SBI Reggae	Q1-16	82,000	Hudong
16 Hull S1726A—TBN SBI Zumba	Q1-16	82,000	Hudong
17 Hull S1231—TBN SBI Macarena	Q1-16	82,000	Hudong
18 Hull S1735A—TBN SBI Parapara	Q1-16	82,000	Hudong
19 Hull S1736A—TBN SBI Mazurka	Q2-16	82,000	Hudong
20 Hull S1230—TBN SBI Lambada	Q3-15	82,000	Hudong
21 Hull S1232—TBN SBI Swing	Q2-16	82,000	Hudong
22 Hull S1233—TBN SBI Jive	Q3-16	82,000	Hudong
Aggregate Kamsarmax Newbuilding DWT		1,807,200

Ultramax

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull 1907—TBN SBI Hera	Q2-16	60,200	Mitsui
2 Hull 1906—TBN SBI Zeus	Q2-16	60,200	Mitsui
3 Hull 1911—TBN SBI Poseidon	Q3-16	60,200	Mitsui
4 Hull 1912—TBN SBI Apollo	Q3-16	60,200	Mitsui
5 Hull S870—TBN SBI Echo	Q3-15	61,000	Imabari
6 Hull S871—TBN SBI Tango	Q3-15	61,000	Imabari
7 Hull S-A098—TBN SBI Achilles	Q1-16	61,000	Imabari
8 Hull S-A089—TBN SBI Cronos	Q1-16	61,000	Imabari
9 Hull S-A090—TBN SBI Hermes	Q1-16	61,000	Imabari
10 Hull NE180—TBN SBI Bravo	Q1-15	61,000	Nacks
11 Hull NE181—TBN SBI Antares	Q1-15	61,000	Nacks
12 Hull NE182—TBN SBI Maia	Q3-15	61,000	Nacks
13 Hull NE183—TBN SBI Hydra	Q3-15	61,000	Nacks
14 Hull NE194—TBN SBI Hyperion	Q2-16	61,000	Nacks
15 Hull NE195—TBN SBI Tethys	Q2-16	61,000	Nacks
16 Hull DE018—TBN SBI Leo	Q1-15	61,000	Dacks
17 Hull DE019—TBN SBI Lyra	Q2-15	61,000	Dacks
18 Hull DE020—TBN SBI Subaru	Q2-15	61,000	Dacks
19 Hull DE021—TBN SBI Ursa	Q3-15	61,000	Dacks
20 Hull CX0610—TBN SBI Athena	Q1-15	64,000	Chengxi
21 Hull CX0651—TBN SBI Pegasus	Q3-15	64,000	Chengxi
22 Hull CX0652—TBN SBI Orion	Q4-15	64,000	Chengxi
23 Hull CX0612—TBN SBI Thalia	Q4-15	64,000	Chengxi
24 Hull CX0653—TBN SBI Hercules	Q1-16	64,000	Chengxi
25 Hull CX0627—TBN SBI Perseus	Q1-16	64,000	Chengxi
26 Hull CX0654—TBN SBI Kratos	Q2-16	64,000	Chengxi
27 Hull CX0655—TBN SBI Samson	Q2-16	64,000	Chengxi
28 Hull CX0613—TBN SBI Phoebe	Q3-16	64,000	Chengxi
29 Hull CX0656—TBN SBI Phoenix	Q3-16	64,000	Chengxi
Ultramax NB DWT		1,795,800
Aggregate Newbuild DWT		8,643,000

*	As used in this prospectus, “Dacks” refers to Dalian COSCO KHI Ship Engineering Co. Ltd., “Daehan” refers to Daehan Shipbuilding Co., Ltd., “Daewoo” refers to Daewoo Mangalia Heavy Industries S.A.,“Chengxi” refers to Chengxi Shipyard Co., Ltd., “Hudong” refers to Hudong-Zhonghua Shipbuilding (Group) Co., Inc., “Imabari” refers to Imabari Shipbuilding Co. Ltd., “Mitsui” refers to Mitsui Engineering & Shipbuilding Co. Ltd., “Nacks” refers to Nantong COSCO KHI Ship Engineering Co., Ltd., “Sungdong” refers to Sungdong Shipbuilding & Marine Engineering Co., Ltd., “Tsuneishi” refers to Tsuneishi Group (Zhoushan) Shipbuilding Inc., “Waigaoqiao” refers to Shanghai Waigaoqiao Shipbuilding Co., Ltd., and “Yangzijiang” refers to Jiangsu Yangzijiang Shipbuilding Co. Ltd.
(1)	“Expected Delivery” refers to the quarter during which each vessel is currently expected to be delivered from the shipyard.

Operating Fleet

Owned Vessel

Vessel Name	Year Built	DWT	Vessel Type
SBI Cakewalk	2014	82,000	Kamsarmax

Time Chartered-in Vessels

Vessel Type	Year Built	DWT	Where Built	Daily Base Rate	Earliest Expiry
Post-Panamax	2010	93,000	China	$13,250	23-Oct-14(1)
Post-Panamax	2011	93,000	China	$13,500	24-Oct-14(2)
Post-Panamax	2009	93,000	China	See Note(3)	9-May-15(3)
Kamsarmax	2009	82,500	Japan	$14,500	8-Feb-15(4)
Kamsarmax	2012	82,000	South Korea	$15,500	23-Jul-17(5)
Kamsarmax	2011	81,900	South Korea	$12,750	3-Apr-15(6)
Kamsarmax	2012	81,500	South Korea	$14,500	7-Dec-14(7)
Kamsarmax	2011	81,500	South Korea	$15,000	15-Jan-16(8)
Kamsarmax	2012	81,000	South Korea	$15,000	10-Feb-15(9)
Kamsarmax	2012	79,500	China	$14,000	23-Jan-15(10)
Panamax	2004	77,500	China	$14,000	3-Jan-17(11)
Panamax	2014	77,000	Japan	$16,000	4-Mar-15(12)
Panamax	2009	76,500	Japan	$14,000	1-Dec-14(13)
Panamax	2007	75,500	South Korea	$13,750	14-Feb-15(14)
Ultramax	2010	61,000	Japan	$14,200	1-Apr-17(15)
Supramax	2010	58,000	China	$14,250	12-Dec-16(16)
Supramax	2011	58,000	China	$13,750	18-Jan-15(17)
Supramax	2015	55,000	Japan	$14,000	30-Jun-18(18)
Handymax	2002	48,500	Japan	$12,000	31-Jan-17(19)
Total TC DWT		1,435,900

(1)	This vessel has been time chartered-in for eight to 10 months at Company’s option at $13,250 per day. The vessel was delivered on February 23, 2014.
(2)	This vessel has been time chartered-in for seven to nine months at the Company’s option at $13,500 per day. The vessel was delivered on March 24, 2014.
(3)	This vessel has been time chartered-in for 10 to 14 months at the Company’s option at a rate of 90% of the Baltic Panamax 4TC Index. The Company has the option to extend this time charter for an additional 10 to 14 months at the same rate of hire. The vessel was delivered on July 9, 2014.
(4)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $14,500 per day. The Company has the option to extend this time charter for one year at $15,500 per day. The vessel was delivered on March 8, 2014.
(5)	This vessel has been time chartered-in for 39 to 44 months at the Company’s option at $15,500 per day. The Company has the option to extend this time charter for one year at $16,300 per day. The vessel was delivered on April 23, 2014.
(6)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $12,750 per day. The Company has the option to extend this time charter for one year at $13,750 per day. The vessel was delivered on May 3, 2014.
(7)	This vessel has been time chartered-in for 10 to 12 months at Company’s option at $14,500 per day. The vessel was delivered on February 7, 2014.
(8)	This vessel has been time chartered-in for 23 to 28 months at the Company’s option at $15,000 per day. The Company has the option to extend the charter for an additional 11 to 13 months at $16,000 per day. This vessel was delivered on February 15, 2014.
(9)	This vessel has been time chartered-in for 12 to 14 months at Company’s option at $15,000 per day. The vessel was delivered on February 10, 2014.
(10)	This vessel has been time chartered-in for 11 to 14 months at the Company’s option at $14,000 per day. The Company has the option to extend the charter for an additional 11 to 14 months at $14,750 per day. This vessel was delivered on February 23, 2014.
(11)	This vessel has been time chartered-in for 32 to 38 months at the Company’s option at $14,000 per day. The vessel was delivered on May 3, 2014.
(12)	This vessel has been time chartered-in for 12 to 13 months at Company’s option at $16,000 per day. The vessel was delivered on March 4, 2014.

(13)	This vessel has been time chartered-in until December 1, 2014 which may be extended for an additional two months at the Company’s option. The charter hire rate is $15,900 per day until June 23, 2014 and $14,000 per day thereafter, including the option period. The vessel was delivered on January 23, 2014.
(14)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $13,750 per day. The Company has the option to extend the charter for an additional year at $14,750 per day. The vessel was delivered on March 14, 2014.
(15)	This vessel has been time chartered-in for three years at $14,200 per day. The Company has options to extend the charter for up to three consecutive one year periods at $15,200 per day, $16,200 per day and $17,200 per day, respectively. This vessel was delivered on April 13, 2014.
(16)	This vessel has been time chartered-in for 20 to 24 months at the Company’s option at $14,250 per day. The Company has the option to extend the charter for an additional 10 to 12 months at $14,850 per day. This vessel was delivered on April 12, 2014.
(17)	This vessel has been time chartered-in for ten to 13 months at the Company’s option at $13,750 per day. This vessel was delivered on March 18, 2014.
(18)	This vessel has been time chartered-in for three years at $14,000 per day. The Company has options to extend the charter for up to two consecutive one year periods at $15,000 per day and $16,000 per day, respectively. This vessel is expected to be delivered during the first half of 2015.
(19)	This vessel has been time chartered-in for 34 to 37 months at the Company’s option at $12,000 per day. The Company has options to extend the charter for up to three consecutive one year periods at $12,750 per day, $13,600 per day and $14,800 per day, respectively. This vessel was delivered on March 31, 2014.

Our Newbuilding Contracts

We have entered into a newbuilding contract for each of the newbuilding vessels in our Newbuilding Program with the shipyard constructing the vessel. These contracts generally contain customary provisions, including:

•	the technical specifications relating to the construction of the vessel to meet operational performance criteria characteristic of vessels of such class such as maximum carrying capacity, fuel consumption and speed;

•	the scheduled installment payments for the contract price of the vessel, which generally coincide with specific construction events in the building process with the final installment payment due upon delivery of the vessel to us;

•	adjustments in the contract price for or, under certain circumstances, our right to rescind the contract in the event of, among other things, materials delays in the delivery of the vessel to us or a material deficiency in the completed vessel’s specifications or performance;

•	our right to supervise the construction of the vessel; and

•	a warranty by the shipyard to remedy all defects in the vessel, its hull and machinery or its equipment that are discovered within an agreed upon time, generally a period of 12 months from the delivery of the vessel.

In addition, in connection with each of the newbuilding contracts for vessels in our Newbuilding Program, we have entered into refund guarantees with an unaffiliated bank at or around the time that we enter such newbuilding contract, pursuant to which the bank guarantees the repayment of installments paid to the shipyard in the event of certain defaults by the shipyard.

Employment of Our Fleet

Generally, we intend to operate our vessels in spot market-oriented commercial pools, in the spot market or, under certain circumstances, on time charters.

Spot Market-Oriented Commercial Pools

To increase vessel utilization and thereby revenues, we intend to participate in commercial pools with other shipowners with similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. The managers of the pools negotiate charters with customers primarily in the spot market. The size and scope of these pools enable them to enhance vessel utilization rates for pool vessels by securing backhaul voyages, which is when cargo is transported on the return leg of a journey, and contracts of affreightment, or COAs, thus generating higher effective TCE revenues than otherwise might be obtainable in the spot market, while providing a higher level of service offerings to customers.

The pools in which our vessels operate, or are expected to operate, are spot market-oriented commercial pools managed by our commercial manager, which we refer to as the “Scorpio Group Pools,” which expose us to fluctuations in spot market charter rates. The Scorpio Group Pools have been newly formed or will be formed prior to the delivery of the vessels in our Newbuilding Program and have limited or no operating history. Our vessels are expected to participate in the Scorpio Group Pools under the same contractual terms and conditions as the third party vessels in the pool. Each pool will aggregate the revenues and expenses of all of the pool participants and distribute the net earnings calculated on (i) the number of pool points for the vessel, which are based on vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics, and (ii) the number of days the vessel operates in the period. SCM, as operator of the Scorpio Group Pools, charges $300 a day for each vessel, whether owned by us or chartered-in, plus a 1.75% commission on the gross revenues per charter fixture. SCM is expected to negotiate voyage charters, short duration time charters, and contracts of affreightment; manages procurement of bunkers, port charges and administrative services; and distributes the cash earnings.

SCM, a Monaco corporation controlled by the Lolli-Ghetti family of which our co-founder, Chairman and Chief Executive Officer is a member, is or will be, responsible for the administration of the pool and the commercial management of the participating vessels, including the marketing, chartering, operating and bunker (fuel oil) purchases for the vessels. The pool participants will remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels will be aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available.

We currently employ, or expect to employ, all of the vessels in our Operating Fleet in the Scorpio Group Pools.

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis.

Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts should rates become more attractive. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases.

Management of Our Business

Commercial and Technical Management

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to a Master Agreement, which may be terminated by either party upon 24 months’ notice. SCM and SSM are companies affiliated with us. The vessels we charter-in are also commercially managed by SCM. We expect that additional vessels that we may acquire in the future, including the vessels in our Newbuilding Program, will also be managed under the Master Agreement or on substantially similar terms.

SCM’s services include securing employment for our vessels in the spot market and on time charters. SCM also manages the Scorpio Group Pools in which our vessels are, or are expected to be, employed. For commercial management of any of our vessels that does not operate in one of these pools, we pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Group Pool participants, including us and third-party owners of similar vessels, are each expected to pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.

SSM’s services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We will pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our vessels in the Newbuilding Program upon delivery. In addition, representatives of SSM, including certain subcontractors, provide us with construction supervisory services while our vessels are being constructed in shipyards. For these services, we compensate SSM for its direct expenses, which can vary between $200,000 and $500,000 per vessel. Please see “Certain Relationships and Related Party Transactions—Commercial and Technical Management Agreements” for additional information.

Administrative Services Agreement

We have entered into an Administrative Services Agreement with SSH for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. SSH is a company affiliated with us. SSH also arranges acquisitions for us. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. Pursuant to the Administrative Services Agreement, we will reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above and a pro-rata portion of the salary incurred by SSH for an internal auditor. We will also pay SSH a fee for arranging vessel acquisitions, including newbuildings, equal to $250,000 per vessel, due upon delivery of the vessel, which is payable in our common shares. We have agreed to issue upon delivery of each vessel in our Newbuilding Program (i) 31,250 common shares to SSH as payment related to each of the first 17 vessels in our Newbuilding Program; (ii) 25,811 common shares to SSH as payment related to each of the next nine vessels in our Newbuilding Program; (iii) 25,633 common shares to SSH as payment related to each of the next ten vessels in our Newbuilding Program; (iv) 26,419 common shares to SSH as payment related to each of the next four Kamsarmax vessels in our Newbuilding Program; (v) 26,185 common shares to SSH as payment related to each of the next three Capesize vessels in our Newbuilding Program; (vi) 26,197 common shares to SSH as payment related to each of the next two vessels in our Newbuilding Program; (vii) 26,394 common shares to SSH as payment related to each of the next seven vessels in our Newbuilding Program; (viii) 26,248 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (ix) 26,111 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (x) 26,050 common shares to SSH as payment related to each of the next three vessels in our Newbuilding Program; (xi) 25,888 common shares to SSH as payment related to each of the next 11 vessels in our Newbuilding Program; (xii) 25,497 common shares to SSH as payment related to each of the next five vessels in our Newbuilding Program and (xiii) 27,640 common shares to SSH as payment related to the next vessel in our Newbuilding Program. For all vessels added to our Newbuilding Program after the first 17 vessels, the number of common shares issuable to SSH as payment is based on the market value of our common shares based on the volume weighted average price of our common shares over the 30 trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. In addition, SSH has agreed with us not to own any drybulk carriers greater than 30,000 dwt for so long as the Administrative Services Agreement is in full force and effect. This agreement may be terminated by SSH three years following the third anniversary of our initial public offering upon 12 months’ notice.

Officers and Crewing

We currently have one employee. Our executive officers employed by us and our support staff is provided by SSH pursuant to an Administrative Services Agreement. Our technical manager will be responsible for identifying, screening and recruiting, directly or through a crewing agent, the officers and all other crew members for our vessels that are employed by our vessel-owning subsidiaries. Our subsidiaries that will own the vessels in our fleet, indirectly through our technical manager pursuant to the respective technical management agreements, will employ officers and crew members manning such vessels.

Our Customers

We believe that developing strong relationships with the end users of our services allow us to better satisfy their needs with appropriate and capable vessels. A prospective charterer’s financial condition, creditworthiness, and reliability track record are important factors in negotiating our vessels’ employment.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation and that of our commercial manager. We compete primarily with other independent and state-owned drybulk vessel-owners. Our competitors may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our vessels. Ownership of drybulk vessels is highly fragmented and is divided among publicly listed companies, state-controlled owners and private shipowners.

Seasonality

We will operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter to quarter volatility in our operating results, which could affect the amount of dividends that we pay to our shareholders from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues of drybulk carrier operators in general have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, been stronger in fiscal quarters ended December 31 and March 31. This seasonality may materially affect our operating results and cash available for dividends.

Environmental and Other Regulations in the International Shipping Industry

Government regulation significantly affects the ownership and operation of our fleet. We are subject to international conventions and treaties and national, state and local laws and regulations relating to safety and health and environmental protection in force in the countries in which our vessels may operate or are registered. These regulations include requirements relating to the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements may entail significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard (USCG), harbor master or equivalent), classification societies; flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels will be in substantial compliance with applicable environmental laws and regulations and that our vessels will have all material permits licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact, such as the 2010 BP plc Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation, regulation, or other requirements that could negatively affect our profitability.

International Maritime Organization

The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by ships, or the IMO, adopted the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the related Protocol of 1978 relating thereto, which has been updated through various amendments (collectively, “MARPOL”). MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which our vessels will operate.

MARPOL is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997.

In 2013, the IMO’s Marine Environmental Protection Committee, or MEPC, the MEPC adopted a resolution amending MARPOL Annex I Consolidated Assessment Scheme , or CAS. These amendments, which are expected to become effective on October 1, 2014, pertain to revising references to the inspection of bulk carriers and tankers after the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, or ESP Code, which provides for enhanced inspection programs, becomes mandatory. We may need to make certain financial expenditures to comply with these amendments.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI set limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can, for example, include emissions occurring in the course of repair and maintenance of the ship. Shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) is also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, known as ECAs (see below).

MEPC adopted amendments to Annex VI on October 10, 2008, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018. The amended Annex IV will also establish new tiers of stringent nitrogen oxide emission standards for new marine engines, depending on the date of installation.

Sulfur content standards are even stricter within certain ECAs. By July 1, 2015, ships operating within an ECA may not use fuel with sulfur content in excess of 0.10%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea, the North Sea, certain coastal areas of North America and the United States Caribbean Sea are designated ECAs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency (U.S. EPA), or the states where we operate, compliance with these regulations could entail significant capital expenditures, operational changes, or otherwise increase the costs of our operations.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The U.S. EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

We believe that all our vessels are or will be compliant in all material respects with these regulations. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.

Ballast Water Management

The IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements to be replaced in time with mandatory ballast water concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping tonnage. To date, a sufficient number of states have not ratified the convention for it to enter into force. Many of the implementation dates originally included in the BWM Convention have already passed, so on December 4, 2013, the IMO Assembly passed a resolution that revises the dates of applicability of the requirements of the BWM Convention so that they are triggered by the entry into force date. This in effect makes all vessels constructed before the entry into force date ‘existing vessels,’ and delays the date for installation of ballast water management systems on vessels until the first renewal survey following entry into force of the convention. Upon entry into force of the BWM Convention mid-ocean ballast exchange would become mandatory. When mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers, and the costs of ballast water treatment may be material.

Safety Management System Requirements

The IMO has also adopted the International Convention for the Safety of Life at Sea, or SOLAS and the International Convention on Load Lines, or the LL Convention, which regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation of Liability for Maritime Claims (LLMC) was recently amended and the amendments are expected to go into effect on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against ship owners. We believe that all our vessels are or will be in substantial compliance with SOLAS and LL Convention standards.

Our operations are also subject to environmental standards and requirements under Chapter IX of SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code. It requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical manager have developed for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system, or SMS. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by classification societies under the authority of each flag state, under the ISM Code. The document of compliance, or the DOC, and safety management certificate, or the SMC, are renewed every five years, but the DOC is subject to audit verification annually and the SMC at least every 2.5 years. SSM has or will obtain documents of compliance for their offices and will obtain safety management certificates for all of our vessels for which the certificates are required by the IMO.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions.

The International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention imposes strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

IMO regulations also require owners and operators of vessels to adopt shipboard oil pollution emergency plans and/or shipboard marine pollution emergency plans for noxious liquid substances in accordance with the guidelines developed by the IMO.

Compliance Enforcement

The flag state, as defined by the United Nations Convention on Law of the Sea, has overall responsibility for implementing and enforcing a broad range of international maritime regulations with respect to all ships granted the right to fly its flag. The “Shipping Industry Guidelines on Flag State Performance” evaluates and reports on flag states based on factors such as sufficiency of infrastructure, ratification, implementation, and enforcement of principal international maritime treaties and regulations, supervision of statutory ship surveys, casualty investigations and participation at IMO and ILO meetings. All of the vessels in our Newbuilding Program will be flagged in the Marshall Islands. Marshall Islands flagged vessels have historically received a good assessment in the shipping industry. We recognize the importance of a credible flag state and do not intend to use flags of convenience or flag states with poor performance indicators. Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM

Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. Each of our vessels are or will be ISM Code certified. However, there can be no assurance that such certificate will be maintained.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which include the United States’ territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” “in the case of a vessel, as any person owning, operating or chartering by demise, the vessel.” OPA applies to oil tankers (which are not operated by us), as well as non-tanker ships with respect to the fuel oil, or bunkers, used to power such ships. CERCLA also applies to our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	injury to, destruction or loss of, or loss of use of, natural resources and the costs of assessment thereof;

•	injury to, or economic losses resulting from, the destruction of real and personal property;

•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

•	loss of subsistence use of natural resources that are injured, destroyed or lost;

•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

•	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels to the greater of $1,000 per gross ton or $854,400 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act. The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We plan to comply with the U.S. Coast Guard’s financial responsibility regulations by providing a certificate of responsibility evidencing sufficient self-insurance.

We currently maintain pollution liability coverage insurance in the amount of $1.0 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for oil spills. We intend to comply with all existing and future applicable state regulations in the ports where our vessels call.

Other Environmental Initiatives

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In addition, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The U.S. EPA and the USCG have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs.

The discharge of ballast water and other discharges incidental to the normal operation of certain vessels within U.S. waters must be authorized under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP. For a new vessel delivered to an owner or operator after September 19, 2009, to be covered by the VGP, the owner must submit a Notice of Intent, or NOI, at least 30 days before the vessel operates in U.S. waters. The VGP was reissued and renewed, effective December 19, 2013. Among other things, renewed VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, includes more stringent requirements for gas scrubbers and requires the use of environmentally acceptable lubricants.

USCG regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. These regulations require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures. The USCG must approve any technology before it is placed on a vessel, but has not yet approved the technology necessary for vessels to meet these standards.

Notwithstanding the lack of USCG approved ballast water treatment systems, as of January 1, 2014, vessels were subject to the ballast water management standards in the VGP and the USCG regulations. As a result, the USCG provided waivers to vessels which could not install the as-yet unapproved technology. The EPA, on the other hand, took a different approach to enforcing ballast water discharge standards under the VGP, issuing a December 27, 2013 enforcement policy that allowed the agency to consider why vessels do not have the requisite ballast water management technology installed when taking actions to enforce the requirements of the VGP. However, on April 9, 2014 ,the U.S. Court of Appeals for the Second Circuit stayed the ballast water treatment requirement under the VGP pending its resolution of challenges to the VGP.

Compliance with the VGP could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other disposal arrangements, and/or otherwise restrict our vessels from entering United States waters. In addition, certain states have enacted more stringent discharge standards as conditions to their required certification of the VGP. We have submitted or will submit NOIs for our vessels where required and do not believe that the costs associated with obtaining and complying with the VGP will have a material impact on our operations.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.

The European Union has adopted other regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag, as well as the number of times the ship has been detained, and bans on entry of substandard ships into European Union waters. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on the societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation

Currently, emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. The Kyoto Protocol was extended to 2020 at the 2012 United Nations Climate Change Conference with the hope that a new climate change treaty would be adopted by 2015 and enter into force by 2020. There is pressure to include emissions from shipping in any new treaty,

Other international or multinational bodies or individual countries may adopt climate change initiates. For example, MEPC two sets of standards to address greenhouse gas emissions from ships. As of January 1, 2013 all new ships must utilize the Energy Efficiency Design Index, or “EEDI”, which requires a minimum energy efficiency per capacity mile. All operating ships must have a Ship Energy Management Plan, or “SEEMP.” These requirements could cause us to incur additional compliance costs. The IMO is also considering the implementation of market-based mechanisms to reduce greenhouse gas emissions from ships, but it is difficult to predict the likelihood that such mechanisms will be adopted.

In June 2013, the European Commission developed a strategy to integrate maritime emissions into the overall European Union Strategy to reduce greenhouse gas emissions. If the strategy is adopted by the European Parliament and Council large vessels using European Union ports would be required to monitor, report, and verify their carbon dioxide emissions beginning in January 2018. In December 2013 the European Union environmental ministers discussed draft rules to implement monitoring and reporting of carbon dioxide emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety, and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and proposed regulations to limit greenhouse gas emissions from certain large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or more intense weather events.

International Labour Organization

The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 came into force on August 20, 2013 and we are in compliance with these results.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the MTSA came into effect. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facility Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of a ship security plan;

•	ship identification number to be permanently marked on a vessel’s hull;

•	a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

Any vessel operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Our managers intend to implement the various security measures addressed by MTSA, SOLAS and the ISPS Code, and we intend that our fleet will comply with applicable security requirements.

Inspection by Classification Societies

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class”, signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a ship owner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under five years of age can waive drydocking in order to increase available days and decrease capital expenditures, provided the vessel is inspected underwater.

Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies , or the IACS. In December 2013, the IACS adopted new harmonized Common Structure Rules, which will apply to oil tankers and bulk carriers to be constructed on or after July 1, 2015. All our vessels will be certified as being “in class” by the American Bureau of Shipping, or ABS, and Det Norske Veritas, or DNV, major classification societies. All new and secondhand vessels that we acquire must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.

Risk of Loss and Liability Insurance

The operation of any drybulk vessel includes risks such as mechanical and structural failure, hull damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental incidents, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

We plan to maintain hull and machinery insurance, war risks insurance, protection and indemnity cover, and freight, demurrage and defense cover for our fleet in amounts that we believe to be prudent to cover normal risks in our operations. However, we may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. In addition, while we believe that the insurance coverage that we plan to obtain will be adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurance

We plan to maintain marine hull and machinery and war risks insurance, which will include the risk of actual or constructive total loss, for all of our vessels. We expect that each of our vessels will be covered up to at least fair market value with deductibles of $100,000—$150,000 per vessel per incident. We also plan to maintain increased value coverage for most of our vessels. Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable under our hull and machinery policy by reason of under insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which insure liabilities to third parties in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Our P&I coverage will be subject to and in accordance with the rules of the P&I Association in which the vessel is entered. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.” Our coverage is expected to be limited to approximately $7.5 billion, except for pollution which is limited to $1 billion and passenger and crew which is limited to $3 billion.

We expect that our protection and indemnity insurance coverage for pollution will be $1 billion per vessel per incident. The thirteen P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Collectively the P&I Associations have capped their exposure to this pooling agreement at approximately $6.5 billion. As a member of a P&I Association which is a member of the International Group, we are subject to calls payable to the associations based on the group’s claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. We expect to be able to obtain all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.

Legal Proceedings

To our knowledge, we are not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While we expect that these claims would be covered by our existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had, a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

Properties

Other than our vessels (including the contracts for the construction thereof), we do not own any material property.

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages and positions of our directors and executive officers. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The term of office of each director is follows: our Class A directors will serve for a term expiring at the 2017 annual meeting of shareholders, our Class B directors will serve for a term expiring at the 2015 annual meeting, and our Class C directors will serve for a term expiring at the 2016 annual meeting. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address of each of our directors and executive officers listed below is Scorpio Bulkers Inc., 9, Boulevard Charles III, MC 98000 Monaco.

Name	Age	Position
Emanuele A. Lauro	35	Chairman, Class A Director and Chief Executive Officer
Robert Bugbee	53	Class B Director and President
Cameron Mackey	46	Chief Operating Officer
Hugh Baker	46	Chief Financial Officer
Roberto Giorgi	64	Class A Director
Einar Michael Steimler	65	Class B Director
Christian M. Gut	35	Class C Director
Sergio Gianfranchi	69	Vice President, Vessel Operations
Luca Forgione	38	General Counsel
Anoushka Kachelo	34	Secretary

Biographical information concerning the directors and executive officers listed above is set forth below.

Emanuele A. Lauro, Chairman & Chief Executive Officer

Emanuele A. Lauro, our Co-Founder, has served as our Chairman and Class A director since April 9, 2013 and as our Chief Executive Officer since July 1, 2013. Mr. Lauro also serves and has served as Chairman and Chief Executive Officer of Scorpio Tankers (NYSE: STNG) since its initial public offering in April 2010. He joined Scorpio Group in 2003 and has continued to serve there in a senior management position since 2004. Under Mr. Lauro’s leadership, Scorpio Group has grown from an owner of three vessels in 2003 to become a leading operator and manager of over 100 vessels in 2013. Over the course of the last several years, Mr. Lauro has founded and developed all of the Scorpio Group Tanker Pools in addition to several other ventures such as Scorpio Logistics in 2007, which owns and operates specialized assets engaged in the transshipment of coal and invests in coastal transportation and port infrastructure developments and Scorship Navigation in 2005, which engages in the identification, placement, and management of certain international shipping investments on behalf of retail investors in Europe. Mr. Lauro has a degree in international business from the European Business School, London.

Robert Bugbee, President and Director

Robert Bugbee, our Co-Founder, has served as our Class B director since April 9, 2013 and as our President since July 1, 2013. Mr. Bugbee has more than 25 years of experience in the shipping industry. Mr. Bugbee also serves and has served as President and Director of Scorpio Tankers (NYSE: STNG) since its initial public offering in April 2010. He joined Scorpio Group in February 2009 and has continued to serve there in senior management. Prior to joining Scorpio Group, Mr. Bugbee was a partner at Ospraie Management LLP between 2007 and 2008, a company which advises and invests in commodities and basic industry. From 1995 to 2007, Mr. Bugbee was employed at OMI Corporation, or OMI, a NYSE-listed tanker company sold in 2007. While at OMI, Mr. Bugbee most recently served as President from January 2002 until the sale of the company, and he previously served as Executive Vice President since January 2001, Chief Operating Officer since March 2000 and Senior Vice President of OMI from August 1995 to June 1998. Mr. Bugbee joined OMI in February 1993. Prior to this, he was employed by Gotaas-Larsen Shipping Corporation since 1984. During this time he took a two year sabbatical from 1987 for the M.I.B. Programme at the Norwegian School for Economics and Business administration in Bergen. He has a Fellowship from the International Shipbrokers Association and a B.A. (Honors) from London University.

Cameron Mackey, Chief Operating Officer

Cameron Mackey has served as our Chief Operating Officer since July 1, 2013. Mr. Mackey also serves and has served as Chief Operating Officer of Scorpio Tankers (NYSE: STNG) since its initial public offering in April 2010. He joined Scorpio Group in March 2009, where he continues to serve in a senior management position. Prior to joining Scorpio Group, he was an equity and commodity analyst at Ospraie Management LLC from 2007-2008. Prior to that, he was Senior Vice President of OMI Marine Services LLC from 2004-2007 and in Business Development at OMI Corporation from 2002-2004. He has been employed in the shipping industry since 1994 and, earlier in his career, was employed in unlicensed and licensed positions in the merchant navy, primarily on tankers in the international fleet of Mobil Oil Corporation, where he held the qualification of Master Mariner. He has an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology, a B.S. from the Massachusetts Maritime Academy and a B.A. from Princeton University.

Hugh Baker, Chief Financial Officer

Hugh Baker has served as our Chief Financial Officer since July 1, 2013. Mr. Baker also serves and has served as a Managing Director of Scorpio USA LLC since July 2012, focusing on business development and finance for Scorpio Tankers (NYSE: STNG) and the Scorpio Group. For three years prior to joining Scorpio, Mr. Baker was a Managing Director in the investment banking team at Evercore Partners in New York, concentrating on the shipping industry. Prior to Evercore, he was the Head of Shipping at HSH Nordbank in New York and was previously a Managing Director in the ship finance team at ING Bank in London. Prior to banking, Mr. Baker worked in commercial roles for Greek-owned shipping companies in London. Mr. Baker has a BA from the London School of Economics and a MSc in Shipping, Trade & Finance from Cass Business School. Mr. Baker is a Fellow of the Institute of Chartered Shipbrokers.

Roberto Giorgi, Director

Roberto Giorgi has served as our Class A director since the closing of our initial public offering in December 2013. Mr. Giorgi also serves and has served since January 2014 as Honorary President of V.Ships and a member of the General Executive. From 2005 to 2013, Mr. Giorgi served as the President of V.Ships Ship Management, the world’s largest ship management company. From 1988 to 2008, Mr. Giorgi has held various roles within V.Ships, including Managing Director of V.Ships New York, head of V.Ships Leisure in the cruise sector, and head of V.Ship’s ship management operation from its Monaco office. From 2008 to 2010, Mr. Giorgi also served as President of InterManager, the international trade association for third-party and in-house ship managers, whose members between them are responsible for approximately 3,700 ships and more than 200,000 crew members. Prior to joining the V.Ships Group, he attended the San Giorgio Nautical College in Genoa (1964 – 1969) and sailed from Deck Cadet to First Officer with Navigazione Alta Italia, Italian line and Sitmar Cruises. Before joining the merchant marine, he spent one year (1970/71) in the Naval Academy of Leghorn and sailed with the Italian Navy as Lieutenant. In addition, since June 2013 Mr. Giorgi has been on the committee of Skuld P&I Club.

Einar Michael Steimler, Director

Einar Michael Steimler has served as our Class B director since the closing of our initial public offering in December 2013. Mr. Steimler also serves as a director of DHT Holdings Inc. (NYSE:DHT). Mr. Steimler has over 30 years of experience in the shipping industry. From 2000 to 2011, Mr. Steimler served as chairman of Tanker (UK) Agencies, the commercial agent to Tankers International. He was instrumental in the formation of Tanker (UK) Agencies in 2000 and served as its Chief Executive Officer until the end of 2007. From 1998 to

2010, Mr. Steimler served as a Director of Euronav NV (EURN:EN Brussels). He has been involved in both sale and purchase and chartering brokerage in the tanker, gas and chemical sectors and was a founder of Stemoco, a Norwegian ship brokerage firm. He graduated from the Norwegian School of Business Management in 1973 with a degree in Economics.

Christian M. Gut, Director

Christian M. Gut has served as our Class C director since the closing of our initial public offering in December 2013. Mr. Gut has 10 years of experience in the consulting industry in the Asia Pacific region. Mr. Gut started his professional career at ThyssenKrupp Technologies AG (as it then was) in Essen, Germany in 2002. He later joined Singapore based EABC Pte Ltd., or EABC, in 2003 where he was appointed as Director on May 18, 2006. EABC’s services comprise market intelligence and strategy, sales promotion and support to project management in selected Asia Pacific countries, principally Australia. Furthermore, Mr. Gut is a co-founder and past manager of the Stellar Energy Fund, launched in Singapore in 2006, which invested in energy focused private companies to finance projects and expansion plans in Asia, Middle East and Europe in the following industries: oil trading and bunkering, gas E&P, solar, geothermal and power generating heat plants. Mr. Gut has a Bachelor’s degree in international business from the European Business School in London.

Sergio Gianfranchi, Vice President, Vessel Operations

Sergio Gianfranchi has served as our Vice President of Vessel Operations since September 19, 2013. Mr. Gianfranchi also serves and has served as Vice President, Vessel Operations of Scorpio Tankers (NYSE: STNG) since its initial public offering in April 2010. He served as Operations Manager of our technical manager, SSM, at its headquarters in Monaco from 2002 to 2004. He has been instrumental in launching and operating the Scorpio Group Pools during the last five years, and was employed as the Fleet Manager of SCM, the Scorpio Group affiliate that manages the commercial operations of approximately 50 vessels grouped in the three Scorpio Group Pools, from 2007 to 2009. Mr. Gianfranchi is currently employed as the Pool Fleet Manager of SCM. From 1999 to 2001, Mr. Gianfranchi served as the on-site owner’s representative of the Scorpio Group affiliates named Doria Shipping, Tristan Shipping, Milan Shipping and Roma Shipping, to survey the construction of their Panamax and Post-Panamax newbuilding tankers being built at the 3Maj Shipyard in Rijeka, Croatia. When Mr. Gianfranchi joined SSM in 1989, he began as vessel master of its OBOs (multipurpose vessels that carry ore, heavy drybulk and oil). Upon obtaining his Master Mariner License in 1972, he served until 1989 as a vessel master with prominent Italian shipping companies, including NAI, which is the largest private Italian shipping company and owned by the Lolli-Ghetti family, and Almare, initially a subsidiary of NAI but later controlled by Finmare, the Italian state shipping financial holding company. In this position he served mostly on OBOs, tankers and drybulk carriers. He graduated from La Spezia Nautical Institute in Italy in 1963.

Luca Forgione, General Counsel

Luca Forgione has served as our General Counsel since July 1, 2013 and as our Secretary from July 1, 2013 to December 18, 2013. Mr. Forgione also serves and has served as General Counsel of Scorpio Tankers (NYSE: STNG) since its initial public offering in April 2010 and has served as Secretary from December 9, 2009 to December 2, 2013. He joined Scorpio Group in August 2009 where he continues to serve as General Counsel. He is licensed as a lawyer in his native Italy and as a Solicitor of the Supreme Court of England & Wales. Mr. Forgione has ten years of shipping industry experience and has worked in the fields of shipping, offshore logistics, commodity trading and energy since the beginning of his in-house career, most recently with Constellation Energy Commodities Group Ltd. in London, part of Constellation Energy Group Inc. then listed on the NYSE under “CEG” and now part of Exelon (NYSE: EXC) from 2007 to 2009, and previously with Coeclerici S.p.a. in Milan from 2004 to 2007. He has experience with all aspects of the supply chain of drybulk and energy commodities (upstream and downstream), and has developed considerable understanding of the regulatory and compliance regimes surrounding the trading of physical and financial commodities as well as the owning, managing and chartering of vessels. Mr. Forgione was a Tutor in International Trade Law and Admiralty

Law at University College London (U.K.) and more recently a Visiting Lecturer in International Trade Law at King’s College (U.K.). He has a Master’s Degree in Maritime Law from the University of Southampton (U.K.) and a Law Degree from the University of Genoa (Italy).

Anoushka Kachelo, Secretary

Anoushka Kachelo has served as our Secretary since December 18, 2013. Mrs. Kachelo joined Scorpio Group in September 2010 as Senior Legal Counsel. She is a Solicitor of the Supreme Court of England & Wales and has worked in the fields of commodity trading, energy and asset finance. Prior to joining the Scorpio Group, Mrs. Kachelo was Legal Counsel for the Commodities Team at JPMorgan (London) and prior to that in private practice for the London office of McDermott Will & Emery and Linklaters. She has a BA in Jurisprudence from the University of Oxford (U.K.).

Board of Directors and Committees

Our board of directors currently consists of five directors, three of whom have been determined by our board of directors to be independent under the rules of the New York Stock Exchange and the rules and regulations of the SEC. Our board has an Audit Committee, a Nominating Committee and a Compensation Committee, each of which is comprised of our three independent directors, who are Messrs. Giorgi, Steimler and Gut. The Audit Committee, which operates under a charter, among other things, reviews our external financial reporting, engages our external auditors and oversee our internal audit activities, procedures and the adequacy of our internal controls. In addition, provided that no member of the Audit Committee has a material interest in such transaction, the Audit Committee is responsible for reviewing transactions that we may enter into in the future with other members of the Scorpio Group that our board believes may present potential conflicts of interests between us and the Scorpio Group. The Nominating and Corporate Governance Committee is responsible for recommending to the board of directors nominees for director and directors for appointment to board committees and advising the board with regard to corporate governance practices. The Compensation Committee oversees our equity incentive plan and recommends director and senior employee compensation. Our shareholders may also nominate directors in accordance with procedures set forth in our bylaws.

Our board of directors may, in the future, establish such other committees as it determines from time to time.

Corporate Governance Practices

Pursuant to an exception for foreign private issuers, we, as a Marshall Islands company, are not required to comply with the corporate governance practices followed by U.S. companies under the NYSE listing standards. We believe that our established practices in the area of corporate governance are in line with the spirit of the NYSE standards and provide adequate protection to our shareholders. In this respect, we have voluntarily adopted NYSE required practices, such as (i) having a majority of independent directors, (ii) establishing audit, compensation and nominating committees and (iii) adopting a Code of Ethics.

Pursuant to Section 303.A.11 of the NYSE Listed Company Manual, we are required to list the significant differences between our corporate governance practices and the NYSE standards applicable to listed U.S. companies. There are two significant differences between our corporate governance practices and the practices required by the NYSE. The NYSE requires that non-management directors meet regularly in executive sessions without management. The NYSE also requires that all independent directors meet in an executive session at least once a year. The Marshall Islands law and our bylaws do not require our non-management directors to regularly hold executive sessions without management. During 2013, our non-management directors met in executive session once. The NYSE requires companies to adopt and disclose corporate governance guidelines. The guidelines must address, among other things: director qualification standards, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and an annual performance evaluation. We are not required to adopt such guidelines under Marshall Islands law and we have not adopted such guidelines.

Board of Directors and Executive Compensation

For the period from March 20, 2013 (our inception) to December 31, 2013, we paid compensation to our directors and senior management of approximately $1.8 million. These amounts have been accruing since July 2013.

Beginning January 2014, each of our non-employee directors receive cash compensation in the aggregate amount of $60,000 annually, plus either (i) an additional fee of $10,000 per year for each committee on which a director serves or (ii) an additional fee of $20,000 per year for each committee for which a director serves as Chairman. In addition, our lead independent director receives an additional fee of $20,000 per year. All actual expenses incurred while acting in their capacity as a director are reimbursed. For each board or committee meeting the non-employee director attends, the director receives $2,000. We do not have a retirement plan for our officers or directors.

We have agreed employment agreements with each of our executives. These employment agreements remain in effect until terminated in accordance with their terms upon no less than 24 months prior written notice. Pursuant to the terms of their respective employment agreements, our executives are prohibited from disclosing or unlawfully using any of our material confidential information.

Upon a change in control of us, the annual bonus provided under the employment agreement becomes a fixed bonus of between 150% and 250% of the executive’s base salary, depending on the terms of the employment agreement applicable to each executive.

Any such executive may be entitled to receive upon termination an assurance bonus equal to such fixed bonus and an immediate lump-sum payment in an amount equal to up to three times the sum of the executive’s then current base salary and the assurance bonus. If an executive’s employment is terminated for cause or voluntarily by the employee, he shall not be entitled to any salary, benefits or reimbursements beyond those accrued through the date of his termination, unless he voluntarily terminated his employment in connection with certain conditions. Those conditions include a change in control combined with a significant geographic relocation of his office, a material diminution of his duties and responsibilities, and other conditions identified in the employment agreement.

We believe that it is important to align the interests of our directors and management with that of our shareholders. In this regard, we have determined that it will generally be beneficial to us and to our shareholders for our directors and management to have a stake in our long-term performance. We expect to have a meaningful component of our compensation package for our directors and management consist of equity interests in us in order to provide them on an on-going basis with a meaningful percentage of ownership in us.

Equity Incentive Plan

Our board of directors has adopted an equity incentive plan, which we refer to as the Equity Incentive Plan, under which directors, officers and employees of us and our subsidiaries and affiliates are eligible to receive incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and unrestricted common shares. We have reserved a total of 7,012,391 common shares, which includes an additional 2,150,370 common shares that our board of directors reserved for issuance under the plan on February 21, 2014, for issuance under the Equity Incentive Plan, subject to adjustment for changes in capitalization as provided in the Equity Incentive Plan. The Equity Incentive Plan is administered by our Compensation Committee.

Under the terms of the plan, stock options and stock appreciation rights granted under the plan will have an exercise price equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights will be exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting, forfeiture and other terms and conditions as determined by the plan administrator. Following the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of vested restricted stock units multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding will become fully vested and exercisable in full.

Our board of directors may amend or terminate the plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholder approval of plan amendments will be required under certain circumstances. Unless terminated earlier by our board of directors, the plan will expire ten years from the date the plan is adopted.

On September 30, 2013, we granted an aggregate of 2,775,000 restricted shares to officers and employees. Of this total, 1,395,000 restricted shares vest in three equal installments on July 27, 2015, July 27, 2016 and July 27, 2017. The remaining 1,380,000 restricted shares vest in three equal installments on September 30, 2015, September 30, 2016 and September 30, 2017. The aggregate fair value of these awards is $26.9 million, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On November 6, 2013, we granted 1,380,000 restricted shares to our officers. These restricted shares vest in three equal installments on November 6, 2015, November 6, 2016 and November 6, 2017. The fair value of these awards was $13.3 million, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On December 17, 2013, we granted 707,020 restricted shares to our officers, members of the board of directors and employees. Of these restricted shares, 617,020 restricted shares vest in three equal installments on December 17, 2015, December 17, 2016 and December 17, 2017 and 90,000 restricted shares vest in three equal installments on December 17, 2014, December 17, 2015 and December 17, 2016. The fair value of these awards was $6.8 million, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On February 21, 2014, we granted 2,080,370 restricted shares to officers, members of the board of directors and employees of the Company. Of these restricted shares, 1,990,370 restricted shares vest in three equal installments on February 21, 2016, February 21, 2017 and February 21, 2018 and 90,000 restricted shares vest in three equal installments on February 21, 2015, February 21, 2016 and February 21, 2017. The fair value of these awards was $19.4 million, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On May 20, 2014, we granted 68,000 restricted shares to employees of affiliated companies. Of these restricted shares, 68,000 restricted shares vest in three equal installments on February 21, 2016, February 21, 2017 and February 21, 2018. The fair value of these awards was $590, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

Employees

Since July 1, 2013, we have had three employees (excluding our executive officers).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Commercial and Technical Management Agreements

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to a Master Agreement, which may be terminated by either party upon 24 months’ notice. SCM and SSM are companies affiliated with us. The vessels we charter-in are also commercially managed by SCM. We expect that additional vessels that we may acquire in the future, including the vessels in our Newbuilding Program, will also be managed under the Master Agreement or on substantially similar terms.

SCM’s services include securing employment for our vessels in the spot market and on time charters. SCM also manages the Scorpio Group Pools in which our vessels are, or are expected to be employed. For commercial management of any of our vessels that does not operate in one of these pools, we pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Group Pool participants, including us and third-party owners of similar vessels, are each expected to pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.

SSM’s services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We will pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our vessels in the Newbuilding Program upon delivery. In addition, representatives of SSM, including certain subcontractors, provide us with construction supervisory services while our vessels are being constructed in shipyards. For these services, we compensate SSM for its direct expenses, which can vary between $200,000 and $500,000 per vessel.

Administrative Services Agreement

We have entered into an Administrative Services Agreement with SSH for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. SSH is a company affiliated with us. SSH also arranges acquisitions for us. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. Pursuant to the Administrative Services Agreement, we will reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above and a pro-rata portion of the salary incurred by SSH for an internal auditor. We will also pay SSH a fee for arranging vessel acquisitions, including newbuildings, equal to $250,000 per vessel, due upon delivery of the vessel, which is payable in our common shares. We have agreed to issue upon delivery of each vessel in our Newbuilding Program (i) 31,250 common shares to SSH as payment related to each of the first 17 vessels in our Newbuilding Program; (ii) 25,811 common shares to SSH as payment related to each of the next nine vessels in our Newbuilding Program; (iii) 25,633 common shares to SSH as payment related to each of the next ten vessels in our Newbuilding Program; (iv) 26,419 common shares to SSH as payment related to each of the next four Kamsarmax vessels in our Newbuilding Program; (v) 26,185 common shares to SSH as payment related to each of the next three Capesize vessels in our Newbuilding Program; (vi) 26,197 common shares to SSH as payment related to each of the next two vessels in our Newbuilding Program; (vii) 26,394 common shares to SSH as payment related to each of the next seven vessels in our Newbuilding Program; (viii) 26,248 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (ix) 26,111 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (x) 26,050 common shares to SSH as payment related to each of the next three vessels in our Newbuilding Program; (xi) 25,888 common shares to SSH as payment related to each of the next 11 vessels in our Newbuilding Program; (xii) 25,497 common shares to SSH as payment related to each of the next five vessels in our Newbuilding Program and (xiii) 27,640 common shares to SSH as payment related to the next vessel in our Newbuilding Program. For all vessels added to our Newbuilding Program after the first 17 vessels, the number of common shares issuable to SSH as payment is based on the market value of our common shares based on the volume weighted average price of our common shares over the 30 trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. In addition, SSH has agreed with us not to own any drybulk carriers greater than 30,000 dwt for so long as the Administrative Services Agreement is in full force and effect. This agreement may be terminated by SSH three years following the third anniversary of our initial public offering upon 12 months’ notice.

Share Issuances

Upon our formation in March 2013, we issued 1,500 common shares to SSH. During July 2013, we issued and sold an additional 1,250,000 common shares to SSH for $10.0 million as part of a series of Norwegian private transactions exempt from registration under the Securities Act, which were subject to a contractual lock-up until July 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and officers, of which we are aware as of the date of this prospectus.

Name	No. of Shares	% Owned (1)(2)
Scorpio Services Holding Limited (2)(7)	1,251,500	0.9%
Galahad Securities Limited (3)	17,679,481	12.6%
Avenue Europe International Management, L.P. (5)(6)	1,923,892	1.4%
Avenue Capital Management II, L.P. (5)(6)	7,607,435	5.4%
BlueMountain Capital Management LLC (6)	8,538,000	6.1%
York Capital Management Global Advisors, LLC (4)(6)	10,659,000	7.6%
Monarch Alternative Capital LP (4)(6)	8,341,000	5.9%
Directors and executive officers as a group (7)	4,928,675	3.5%

(1)	Calculated based on 140,273,498 common shares outstanding as of August 28, 2014.
(2)	Excludes 2,141,544 common shares payable under the Administrative Services Agreement.
(3)	This information is derived from Schedule 13G/A filed with the SEC on March 12, 2014.
(4)	This information is derived from Schedule 13G filed with the SEC on February 14, 2014.
(5)	This information is derived from Schedule 13G filed with the SEC on August 27, 2014.
(6)	Includes common shares held by funds managed thereby.
(7)	Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Services Holdings Limited, respectively.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Scorpio Bulkers Inc., the issuer of the Notes, and not to any of its subsidiaries.

General

The Notes will be issued under an indenture to be dated as of             , 2014 (the “Base Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of                     , 2014, between us and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Notes will initially be limited to $35,000,000 in aggregate principal amount (or $40,250,000 if the underwriters exercise their option to purchase Additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes. No Additional Notes may be issued if an event of default has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no default or event of default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into commercial loans or bank debt, whether secured or unsecured, including without limitation, such debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on                     , 2019 and will bear interest at an annual rate of     % per year.

Interest on the Notes will accrue from and including                     , 2014, or, if interest has already been paid, from and including the last interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We will make interest payments on the Notes quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on                     , 2014, to holders of record at the close of business on the March 1, June 1, September 1 or December 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “—Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on our Notes is structurally subordinated to the rights of the lenders of our subsidiaries.”

As of June 30, 2014, the Company had no debt outstanding, but had received bank commitments for up to $977.1 million in aggregate proposed future borrowings (all of which will be secured indebtedness).

Listing

We have applied to list the Notes on the New York Stock Exchange under the symbol “SLTB.” We expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Optional Redemption

Except as described under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable by us at our option prior to             .

The Notes will be redeemable at our option, in whole or in part, at any time on or after             , 2016 upon providing not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notice of Redemption

Notices of redemption shall be sent at least 30 days but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed at its registered address. We will, at least 5 calendar days prior to the publication or sending of any notice of redemption of any Notes as described under this heading, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;

(5)	any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)	any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or

(8)	any combination of items (1) through (7) above.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)	a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least five calendar days before the Company provides notice of redemption of the Notes as described above under “Notice of Redemption,” the Company will deliver to the Trustee and paying agent (a) an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the officers’ certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. The Company shall not permit Net Borrowings to equal or exceed 70% of Total Assets.

(b) Limitation on Minimum Tangible Net Worth. The Company shall ensure that its Tangible Net Worth always exceeds five hundred million dollars (US$500,000,000).

(c) Reports. Following any Cross Default (as defined below), the Company shall promptly notify the holders of the Notes of the occurrence of such Cross Default.

(d) Restricted Payments. If (i) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default has occurred and is continuing, (ii) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default would result therefrom, (iii) the Company is not in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in Certain Covenants hereof, or (iv) any payment of dividends or any form of distribution or return of capital would result in the Company not being in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in Certain Covenants hereof, then neither the Company nor any subsidiary will declare or pay any dividends or return any capital to its equity holders (other than the Company or a wholly-owned subsidiary of the Company) or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a wholly-owned subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company or any wholly-owned subsidiary, or repay any subordinated loans to equity holders (other than the Company or a wholly-owned subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(e) Line of Business. The Company will not, nor will the Company permit any of its subsidiaries (other than an Immaterial Subsidiary) to, engage primarily in any business other than a Permitted Business.

(f) Limitation on Asset Sales. The Company shall not, and shall not permit any subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s, or of any such subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company receives, or the relevant subsidiary receives, consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the relevant subsidiary, as the case may be, shall apply all such Net Proceeds to:

(1)	repay or prepay indebtedness under any Credit Facility secured by a lien on assets of the Company or any subsidiary;

(2)	acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to subsidiaries of the Company existing on the date of this prospectus;

(3)	make a capital expenditure;

(4)	acquire other assets that are not classified as current assets under US GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(5)	repay unsecured senior indebtedness of the Company or any subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and

(6)	any combination of the transactions permitted by the foregoing clauses (1) through (5),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “—Change of Control Permits Holders to Require us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” and not by the provisions of this “—Limitation on Asset Sales.”

A (1) binding contract to apply the Net Proceeds in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale (as defined below) occurs at any time, the Company must, within 30 days of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Limited Permitted Asset Sale notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

(h) Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event of default described under “—Events of Default” and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an event of default, its status and what action the Company is taking or proposes to take with respect thereto.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents, including any cash that is classified as current or non-current restricted cash as determined in accordance with US GAAP.

“Credit Facility” means, with respect to Scorpio Bulkers Inc. or any of its subsidiaries, any debt or commercial paper facilities with banks or other lenders providing for revolving credit, term loans or letters of credit or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified person prepared in accordance with US GAAP.

“Cross Default” means the occurrence, with respect to any debt of the Company or any subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“Immaterial Subsidiary” means any subsidiary the net book value of whose assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company, in each case as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (6) in accordance with the requirements set forth in “—Limitation on Asset Sales” and (ii) that results in Net Proceeds in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale represent consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted;

“Net Borrowings” means, in respect of Scorpio Bulkers Inc. on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) Total Borrowings; less

(b) Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of assumption by the purchaser of indebtedness or other obligations relating to the property or assets that are the subject of such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with US GAAP and any reserve in accordance with US GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Permitted Asset Sale” means:

(1) any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of during any fiscal year may be up to (and including) 25% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or the relevant subsidiary receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition; and

(2) (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the board of directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph during any fiscal year may not exceed 10% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year.

“Permitted Business” means any business conducted by the Company or any of its subsidiaries as described in the Company’s annual report on Form 20-F for the year ended December 31, 2013 and any businesses that, in the good faith judgment of the board of directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof, including without limitation, the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Tangible Net Worth” means, on a consolidated basis, as of a given date, the total shareholders’ equity (including retained earnings) of Scorpio Bulkers Inc. and its consolidated subsidiaries, minus goodwill and other non-tangible items.

“Total Assets” means, in respect of Scorpio Bulkers Inc. on a consolidated basis, as of a given date, all of the assets of Scorpio Bulkers Inc. of the types presented on its consolidated balance sheet.

“Total Borrowings” means, in respect of Scorpio Bulkers Inc. on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under US GAAP, and, for purposes of the indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with US GAAP; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under US GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Scorpio Bulkers Inc. to the extent that such guaranteed indebtedness is determined and given a value in respect of Scorpio Bulkers Inc. on a consolidated basis in accordance with US GAAP.

Notwithstanding the foregoing, “Total Borrowings” shall not include any indebtedness or obligations arising from derivative transactions entered into solely for purposes of protecting against interest rate or currency fluctuations.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with US GAAP in effect as of December 31, 2013.

“US GAAP” means United States Generally Accepted Accounting Principles.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company, in each case together with all related spares, equipment and any additions or improvements.

Change of Control Permits Holders to Require us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, holders of Notes will have the right, at their option, to require us to purchase for cash any or all of such holder’s Notes, or any portion of the principal amount thereof, that is equal to $25 or multiples of $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Change of Control Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by a Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of our board of directors; or

(4)	if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, the Notes fail, or at any point cease, to be listed on the New York Stock Exchange or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Permitted Holder” means (a) Emanuele Lauro, (b) any immediate family member of Emanuele Lauro, or (c) one or more affiliates of any person listed in (a) or (b). “Immediate family members” shall refer to a person’s spouse, parent, children and siblings.

Offer to Purchase

On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control or the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the date of the Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the last date on which a holder may exercise the repurchase right;

•	the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable;

•	the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time to achieve a broad dissemination of such notice.

To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:

•	if certificated, state the certificate numbers of the Notes to be delivered for purchase;

•	if not certificated, comply with requisite DTC procedures;

•	state the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and

•	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:

•	state the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;

•	if not certificated, comply with requisite DTC procedures; and

•	state the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Notes on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be. The holder of such Notes will receive payment of the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, on the later of the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:

•	the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder of such Notes will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

No Notes may be purchased at the option of holders thereof upon a Change of Control or a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Change of Control purchase rights of the holders of Notes could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders of Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to purchase the Notes upon a change of control, and our existing and future debt may contain limitations on our ability to repurchase the Notes.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer or lease all or substantially all of our properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;

•	expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

Events of Default

The Notes are subject to the following events of default:

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform or comply with the provisions of the Indenture relating to mergers and similar events;

(4)	failure to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales,” respectively;

(5)	failure to perform any of our other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)	any debt for borrowed money of the Company or any subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(7)	any final non-appealable judgment or decree for the payment of money in excess of $25.0 million is entered against us and remains outstanding for a period of 90 consecutive days following entry of such final non-appealable judgment or decree and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

If an event of default, other than an event of default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an event of default described in clause (8) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and any premium, interest or Additional Amounts which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an event of default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the TIA any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our annual reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such event of default first occurs and on which such event of default is continuing. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an event of default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

•	the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any Note when due;

•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 120 days after the Trustee receives written notice of a default, the Trustee shall transmit by mail to all holders of Notes, notice of such default hereunder, unless such default shall have been cured or waived. Except in the case of a default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

We and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes;

•	reduce the principal amount of or interest on the Notes;

•	change the interest rate applicable to the Notes;

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales” in a manner adverse to holders of Notes;

•	change the ranking of the Notes;

•	change our obligation to pay Additional Amounts on any Note;

•	waive a default or event of default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes; or

•	modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

We and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the Notes in any material respect;

•	provide for the assumption by a successor corporation of our obligations under the Indenture in accordance with the provisions of the Indenture;

•	secure the Notes;

•	add to our covenants for the benefit of the holders of the Notes or surrender any right or power conferred upon us;

•	to comply with the requirements of the TIA and any rules promulgated under the TIA; or

•	make any change that does not adversely affect the rights of any holder in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

We may terminate at any time all our obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. We may also terminate at any time our obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require us to Purchase Notes,” “—Certain Covenants” and “—Reports,” and the operation of certain events of default, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	we irrevocably deposit in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a default under the Indenture or any other material agreement or instrument binding us,

(3)	no default or event of default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, a default or event of default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, we deliver to the Trustee an opinion of counsel stating that:

(a)	we have received from the IRS a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)	in the case of the covenant defeasance option, we deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)	we deliver to the Trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. Government obligations (or other property as may be provided pursuant to the terms of the Indenture) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)	we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

If we exercise the covenant defeasance option, under the Indenture, the Company will be released from its obligations in the provisions described under “Change of Control Permits Holders to Require us to Purchase Notes.”

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent; or

•	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information to the extent required of us to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders of Notes available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Deutsche Bank Trust Company Americas will be the initial Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

Book-entry System; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be effected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be affected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be fully protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

As of June 30, 2014, we had no outstanding indebtedness. As of the same date, we received bank commitments for up to $977.1 million in aggregate proposed future borrowings, consisting of our $330.0 Million Senior Secured Credit Facility, our $67.5 Million Senior Secured Credit Facility, our $39.6 Million Senior Secured Credit Facility, and our Proposed $540.0 Million Senior Secured Credit Facility, which is subject to the negotiation and execution of final documentation. Below is a summary description of the terms of our credit facilities.

$67.5 Million Senior Secured Credit Facility

On July 30, 2014, we entered into a $67.5 million credit facility with a leading European financial institution. The proceeds of this facility are expected to fund a portion of the purchase price of the four of the vessels in our Newbuilding Program that secure this facility. This facility has a seven year term from the date of delivery of each such vessel securing the loan, with customary financial and restrictive covenants. This facility bears interest at LIBOR plus a margin of 2.95%, and quarterly principal repayments on each tranche is approximately $0.3 million. The $67.5 Million Senior Secured Credit Facility is secured by, among other things, a first priority mortgage on four of the vessels in our Newbuilding Program (two Ultramax and two Kamsarmax), and a parent company guarantee.

$330.0 Million Senior Secured Credit Facility

On July 29, 2014, we entered a $330.0 million senior secured credit facility with Credit Agricole Corporate and Investment Bank and Deutsche Bank AG London to finance a portion of the purchase price of 22 of the vessels in our Newbuilding Program. This facility bears interest at LIBOR plus a margin of 2.925% and has a term of seven years. This facility is secured by, among other things, a first preferred cross-collateralized mortgage on each of 22 of our newbuilding vessels (consisting of 16 Ultramax drybulk carriers and six Kamsarmax drybulk carriers) and guaranteed by each of the collateral vessel owning subsidiaries. We expect that we will draw under this facility upon the delivery of each collateral vessel in an amount not to exceed the lesser of 60% of the fair market value of such vessel or a stated draw down amount until December 31, 2016.

$39.6 Million Senior Secured Credit Facility

On June 27, 2014, we entered into a $39.6 million senior secured credit facility with NIBC Bank N.V. to finance a portion of the market value of two of the vessels in our Newbuilding Program that secure this facility. This facility bears interest at LIBOR plus a margin of 2.925% and has a term of five years. This facility is secured by, among other things, a first priority mortgage on two of the vessels in our Newbuilding Program (two Kamsarmax) and guaranteed by each of the collateral vessel owning subsidiaries.

Proposed $540.0 Million Senior Secured Credit Facility

On July 21, 2014, we received a commitment from two leading European financial institutions for a $540 million senior secured loan facility. The proceeds of this facility are expected to finance up to 55% of the contract price for 24 of the vessels in our Newbuilding Program (six Ultramax, nine Kamsarmax, and nine Capesize vessels) with expected deliveries in 2015 and 2016. This facility is expected to have a six year term with customary financial and restrictive covenants, and interest at LIBOR plus a margin. The closing of this loan facility, which is expected within 2014, is subject to usual and customary conditions precedent, including the negotiation and execution of final documentation.

Loan Covenants

Certain of our credit facilities discussed above have, or are expected to have, among other things, the following financial covenants which require us to:

•	maintain minimum consolidated liquidity of not less than the greater of (i) $50.0 million or (ii) $850,000 per vessel owned by us or any of our subsidiaries;

•	maintain consolidated tangible net worth of not less than $500.0 million, plus (i) 25% of our consolidated net income for each fiscal quarter and (ii) 50% of the value of the equity proceeds we received from the sale of our common shares as of December 31, 2013;

•	maintain a ratio of net debt (which means our total indebtedness less cash) to consolidated total capitalization (which means consolidated tangible net worth plus, among other things, our consolidated indebtedness) of 60% or less;

•	maintain a ratio of consolidated EBITDA to consolidated net interest expense of not less than 1.0 to 1.0 for the quarter ending September 30, 2015 until and including the quarter ending December 31, 2016, 2.0 to 1.0 for the quarter ending March 31, 2017 until and including the quarter ending December 31, 2017, and thereafter 2.5 to 1.0; and

•	maintain a minimum fair value of the collateral for each credit facility, such that the aggregate fair value of the vessels collateralizing the credit facility be at least between 130% to 140%, depending on the credit facility, of the aggregate principal amount outstanding under such credit facility.

Our credit facilities discussed above have, or are expected to have, among other things, the following restrictive covenants which would restrict our ability to:

•	incur additional indebtedness;

•	sell the collateral vessel, if applicable;

•	make additional investments or acquisitions;

•	pay dividends, in the event of a default, or if an event of default would occur as a result of the payment of dividends; and

•	effect a change of control of the Company.

In addition, our credit facilities contain, or are expected to contain, customary events of default, including cross-default provisions.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

• Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

• Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.	Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

Removal:	Removal:

• Any or all of the directors may be removed for cause by vote of the shareholders.

• If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

• Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a by-law.	Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Marshall Islands	Delaware
Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or

• Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Marshall Islands	Delaware
Attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

TAX CONSIDERATIONS

In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax considerations that are relevant to prospective holders of our Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of our Notes that purchase our Notes at their issue price as part of the initial offering and hold our Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Notes.

No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us, holders of our Notes, or our shareholders.

Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes (which is not expected to differ significantly from the actual yield on the Notes), with adjustments to such accruals when any contingent payments are made that differ from the projected payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as interest income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Stated Interest on our Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in our Notes and the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for our Notes. Your adjusted tax basis in our Notes generally will equal the amount you paid for our Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Notes (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on our Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest (including Additional Amounts, if any) on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the interest is deemed to be effectively connected with that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder may be subject to tax at a 30% rate on gain resulting from the disposition of our Notes which may be offset by U.S.-source capital losses.

U.S. Estate Tax Considerations

For purposes of U.S. federal estate tax, our Notes will be treated as situated outside the United States and will not be includible in the gross estate of a non-U.S. Holder at the time of death.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury, on an applicable IRS Form W-8, as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury, on an applicable IRS Form W-8, as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

In the opinion of Seward & Kissel LLP, our Marshall Islands counsel, the following are the material Marshall Islands tax considerations applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands that are relevant to prospective holders of our Notes.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder or shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated, Deutsche Bank Securities, Inc. and Jefferies LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below:

Name	Principal Amount of Notes
Stifel, Nicolaus & Company, Incorporated	$
Deutsche Bank Securities Inc.
Jefferies LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Janney Montgomery Scott LLC
Wunderlich Securities, Inc.
MLV & Co. LLC

Total		$35,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus if any such Notes are taken. However, the underwriters are not required to take or pay for the Notes covered by the underwriters’ option to purchase additional Notes described below.

The underwriters initially propose to offer the Notes directly to the public at the offering price listed on the cover of this prospectus and may offer Notes to certain dealers at such offering price, less a concession not in excess of     % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $5,250,000 aggregate principal amount of Notes at the public offering price listed on the cover of this prospectus, less underwriting discounts and commissions. The representatives may exercise this option on behalf of the underwriters in whole or in part by giving written notice to us no later than 30 days after the date of this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Notes as the number listed next to the underwriter’s name in the preceding table bears to the total number of Notes listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the Notes and in total. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

	Total
	Per Note	No Exercise	Full Exercise
Underwriting discounts and commissions	$0.75	$1,050,000	$1,207,500

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $300,000.

The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the New York Stock Exchange. We expect trading in the Notes on the New York Stock Exchange within 30 days after                     , 2014, the original issue date of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice, in their sole discretion. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In the underwriting agreement, we have agreed that we will not, during the period from the date of this prospectus through the closing date of the offering of the Notes, offer, sell, contract to sell or otherwise dispose of any debt securities of ours or warrants to purchase or otherwise acquire debt securities of ours substantially similar to the Notes (other than (i) the Notes, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the representative).

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company. Certain affiliates of the underwriters are lenders and/or agents under one or more of the Company’s credit facilities. The estimated offering expenses payable by us, excluding underwriting discounts and commissions, are approximately $        , which includes legal, accounting and printing costs and various other fees associated with the offering of the Notes.

If you purchase Notes offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the Notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France: or

•	used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-l º -or- 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

Neither this prospectus nor any other material relating to the Notes which is the subject of the offering contemplated by this prospectus constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The Notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus or any other material relating to the Notes are personal and confidential and do not constitute an offer to any other person. This prospectus or any other material relating to the Notes may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. Such materials may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(lA), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

INDUSTRY AND MARKET DATA

The discussions contained under the heading “The Dry Bulk Shipping Industry” have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that SSY believes they accurately describe the international drybulk shipping market as of the date of this prospectus.

The statistical and graphical information we use in this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

LEGAL MATTERS

The validity of the Notes and certain other matters relating to United States federal income and Marshall Islands tax considerations and to Marshall Islands corporations law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the period from March 20, 2013 (date of inception) to December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Statements in this prospectus or any applicable prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents that are filed as exhibits to this registration statement for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

We disclose important information to you by referring you to documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We hereby incorporate by reference our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

(011) 377 9798 5716

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the distribution of our Notes in this offering, other than underwriting discounts and commissions, will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.

SEC Registration Fee	$5,185
Printing and Engraving Expenses	30,000
Legal Fees and Expenses	150,000
Accountants’ Fees and Expenses	48,000
Trustee Fees and Expenses	7,500
FINRA Fee	9,125
Miscellaneous Costs	50,190

Total	$300,000

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Index to Unaudited Condensed Consolidated Interim Financial Statements

Consolidated Balance Sheets (unaudited) as of June 30, 2014 and December 31, 2013	F-2
Consolidated Statements of Operations (unaudited) for the six months ended June 30, 2014 and for the period from March 20, 2013 (date of inception) to June 30, 2013	F-3
Consolidated Statement of Changes in Shareholders’ Equity (unaudited) for the six months ended June 30, 2014	F-4
Consolidated Statement of Cash Flows (unaudited) for the six months ended June 30, 2014 and for the period from March 20, 2013 (date of inception) to June 30, 2013	F-5
Notes to the Consolidated Financial Statements (unaudited)	F-6

SCORPIO BULKERS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$345,956	$733,896
Due from charterers	2,272	-
Due from related parties	12,597	-
Prepaid expenses and other current assets	2,221	61

Total current assets	363,046	733,957

Non-current assets
Vessels under construction	842,845	371,692
Other assets	1,411	35
Due from related parties	3,981	-

Total non-current assets	848,237	371,727

Total assets	$1,211,283	$1,105,684

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$77,579	$1,472
Due to related parties	1,512	-

Total current liabilities	79,091	1,472

Total liabilities	79,091	1,472

Shareholders’ equity
Common stock, $0.01 par value per share; authorized 450,000,000 shares; issued and outstanding 140,247,301 and 133,403,931 shares as of June 30, 2014 and December 31, 2013, respectively	1,402	1,334
Paid-in capital	1,162,755	1,109,185
Accumulated deficit	(31,965)	(6,307)

Total shareholders’ equity	1,132,192	1,104,212

Total liabilities and shareholders’ equity	$1,211,283	$1,105,684

See accompanying notes to unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Six Months Ended June 30, 2014	Period from March 20, 2013 (date of inception) to June 30, 2013
Revenue:
Vessel revenue	$18,647	$-

Operating expenses:
Voyage expenses	3,180	-
Charterhire expense	26,562	-
General and administrative expenses	15,351	1

Total operating expenses	45,093	1

Operating loss	(26,446)	(1)

Other income (expense):
Interest income	793	-
Foreign exchange loss	(5)	-

Total other income	788	-

Net loss	$(25,658)	$(1)

Loss per common share-basic and diluted (1)	$(0.19)	$(0.67)
Weighted-average shares outstanding- basic and diluted (1)	132,925,640	1,500

(1)	Diluted weighted-average shares outstanding, which would include the impact of restricted shares, for the three and six months ended June 30, 2014 would be anti-dilutive since the Company is in a net loss position. As such, there is no difference between basic and diluted earnings per share for these periods. There were no potentially dilutive shares outstanding during the period from March 20, 2013(date of inception) to June 30, 2013.

See accompanying notes to unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

(Dollars in Thousands)

	Number of shares outstanding	Common stock	Paid-in capital	Accumulated deficit	Total
Balance as of December 31, 2013	133,403,931	$1,334	$1,109,185	$(6,307)	$1,104,212
Net loss				(25,658)	(25,658)
Net proceeds from common stock offering	4,695,000	47	42,313		42,360
Issuance of shares of restricted stock	2,148,370	21	(21)		-
Restricted stock amortization			11,278		11,278

Balance as of June 30, 2014	140,247,301	$1,402	$1,162,755	$(31,965)	$1,132,192

See accompanying notes to unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(Dollars in Thousands)

	Six Months Ended June 30, 2014	Period from March 20, 2013 (date of inception) to June 30, 2013
Operating activities
Net loss	$(25,658)	$(1)
Adjustment to reconcile net loss to net cash used by operating activities:
Restricted stock amortization	11,278	-
Changes in operating assets and liabilities:
Increase in amounts due from charterers	(2,272)	-
Increase in prepaid expenses and other current assets	(2,314)	-
Increase in accounts payable and accrued expenses	1,829	1
Related party balances	(15,066)	-

Net cash used in operating activities	(32,203)	-

Investing activities		-
Payments for vessels under construction	(397,000)	-

Net cash used in investing activities	(397,000)	-

Financing activities
Proceeds from issuance of common stock	42,485	-
Debt issue costs paid	(1,222)	-

Net cash provided by financing activities	41,263	-

Decrease in cash and cash equivalents	(387,940)	-
Cash at cash equivalents, beginning of period	733,896	-

Cash and cash equivalents, end of period	$345,956	$-

See accompanying notes to unaudited consolidated financial statements.

SCORPIO BULKERS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Dollars in thousands, except per share, per day and per vessel data)

1. General information and significant accounting policies

Company

Scorpio Bulkers Inc. and its subsidiaries (together “we”, “us” or the “Company”) is a company formed for the purpose of acquiring and operating the latest generation newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt in the international shipping markets. Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013.

As at the report date, which was June 30, 2014, the Company has ordered 80 newbuilding drybulk carriers, which it intends to operate. The planned principal operations of the Company have not yet commenced and revenue has been produced only from vessels the Company has time chartered-in.

Basis of accounting

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.

The interim financial statements are unaudited, but in the opinion of management, reflects all adjustments, consisting of a normal recurring nature, necessary for a fair presentation of the Company’s interim results as of the dates and for the periods presented. Interim results are not necessarily indicative of the results for a full year.

Significant Accounting Policies

Additional information—Development stage company

The Company reported in its December 31, 2013 financial statements that it was a “development stage company”. In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-10, which removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinctions between development stage entities and other reporting entities from US GAAP. Therefore, this Update removes retrospectively all incremental financial reporting requirements for development stage entities.

This Update is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Entities are allowed to apply such guidance early for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. The Company elected to adopt this guidance for its June 30, 2014 reporting period.

Accounting estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

In addition to the estimates noted above, significant estimates will include vessel valuations, the valuation of amounts due from charterers, residual value of vessels, useful life of vessels and the fair value of derivative instruments.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly-liquid investments with original maturities of three months or less, and that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these instruments.

Foreign currencies

The individual financial statements of Scorpio Bulkers Inc. and each of its subsidiaries are presented in the currency of the primary economic environment in which we operate (its functional currency), which in all cases is U.S. dollars. For the purpose of the consolidated financial statements, our results and financial position are also expressed in U.S. dollars.

In preparing the financial statements of Scorpio Bulkers Inc. and each of its subsidiaries, transactions in currencies other than the U.S. dollar are recorded at the rate of exchange prevailing on the dates of the transactions. Any change in exchange rate between the date of recognition and the date of settlement may result in a gain or loss which is recognized in the consolidated statement of operations. At the end of each reporting period, monetary assets and liabilities denominated in other currencies are retranslated into the functional currency at rates ruling at that date. All resultant exchange differences have been recognized in the consolidated statement of operations.

Vessels under construction

Vessels under construction are measured at cost and include costs incurred that are directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. These costs include installment payments made to the shipyards, directly attributable financing costs, professional fees and other costs deemed directly attributable to the construction of the asset.

Earnings per share

Basic earnings per share is calculated by dividing the net income attributable to equity holders of the common shares by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by adjusting the net income attributable to equity holders of the parent and the weighted average number of common shares used for calculating basic per share for the effects of all potentially dilutive shares. Such dilutive common shares are excluded when the effect would be to increase earnings per share or reduce a loss per share.

Restricted stock

We follow ASC Subtopic 718-10, “Compensation—Stock Compensation” (“ASC 718-10”), for restricted stock issued under our equity incentive plans. Stock-based compensation costs from restricted stock are classified as a component of additional paid-in capital. The restricted stock awards granted to our employees and directors contain only service conditions and are classified as equity settled. Accordingly, the fair value of our restricted stock awards is calculated by multiplying the share price on the grant date and the number of restricted stock shares granted that are expected to vest. We believe that the share price at the grant date serves as a proxy for the fair value of services to be provided by the employees and directors under the plan.

Compensation expense related to the awards is recognized ratably over the vesting period, based on our estimate of the number of awards that will eventually vest. The vesting period is the period during which an employee or director is required to provide service in exchange for an award and is updated at each balance sheet date to reflect any revisions in estimates of the number of awards expected to vest as a result of the effect of non-market-based vesting conditions.

Revenue recognition

Vessel revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for services provided in the normal course of business, net of discounts, and other sales-related or value added taxes.

Vessel revenue is comprised of either time charter revenue, voyage revenue and/or pool revenue.

(1)	Time charter revenue is recognized ratably as services are performed based on the daily rates specified in the time charter contract. We do not recognize revenue when a vessel is off hire.

(2)	Voyage charter agreements are charter hires, where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified charter rate. Revenue from voyage charter agreements is recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. We do not begin recognizing revenue until a charter has been agreed to by the customer and us, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. Estimated losses on voyages are provided for in full at the time such losses become evident. In the application of this policy, we do not begin recognizing revenue until (i) the amount of revenue can be measured reliably, (ii) it is probable that the economic benefits associated with the transaction will flow to the entity, (iii) the transactions’ stage of completion at the balance sheet date can be measured reliably and (iv) the costs incurred and the costs to complete the transaction can be measured reliably.

(3)	Pool revenue for each vessel is determined in accordance with the profit sharing terms specified within each pool agreement. In particular, the pool manager aggregates the revenues and expenses of all of the pool participants and distributes the net earnings to participants based on:

•	the pool points (vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics are taken into consideration); and

•	the number of days the vessel participated in the pool in the period.

We recognize pool revenue on a monthly basis, when the vessel has participated in a pool during the period and the amount of pool revenue for the month can be estimated reliably. We receive estimated vessel earnings based on the known number of days the vessel has participated in the pool, the contract terms, and the estimated monthly pool revenue. On a quarterly basis, we receive a report from the pool which identifies the number of days the vessel participated in the pool, the total pool points for the period, the total pool revenue for the period, and the calculated share of pool revenue for the vessel. We review the quarterly report for consistency with each vessel’s pool agreement and vessel management records. The estimated pool revenue is reconciled quarterly, coinciding with our external reporting periods, to the actual pool revenue earned, per the pool report. Consequently, in our financial statements, reported revenues represent actual pooled revenues. While differences do arise in the performance of these quarterly reconciliations, such differences are not material to total reported revenues.

Voyage expenses

Voyage expenses, which primarily include bunkers, port charges, canal tolls, cargo handling operations and brokerage commissions paid by us under voyage charters are expensed as incurred.

Charterhire expense

Charterhire expense is the amount we pay the owner for time chartered-in vessels. The amount is usually for a fixed period of time at charter rates that are generally fixed, but may contain a variable component based on inflation, interest rates, profit sharing, or current market rates. The vessel’s owner is responsible for crewing and other vessel operating costs. Charterhire expense is recognized ratably over the charterhire period.

Operating leases

Costs in respect of operating leases are charged to the consolidated statement of operations on a straight line basis over the lease term.

Income tax

Scorpio Bulkers Inc. and its subsidiaries are incorporated in the Republic of the Marshall Islands, and in accordance with the income tax laws of the Marshall Islands, are not subject to Marshall Islands’ income tax. We are also exempt from income tax in other jurisdictions including the United States of America due to tax treaties; therefore, we will not have any tax charges, benefits, or balances.

Deferred financing costs

Deferred financing costs, included in other assets, consist of fees, commissions and legal expenses associated with obtaining loan facilities and amending existing loan facilities. These costs are amortized over the life of the related debt and are included in interest expense.

The following are accounting policies that the Company will adopt going forward.

Once the planned operations of the Company commence, the following accounting policies will be relevant.

Vessel operating costs

Vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, and technical management fees, are expensed as incurred. Expenses for repairs and maintenance tend to fluctuate from period to period because most repairs and maintenance typically occur during periodic drydocking. We expect these expenses to increase as our fleet matures and to the extent that it expands.

Additionally, these costs include technical management fees that we pay to Scorpio Ship Management S.A.M. (“SSM”). (See Note 10.) Pursuant to an agreement, or the Master Agreement, SSM provides us with technical services, and we provide them with the ability to subcontract technical management of our vessels with our approval.

Vessels, net

Vessels, net is stated at historical cost less accumulated depreciation. Included in vessel costs are acquisition costs directly attributable to the acquisition of a vessel and expenditures made to prepare the vessel for its initial voyage. The Company also capitalizes interest costs for a vessel under construction as a cost which is directly attributable to the acquisition cost of a vessel. Vessels are depreciated on a straight-line basis over their estimated useful lives, determined to be 25 years from the date of initial delivery from the shipyard. Vessels under construction are not depreciated until such time as they are ready for use. Depreciation is based on cost less the estimated residual value which is the lightweight tonnage of each vessel multiplied by scrap value per ton. The scrap value per ton is estimated taking into consideration the historical four year average scrap market rates at the balance sheet date with changes accounted for in the period of change and in future periods.

Deferred drydocking costs

The vessels are required to undergo planned drydocks for replacement of certain components, major repairs and maintenance of other components, which cannot be carried out while the vessels are operating, approximately every 30 months or 60 months depending on the nature of work and external requirements. These drydock costs are capitalized and depreciated on a straight-line basis over the estimated period until the next drydock. When the drydock expenditure is incurred prior to the expiry of the period, the remaining balance is expensed.

We only include in deferred drydocking those direct costs that are incurred as part of the drydocking to meet regulatory requirements, or are expenditures that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard; cost of travel, lodging and subsistence of personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee the drydocking. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred.

Impairment of long-lived assets

We follow Accounting Standards Codification (“ASC”) Subtopic 360-10, “Property, Plant and Equipment” (“ASC 360-10”), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. If indicators of impairment are present, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value. Various factors including anticipated future charter rates, estimated scrap values, future drydocking costs and estimated vessel operating costs are included in this analysis.

Inventories

Inventories consist of lubricating oils and other items including stock provisions, and are stated at the lower of cost and net realizable value. Cost is determined using the first in first out method. Stores and spares are charged to vessel operating costs when purchased.

Fair value of financial instruments

The estimated fair values of our financial instruments such as amounts due to / due from charterers, accounts payable and long-term debt, approximate their individual carrying amounts due to their short-term maturity or the variable-rate nature of the respective borrowings under the credit facilities.

The fair value of the interest rate swaps is the estimated amount we would receive or have to pay in order to terminate these agreements at the reporting date, taking into account current interest rates and the creditworthiness of the counterparty for assets and our creditworthiness for liabilities.

Derivative financial instruments

Derivatives are initially recognized at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each balance sheet date. A derivative with a positive fair value is recognized as a financial asset whereas a derivative with a negative fair value is recognized as a financial liability. The resulting gain or loss is recognized in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedging relationship. We designate certain derivatives as hedges of highly probable forecast transactions (cash flow hedges) as described further below.

A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months, and it is not expected to be realized or settled within 12 months.

Hedge accounting for cash flow hedges

Our policy is to designate certain hedging instruments, which can include derivatives, embedded derivatives and non-derivatives in respect of foreign currency risk, as either fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. At the inception of the hedge relationship, we document the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, we document whether the hedging instrument is highly effective in offsetting changes in fair values or cash flows of the hedged item.

Derivative financial instruments are initially recognized in the balance sheet at fair value at the date the derivative contract is entered into and are subsequently measured at their fair value as other assets or other liabilities, respectively. Changes in fair value of derivative financial instruments, which are designated as cash flow hedges and deemed to be effective, are recognized directly in other comprehensive income. Changes in fair value of a portion of a hedge deemed to be ineffective are recognized in net profit or loss. Hedge effectiveness is measured quarterly.

Amounts previously recognized in other comprehensive income and accumulated in the hedging reserve are reclassified to profit or loss in the periods when the hedged item is recognized in profit or loss, in the same line of the statement of profit or loss as the recognized hedged item. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously accumulated in equity are transferred from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability.

Hedge accounting is discontinued when we revoke the hedging relationship, the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. Any gain or loss recognized in other comprehensive income at that time is accumulated in the hedge reserve and is recognized when the forecast transaction is ultimately recognized in profit or loss. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in the hedge reserve is recognized immediately in profit or loss.

Provisions

Provisions are recognized when we have a present obligation as a result of a past event, and it is probable that we will be required to settle that obligation. Provisions are measured at our best estimate of the expenditure required to settle the obligation at the balance sheet date, and are discounted to present value where the effect is material.

2. Cash Flow Information

For the six months ended June 30, 2014, the Company had non-cash investing activities not included in the consolidated statement of cash flows of $74,153 relating to costs associated with vessels under construction that had not been paid as of June 30, 2014.

For the six months ended June 30, 2014, the Company had non-cash financing activities not included in the consolidated statement of cash flows of $125 relating to costs associated with our initial public offering that had not been paid as of June 30, 2014.

3. Cash and cash equivalents

Included in cash and cash equivalents as of June 30, 2014 is $80,000 in short-term deposit with an original maturity of less than three months.

4. Vessels under construction

Vessels under construction is $842,845 as of June 30, 2014. Substantially all of this amount relates to installments paid on 80 of our newbuilding contracts.

As of June 30, 2014, we had contracts to acquire 80 newbuilding drybulk carriers, including 29 Ultramax vessels with carrying capacities between 60,200 and 64,000 dwt, 23 Kamsarmax vessels with carrying capacities between 81,600 and 84,000 dwt and 28 Capesize vessels with carrying capacities of 180,000 dwt. The aggregate purchase price of these 80 newbuildings is approximately $3,102,820 of which we have paid $764,064 through June 30, 2014. A summary of our vessels under construction is as follows:

Vessels Under Construction

Capesize Vessels

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull H1309—TBN SBI Puro	Q1-15	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
2 Hull H1310—TBN SBI Valrico	Q2-15	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
3 Hull H1311—TBN SBI Maduro	Q3-15	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
4 Hull H1364—TBN SBI Belicoso	Q4-15	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
5 Hull H1365—TBN SBI Corona	Q1-16	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
6 Hull H1366—TBN SBI Diadema	Q2-16	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
7 Hull H1367—TBN SBI Estupendo	Q3-16	180,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
8 Hull S1205—TBN SBI Camacho	Q1-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
9 Hull S1206—TBN SBI Montesino	Q2-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
10 Hull S1211—TBN SBI Magnum	Q2-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
11 Hull S1212—TBN SBI Montecristo	Q3-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
12 Hull S1213—TBN SBI Aroma	Q3-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
13 Hull S1214—TBN SBI Cohiba	Q4-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
14 Hull S1215—TBN SBI Habano	Q4-15	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
15 Hull S1216—TBN SBI Lonsdale	Q1-16	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
16 Hull S1217—TBN SBI Partagas	Q1-16	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
17 Hull S1218—TBN SBI Parejo	Q2-16	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
18 Hull S1219—TBN SBI Toro	Q2-16	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
19 Hull S1220—TBN SBI Tuscamina	Q2-16	180,000	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
20 Hull H1059—TBN SBI Churchill	Q4-15	180,000	Daewoo Mangalia Heavy Industries S.A.
21 Hull H1060—TBN SBI Perfecto	Q4-15	180,000	Daewoo Mangalia Heavy Industries S.A.
22 Hull H1061—TBN SBI Presidente	Q1-16	180,000	Daewoo Mangalia Heavy Industries S.A.
23 Hull H1062—TBN SBI Panatela	Q1-16	180,000	Daewoo Mangalia Heavy Industries S.A.
24 Hull H1063—TBN SBI Robusto	Q2-16	180,000	Daewoo Mangalia Heavy Industries S.A.
25 Hull HN1058—TBN SBI Behike	Q3-15	180,000	Daehan Shipbuilding Co., Ltd.
26 Hull HN1059—TBN SBI Monterrey	Q4-15	180,000	Daehan Shipbuilding Co., Ltd.
27 Hull HN1060—TBN SBI Macanudo	Q4-15	180,000	Daehan Shipbuilding Co., Ltd.
28 Hull HN1061—TBN SBI Cuaba	Q1-16	180,000	Daehan Shipbuilding Co., Ltd.
Capesize NB DWT		5,040,000

Kamsarmax Vessels

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull H1284—TBN SBI Cakewalk	Q3-14	82,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
2 Hull H1285—TBN SBI Charleston	Q4-14	82,000	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
3 Hull S1680—TBN SBI Samba	Q1-15	84,000	Imabari Shipbuilding Co., Ltd.
4 Hull S1681—TBN SBI Rumba	Q3-15	84,000	Imabari Shipbuilding Co., Ltd.
5 Hull 1090—TBN SBI Electra	Q3-15	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
6 Hull 1091—TBN SBI Flamenco	Q3-15	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
7 Hull 1092—TBN SBI Rock	Q4-15	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
8 Hull 1093—TBN SBI Twist	Q1-16	82,000	Jiangsu Yangzijiang Shipbuilding Co., Ltd.
9 Hull SS164—TBN SBI Salsa	Q3-15	81,600	Tsuneishi Group (Zhoushan) Shipbuilding Inc.
10 Hull SS179—TBN SBI Merengue	Q1-16	81,600	Tsuneishi Group (Zhoushan) Shipbuilding Inc.
11 Hull S1228—TBN SBI Capoeira	Q1-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
12 Hull S1722A—TBN SBI Conga	Q2-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
13 Hull S1723A—TBN SBI Bolero	Q2-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
14 Hull S1229—TBN SBI Carioca	Q2-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
15 Hull S1724A—TBN SBI Sousta	Q3-15	82,000	Hudong-Zhonghua (Group) Co., Ltd.
16 Hull S1725A—TBN SBI Reggae	Q1-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
17 Hull S1726A—TBN SBI Zumba	Q1-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
18 Hull S1231—TBN SBI Macarena	Q1-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
19 Hull S1735A—TBN SBI Parapara	Q2-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
20 Hull S1736A—TBN SBI Mazurka	Q2-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
21 Hull S1230—TBN SBI Lambada	Q3-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
22 Hull S1232—TBN SBI Swing	Q3-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
23 Hull S1233—TBN SBI Jive	Q3-16	82,000	Hudong-Zhonghua (Group) Co., Ltd.
Kamsarmax NB DWT		1,889,200

Ultramax Vessels

Vessel Name	Expected Delivery (1)	DWT	Shipyard
1 Hull 1907—TBN SBI Hera	Q2-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
2 Hull 1906—TBN SBI Zeus	Q2-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
3 Hull 1911—TBN SBI Poseidon	Q3-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
4 Hull 1912—TBN SBI Apollo	Q3-16	60,200	Mitsui Engineering & Shipbuilding Co., Ltd.
5 Hull S870—TBN SBI Echo	Q3-15	61,000	Imabari Shipbuilding Co., Ltd.
6 Hull S871—TBN SBI Tango	Q3-15	61,000	Imabari Shipbuilding Co., Ltd.
7 Hull S-A098—TBN SBI Achilles	Q1-16	61,000	Imabari Shipbuilding Co., Ltd.
8 Hull S-A089—TBN SBI Cronos	Q1-16	61,000	Imabari Shipbuilding Co., Ltd.
9 Hull S-A090—TBN SBI Hermes	Q1-16	61,000	Imabari Shipbuilding Co., Ltd.
10 Hull NE180—TBN SBI Bravo	Q1-15	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
11 Hull NE181—TBN SBI Antares	Q1-15	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
12 Hull NE182—TBN SBI Maia	Q3-15	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
13 Hull NE183—TBN SBI Hydra	Q3-15	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
14 Hull NE194—TBN SBI Hyperion	Q2-16	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
15 Hull NE195—TBN SBI Tethys	Q2-16	61,000	Nantong COSCO KHI Ship Engineering Co. Ltd.
16 Hull DE018—TBN SBI Leo	Q1-15	61,000	Dalian COSCO KHI Ship Engineering Co. Ltd.
17 Hull DE019—TBN SBI Lyra	Q3-15	61,000	Dalian COSCO KHI Ship Engineering Co. Ltd.
18 Hull DE020—TBN SBI Subaru	Q3-15	61,000	Dalian COSCO KHI Ship Engineering Co. Ltd.
19 Hull DE021—TBN SBI Ursa	Q3-15	61,000	Dalian COSCO KHI Ship Engineering Co. Ltd.
20 Hull CX0610—TBN SBI Athena	Q1-15	64,000	Chengxi Shipyard Co. Ltd.
21 Hull CX0651—TBN SBI Pegasus	Q3-15	64,000	Chengxi Shipyard Co. Ltd.
22 Hull CX0652—TBN SBI Orion	Q4-15	64,000	Chengxi Shipyard Co. Ltd.
23 Hull CX0612—TBN SBI Thalia	Q4-15	64,000	Chengxi Shipyard Co. Ltd.
24 Hull CX0653—TBN SBI Hercules	Q1-16	64,000	Chengxi Shipyard Co. Ltd.
25 Hull CX0627—TBN SBI Perseus	Q1-16	64,000	Chengxi Shipyard Co. Ltd.
26 Hull CX0654—TBN SBI Kratos	Q2-16	64,000	Chengxi Shipyard Co. Ltd.
27 Hull CX0655—TBN SBI Samson	Q2-16	64,000	Chengxi Shipyard Co. Ltd.
28 Hull CX0613—TBN SBI Phoebe	Q2-16	64,000	Chengxi Shipyard Co. Ltd.
29 Hull CX0656—TBN SBI Phoenix	Q3-16	64,000	Chengxi Shipyard Co. Ltd.
Ultramax NB DWT		1,795,800
Total Newbuild DWT		8,725,000

(1)	Expected delivery date relates to quarter during which each vessel is currently expected to be delivered from the shipyard.

Time chartered-in vessels

The Company has agreed to time chartered-in 19 dry bulk vessels. The terms of the time charter-in contracts are summarized as follows:

Vessel Type	Year Built	DWT	Where Built	Daily Base Rate		Earliest Expiry
Post-Panamax	2010	93,000	China	$13,250		23-Oct-14	(1)
Post-Panamax	2011	93,000	China	$13,500		24-Oct-14	(2)
Post-Panamax	2009	93,000	China	See Note	(3)	9-May-15	(3)
Kamsarmax	2009	82,500	Japan	$14,500		8-Feb-15	(4)
Kamsarmax	2012	82,000	South Korea	$15,500		23-Jul-17	(5)
Kamsarmax	2011	81,900	South Korea	$12,750		3-Apr-15	(6)
Kamsarmax	2012	81,500	South Korea	$14,500		7-Dec-14	(7)
Kamsarmax	2011	81,500	South Korea	$15,000		15-Jan-16	(8)
Kamsarmax	2012	81,000	South Korea	$15,000		10-Feb-15	(9)
Kamsarmax	2012	79,500	China	$14,000		23-Jan-15	(10)
Panamax	2004	77,500	China	$14,000		3-Jan-17	(11)
Panamax	2014	77,000	Japan	$16,000		4-Mar-15	(12)
Panamax	2009	76,500	Japan	$14,000		1-Dec-14	(13)
Panamax	2007	75,500	South Korea	$13,750		14-Feb-15	(14)
Ultramax	2010	61,000	Japan	$14,200		1-Apr-17	(15)
Supramax	2010	58,000	China	$14,250		12-Dec-16	(16)
Supramax	2011	58,000	China	$13,750		18-Jan-15	(17)
Supramax	2015	55,000	Japan	$14,000		30-Jun-18	(18)
Handymax	2002	48,500	Japan	$12,000		31-Jan-17	(19)
Total TC DWT		1,435,900

(1)	This vessel has been time chartered-in for eight to 10 months at Company’s option at $13,250 per day. The vessel was delivered on February 23, 2014.
(2)	This vessel has been time chartered-in for seven to nine months at the Company’s option at $13,500 per day. The vessel was delivered on March 24, 2014.
(3)	This vessel has been time chartered-in for 10 to 14 months at the Company’s option at a rate of 90% of the Baltic Panamax 4TC Index. The Company has the option to extend this time charter for an additional 10 to 14 months at the same rate of hire. The vessel was delivered on July 9, 2014.
(4)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $14,500 per day. The Company has the option to extend this time charter for one year at $15,500 per day. The vessel was delivered on March 8, 2014.
(5)	This vessel has been time chartered-in for 39 to 44 months at the Company’s option at $15,500 per day. The Company has the option to extend this time charter for one year at $16,300 per day. The vessel was delivered on April 23, 2014.
(6)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $12,750 per day. The Company has the option to extend this time charter for one year at $13,750 per day. The vessel was delivered on May 3, 2014.
(7)	This vessel has been time chartered-in for 10 to 12 months at Company’s option at $14,500 per day. The vessel was delivered on February 7, 2014.
(8)	This vessel has been time chartered-in for 23 to 28 months at the Company’s option at $15,000 per day. The Company has the option to extend the charter for an additional 11 to 13 months at $16,000 per day. This vessel was delivered on February 15, 2014.
(9)	This vessel has been time chartered-in for 12 to 14 months at Company’s option at $15,000 per day. The vessel was delivered on February 10, 2014.
(10)	This vessel has been time chartered-in for 11 to 14 month at the Company’s option at $14,000 per day. The Company has the option to extend the charter for an additional 11 to 14 months at $14,750 per day. This vessel was delivered on February 23, 2014.

(11)	This vessel has been time chartered-in for 32 to 38 months at the Company’s option at $14,000 per day. The vessel was delivered on May 3, 2014.
(12)	This vessel has been time chartered-in for 12 to 13 months at Company’s option at $16,000 per day. The vessel was delivered on March 4, 2014.
(13)	This vessel has been time chartered-in until December 1, 2014 which may be extended for an additional two months at the Company’s option. The charter hire rate is $15,900 per day until June 23, 2014 and $14,000 per day thereafter, including the option period. The vessel was delivered on January 23, 2014.
(14)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $13,750 per day. The Company has the option to extend the charter for an additional year at $14,750 per day. The vessel was delivered on March 14, 2014.
(15)	This vessel has been time chartered-in for three years at $14,200 per day. The Company has options to extend the charter for up to three consecutive one year periods at $15,200 per day, $16,200 per day and $17,200 per day, respectively. This vessel was delivered on April 13, 2014.
(16)	This vessel has been time chartered-in for 20 to 24 month at the Company’s option at $14,250 per day. The Company has the option to extend the charter for an additional 10 to 12 months at $14,850 per day. This vessel was delivered on April 12, 2014.
(17)	This vessel has been time chartered-in for ten to 13 month at the Company’s option at $13,750 per day. This vessel was delivered on March 18, 2014.
(18)	This vessel has been time chartered-in for three years at $14,000 per day. The Company has options to extend the charter for up to two consecutive one year periods at $15,000 per day and $16,000 per day, respectively. This vessel is expected to be delivered during the first half of 2015.
(19)	This vessel has been time chartered-in for 34 to 37 months at the Company’s option at $12,000 per day. The Company has options to extend the charter for up to three consecutive one year periods at $12,750 per day, $13,600 per day and $14,800 per day, respectively. This vessel was delivered on March 31, 2014.

5. Earnings Per Common Share

The computation of basic earnings per share is based on the weighted-average number of common shares issued and outstanding during the year; excluding unvested shares of restricted stock (see Note 8). The computation of diluted earnings per share assumes the lapsing of restrictions on unvested restricted stock awards, for which the assumed proceeds upon lapsing of restrictions are deemed to be the amount of compensation cost attributable to future services and not yet recognized using the treasury stock method, to the extent dilutive.

The components of the denominator for the calculation of basic earnings per share and diluted earnings per share are as follows:

	Six months June 30,
	2014	2013
Common shares outstanding basic:
Weighted average common shares outstanding basic	132,925,640	1,500

Common shares outstanding, diluted:
Weighted average common shares outstanding basic	132,925,640	1,500
Restricted stock awards	-	-

Weighted average common shares outstanding, diluted	132,925,640	1,500

Due to the net loss realized for the six months ended June 30, 2014, potentially dilutive restricted stock awards totaling 1,129,703 shares were determined to be anti-dilutive.

6. Contractual Obligations

As of June 30, 2014, the Company’s estimated commitments through the expected delivery dates of the 80 vessels under construction aggregate approximately $2,338,756 which will be payable as follows:

2014*	$225,378
2015	1,311,797
2016	801,581

$2,338,756

*	Represents the period from July 1, 2014 to December 31, 2014.

As of June 30, 2014, the Company had time chartered-in 19 dry bulk vessels. The future estimated minimum charterhire payments for the 18 vessels on fixed dollar amount time charters, excluding optional periods, are as follows:

2014*	$41,311
2015	38,145
2016	30,680
2017	9,978
2018	2,534

$122,648

*	Represents the period from July 1, 2014 to December 31, 2014.

As of June 30, 2014, we had a cash and cash equivalents balance of $345,956 to fund these future newbuilding commitments; however, a significant portion of our remaining commitments are currently unfunded. If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to acquire these newbuilding vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

7. Common Shares

On March 20, 2013, we issued 1,500 common shares in connection with our formation.

Between July 1, 2013 and July 16, 2013, we issued and sold 31,250,000 common shares, par value $0.01 per share, for net proceeds of $242,800.

On September 24, 2013 we issued and sold an additional 33,400,000 common shares for net proceeds of $290,490, as denominated in Norwegian kroner (NOK) as of that date, in Norwegian private placement transactions exempt from registration under the Securities Act. As of September 24, 2013, we recorded a receivable from shareholders of $289,956, denominated in NOK, which was not paid until October 2013 when we received $288,822 in full settlement of that receivable. The $1,134 difference between the amount initially recorded as a shareholder receivable and the amount subsequently collected was attributable to a change in exchange rate and recorded as foreign exchange loss on our consolidated statement of operations.

In November 2013 we received $291,000 of proceeds from the sale of 32,590,411 common shares that had been consummated in October 2013 in a Norwegian private transaction exempt from registration under the Securities Act.

On December 17, 2013, we received $284,018 of proceeds from the sale of 31,300,000 common shares in our initial public offering.

In January 2014, the underwriters in the Company’s initial public offering, which closed on December 17, 2013, exercised in full their option to purchase an additional 4,695,000 common shares at the public offering price of $9.75 per share. The sale of these common shares resulted in net proceeds to the Company of approximately $42,360, after deducting underwriters’ discounts and commissions.

As of June 30, 2014, we have:

•	140,247,301 common shares outstanding, the $0.01 par value of which is recorded as common stock of $1,402.

•	Paid-in capital of $1,162,755 which substantially represents the excess of net proceeds from common stock issuances over the par value as well as the amount of cumulative restricted stock amortization.

8. Equity Incentive Plan

Our board of directors has adopted an equity incentive plan, which we refer to as the Equity Incentive Plan, under which directors, officers and employees of us and our subsidiaries, as well as employees of affiliated companies are eligible to receive incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and unrestricted common shares. We reserved a total of 7,012,391 common shares, which includes an additional 2,150,370 common shares that our board of directors reserved for issuance under the plan on February 21, 2014, common shares for issuance under the Equity Incentive Plan, subject to adjustment for changes in capitalization as provided in the Equity Incentive Plan. Our Equity Incentive Plan is administered by our Compensation Committee.

Under the terms of the plan, stock options and stock appreciation rights granted under the plan will have an exercise price equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights will be exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting, forfeiture and other terms and conditions as determined by the plan administrator.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding will become fully vested and exercisable in full.

Our board of directors may amend or terminate the plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholder approval of plan amendments will be required under certain circumstances. Unless terminated earlier by our board of directors, the plan will expire ten years from the date the plan is adopted.

On September 30, 2013, we granted an aggregate of 2,775,000 restricted shares to officers and employees. Of this total, 1,395,000 restricted shares vest in three equal installments on July 27, 2015, July 27, 2016 and July 27, 2017. The remaining 1,380,000 restricted shares vest in three equal installments on September 30, 2015, September 30, 2016 and September 30, 2017. The aggregate fair value of these awards is $26,918, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On November 6, 2013, we granted 1,380,000 restricted shares to officers and employees of the Company. These restricted shares vest in three equal installments on November 6, 2015, November 6, 2016 and

November 6, 2017. The fair value of these awards was $13,289, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On December 17, 2013, we granted 707,020 restricted shares to officers, members of the board of directors and employees of the Company. Of these restricted shares, 617,020 restricted shares vest in three equal installments on December 17, 2015, December 17, 2016 and December 17, 2017 and 90,000 restricted shares vest in three equal installments on December 17, 2014, December 17, 2015 and December 17, 2016. The fair value of these awards was $6,780, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On February 21, 2014, we granted 2,080,370 restricted shares to officers, members of the board of directors, employees of the Company and certain employees of the Scorpio Group (see Note 10). Of these restricted shares, 1,990,370 restricted shares vest in three equal installments on February 21, 2016, February 21, 2017 and February 21, 2018 and 90,000 restricted shares vest in three equal installments on February 21, 2015, February 21, 2016 and February 21, 2017. The fair value of these awards was $19,410, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

On May 20, 2014, we granted 68,000 restricted shares to certain employees of the Scorpio Group. These restricted shares vest in three equal installments on February 21, 2016, February 21, 2017 and February 21, 2018. The fair value of these awards was $590, which will be amortized as stock-based compensation expense, a component of general and administrative expense, over the vesting periods of each grant.

A summary of activity for restricted stock awards during the period June 30, 2014 is a follows:

	Number of Shares	Weighted Average Grant date Fair Value
Outstanding and nonvested December 31, 2013	4,862,020	$9.66
Granted	2,148,370	9.31
Vested	-	-
Forfeited	-	-

Outstanding and nonvested June 30, 2014	7,010,390	$9.56

The following table summarizes the amortization, which will be included in general and administrative expenses, of all of the Company’s restricted stock grants as of June 30, 2014:

Restricted Stock Grant Date	2014*	2015	2016	2017	2018	Total
September 30, 2013	$5,083	$8,456	$4,330	$1,506	$-	$19,375
November 6, 2013	2,418	4,463	2,367	940	-	10,188
December 18, 2013	1,333	2,335	1,221	474	-	5,363
February 21, 2014	3,638	6,976	4,172	1,853	220	16,859
May 20, 2014	119	235	140	63	7	564

Total by year	$12,591	$22,465	$12,230	$4,836	$227	$52,349

*	Represents the period from July 1, 2014 to December 31, 2014

For the six months ended June 30, 2014, we incurred $11,278 of compensation cost relating to the amortization of restricted stock awards.

9. General and Administrative Expenses

General and administrative expense was $15,351 and $1 for the six months ended June 30, 2014 and for the period from March 20, 2013 (date of inception) to June 30, 2013, respectively. Such amount included $11,278 of restricted stock amortization (noncash) for the six months June 30, 2014, and the balance was for payroll, directors’ fees, professional fees and insurance.

10. Related Party Transactions

Our Chairman and Chief Executive Officer, Mr. Emanuele Lauro, is a member of the Lolli-Ghetti family, which in 2009 founded Scorpio Tankers Inc. (NYSE: “STNG”), or Scorpio Tankers, a large international shipping company engaged in seaborne transportation of refined petroleum products, of which Mr. Lauro is currently the Chairman and Chief Executive Officer. The Lolli-Ghetti family also owns and controls the Scorpio Group, which includes Scorpio Ship Management S.A.M., or SSM, which provides us with vessel technical management services, Scorpio Commercial Management S.A.M., or SCM, which provides us with vessel commercial management services, Scorpio Services Holding Limited, or SSH, which provides us and other related entities with administrative services and services related to the acquisition of vessels and Scorpio UK Limited, or SUK. Our Co-Founder, President and Director, Mr. Robert Bugbee is also the President and a Director of Scorpio Tankers, has a senior management position at the Scorpio Group, and was formerly the President and Chief Operating Officer of OMI Corporation, or OMI, which was a publicly traded shipping company. SSM and SCM also provide technical and commercial management services to Scorpio Tankers as well as unaffiliated vessel owners.

We entered into an Administrative Services Agreement with Scorpio Services Holding Limited, or SSH, a party related to us, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. Under the terms of this agreement, we reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. SSH also arranges vessel sales and purchases for us. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. We will begin incurring costs to SSH as the vessels in our Newbuilding Program are delivered to us.

Pursuant to the Administrative Services Agreement, we will reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above and a pro-rata portion of the salary incurred by SSH for an internal auditor. We will also pay SSH a fee for arranging vessel acquisitions, including newbuildings, equal to $250,000 per vessel, due upon delivery of the vessel, which is payable in our common shares. We have agreed to issue upon delivery of each vessel (i) 31,250 common shares to SSH as payment related to each of the first 17 vessels in our Newbuilding Program; (ii) 25,811 common shares to SSH as payment related to each of the next nine vessels in our Newbuilding Program; (iii) 25,633 common shares to SSH as payment related to each of the next ten vessels in our Newbuilding Program; (iv) 26,419 common shares to SSH as payment related to each for the next four Kamsarmax vessels in our Newbuilding Program; and (v) 26,185 common shares to SSH as payment related to each of the next three Capesize vessels in our Newbuilding Program; (vi) 26,197 common shares to SSH as payment related to each of the next two vessels in our Newbuilding Program; (vii) 26,394 common shares to SSH as payment related to each of the next seven vessels in our Newbuilding Program; (viii) 26,248 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (ix) 26,111 common shares to SSH as payment related to each of the next four vessels in our Newbuilding Program; (x) 26,050 common shares to SSH as payment related to each of the next three vessels in our Newbuilding Program; (xi) 25,888 common shares to SSH as payment related to each of the next 11 vessels in our Newbuilding Program; (xii) 25,497 common shares to SSH as payment related to each of the next five vessels in our Newbuilding Program and (xiii) 27,640 common shares to SSH as payment related to the next vessel in our Newbuilding Program. For all vessels added to our Newbuilding Program after the first 17 vessels, the number of common shares issuable to SSH as payment is based on the market value of our common shares based on the volume weighted average price of our common shares over the 30 trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. In addition, SSH has agreed with us not to own any drybulk carriers greater than 30,000 dwt for so long as the Administrative Services Agreement is in full force and effect. This agreement may be terminated by SSH three years after this initial public offering upon 12 months notice.

During July 2013, we issued and sold 1,250,000 common shares to SSH for $10,000 as part of a series of Norwegian private transactions exempt from registration under the Securities Act. These common shares are subject to a contractual lock-up until July 2014.

For the six months June 30, 2014, SUK charged us $338 for allocated salaries of certain SUK employees relating to the services such employees performed for the Company, all of which was unpaid as of June 30, 2014.

Our vessels are commercially managed by Scorpio Commercial Management S.A.M. (“SCM”) and technically managed by SSM pursuant to a Master Agreement, which may be terminated by either party upon 24 months notice. SCM and SSM are companies affiliated with us. In addition, our Co-founder, Chairman and Chief Executive Officer, Emanuele Lauro, is a member of the Lolli-Ghetti family, which owns and controls SCM, our commercial manager, and SSM, our technical manager. We expect that additional vessels that we may acquire in the future will also be managed under the Master Agreement or on substantially similar terms.

SCM’s services include securing employment for our vessels in the spot market and on time charters. SCM also manages the Scorpio Group Pools (spot market-oriented vessel pools) which include Scorpio Ultramax Pool and the Scorpio Kamsarmax Pool and will manage the Scorpio Capesize Pool in which we expect our Newbuilding Program will be employed and in which our time chartered-in vessels are employed. During the six months ended June 30, 2014, we earned $11,495 from chartering our chartered-in vessels to the Scorpio Kamsarmax Pool and $3,455 from chartering our chartered-in vessels to the Scorpio Ultramax Pool. As of June 30, 2014, we have balances due from charterers (primarily consisting of working capital, undistributed earnings and reimbursable costs) of $10,496 and $6,082 from the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, respectively.

The Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool were significant customers for the six months ended June 30, 2014, accounting for 61.6% and 18.5% of our total vessel revenue, respectively.

For commercial management of any of our vessels that does not operate in one of these pools, we will pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Ultramax Pool and the Scorpio Kamsarmax Pool participants, including us and third-party owners of similar vessels, pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture. During the six months ended June 30, 2014, we incurred $117 of fees to SCM relating to periods in which our time chartered-in vessels were not operating in one of the pools.

SSM’s services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We will pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our vessels upon delivery. In addition, representatives of SSM, including certain subcontractors, provide us with construction supervisory services while our vessels are being constructed in shipyards. For these services, we will compensate SSM for its direct expenses, which can vary between $200,000 and $500,000 per vessel. In connection with supervision of 67 of the vessels in our Newbuilding Program, as of June 30, 2014, we incurred a cost to SSM of $29 per vessel. Of this aggregate cost of $1,943, $1,165 is unpaid as of June 30, 2014.

For the six months June 30, 2014, SSM charged us $19 for certain administrative costs, of which $10 was unpaid as of June 30, 2014.

11. Segments

During 2014, the Company placed its time chartered-in vessels into two pools, the Scorpio Ultramax Pool, in which the Company placed its time chartered-in vessels ranging from 48,500 DWT to 61,000 DWT, and the Scorpio Kamsarmax Pool in which the Company placed its time chartered in vessels ranging from 75,500 DWT to 93,000 DWT. In addition to the Company’s Ultramax and Kamsarmax segments, the Company has identified a third Capesize segment which includes vessels of approximately 180,000 DWT. Although each vessel within its respective class qualifies as an operating segment under US GAAP, each vessel also exhibits similar long-term financial performance and similar economic characteristics to the other vessels within the respective vessel class, thereby meeting the aggregation criteria in US GAAP. We have therefore chosen to present our segment information by vessel class using the aggregated information from the individual vessels.

The following schedule presents segment information about the Company’s operations for the six months ended June 30, 2014:

	Capesize	Kamsarmax	Ultramax	Corporate	Eliminations	Total
Vessel revenue	$-	$15,192	$3,455	$-	$-	$18,647
Voyage expenses	-	(3,165)	(15)	-	-	(3,180)
Charterhire expense	-	(22,189)	(4,373)	-	-	(26,562)
General and administrative expenses	(17)	(71)	(10)	(15,253)	-	(15,351)
Interest income	-	-	-	793	-	793
Foreign exchange loss	-	-	-	(5)	-	(5)

Segment loss	$(17)	$(10,233)	$(943)	$(14,465)	$-	$(25,658)

The following schedule presents segment information about the Company’s balance sheet as of June 30, 2014 and December 31, 2013:

	Capesize	Kamsarmax	Ultramax	Corporate	Eliminations	Total
June 30, 2014
Vessels under construction	$462,623	$167,143	$213,079	$-	$-	$842,845
Total assets	463,352	181,760	220,653	1,158,977	(813,459)	1,211,283

	Capesize	Kamsarmax	Ultramax	Corporate	Eliminations	Total
December 31, 2013
Vessels under construction	$54,772	$132,082	$184,838	$-	$-	$371,692
Total assets	54,772	132,114	184,905	1,107,219	(373,326)	1,105,684

12. Subsequent Events

$540,000 Loan Facility

On July 21, 2014, the Company received a commitment from two leading European financial institutions for a Loan Facility of up to $540,000. The Facility will be used to finance up to 55% of the contract price of each of six Ultramax, nine Kamsarmax, and nine Capesize vessels currently under construction for delivery in 2015 and 2016. The Loan Facility has a final maturity of six years from the date of signing. The terms and conditions of this commitment are consistent with those of the Company’s existing credit commitments. The closing of the Loan Facility, which is expected to occur within 2014, remains subject to customary conditions precedent, including negotiation and execution of final documentation.

$330,000 Loan Facility

On July 29, 2014, we entered a $330,000 senior secured credit facility with Credit Agricole Corporate and Investment Bank and Deutsche Bank AG London to fund a portion of the purchase price of 22 of the vessels in our Newbuilding Program.

$67,500 Loan Facility

On July 30, 2014, the Company signed a loan agreement for up to $67,500 million which will be used to finance a portion of the contract price of two Ultramax and two Kamsarmax vessels currently under construction for delivery in 2015 and 2016.

Delisting from Norwegian OTC List

On July 31, 2014, we delisted our common shares from the Norwegian OTC List. Our common shares will continue to trade on the NYSE under the symbol “SALT.”

$35,000,000

        % Senior Notes due 2019

Scorpio Bulkers Inc.

PROSPECTUS

                    , 2014

Stifel

Deutsche Bank Securities

Jefferies

BB&T Capital Markets

Janney Montgomery Scott

Wunderlich Securities

MLV& Co.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

I. Article VIII of the Amended and Restated Bylaws of the Registrant provides as follows:

1.	Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.	The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)

Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

In July 2013, we issued 31,250,000 common shares, in September 2013, we issued 33,400,000 common shares and in October 2013 we issued 32,590,411 common shares, in Norwegian private placement transactions exempt from registration under the Securities Act. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to “qualified institutional buyers” as defined in, and in reliance on Rule 144A of the Securities Act. RS Platou Markets AS acted as lead manager for the private placements, for which it received customary fees. The proceeds of these transactions are expected to be applied to partially finance the acquisition certain of our newbuilding vessels.

Securities Sold	Date Sold	Gross Consideration Per Share	Net Consideration	Exemption from Registration	Purchasers
31,250,000 Common Shares	July 2013	$8.00 per share	$242.8 million	Regulation S and Rule 144A	Non-U.S. Investors and Qualified Institutional Buyers

33,400,000 Common Shares	September 2013	$8.96 per share	$290.2 million	Regulation S and Rule 144A	Non-U.S. Investors and Qualified Institutional Buyers

32,590,411 Common Shares	October 2013	$9.21 per share	$291.0 million	Regulation S and Rule 144A	Non-U.S. Investors and Qualified Institutional Buyers

Item 8. Exhibits and Financial Statement Schedules

Number	Description

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Articles of Incorporation of the Company (1)

3.2	Amended and Restated Bylaws of the Company (1)

4.1	Form of Common Share Certificate (1)

4.2	Form of Senior Indenture*

4.3	Form of First Supplemental Indenture*

5.1	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the Notes*

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters*

10.1	Master Agreement (1)

10.2	Administrative Services Agreement (1)

10.3	Equity Incentive Plan (1)

10.4	Form of Shipbuilding Contract of Chengxi Shiyard Co. Ltd. (1)

10.5	Form of Shipbuilding Contract of Dalian COSCO KHI Ship Engingeering Co. Ltd. (1)

10.6	Form of Shipbuilding Contract of Hudong-Zhongdua Shipbuilding (Group) Co., Inc. (1)

10.7	Form of Shipbuilding Contract of Imabari Shipbuilding Co. Ltd. (1)

10.8	Form of Shipbuilding Contract of Daewoo Mangalia Heavy Industries S.A. (1)

10.9	Form of Shipbuilding Contract of Tsuneishi Group (Zhoushan) Shipbuilding Inc. (1)

10.10	Form of Shipbuilding Contract of Mitsui Engineering & Shipbuilding Co. Ltd. (1)

10.11	Form of Shipbuilding Contract of Nantong COSCO KHI Ship Engineering Co., Ltd. (1)

10.12	Form of Shipbuilding Contract of Jiansu Yangzijian Shipbuilding Co. Ltd. (1)

10.13	Form of Shipbuilding Contract of Shanghai Jiangnan-Changxing Shipbuilding Co., Ltd. (1)

10.14	Form of Shipbuilding Contract of Sungdong Shipbuilding & Marine Engineering Co., Ltd.*

10.15	Form of Shipbuilding Contract of Daehan Shipbuilding Co., Ltd.*

10.16	$330.0 Million Senior Secured Credit Facility dated July 29, 2014*

10.17	$39.6 Million Senior Secured Credit Facility dated June 27, 2014*

10.18	$67.5 Million Senior Secured Credit Facility dated July 30, 2014*

10.19	Share Purchase Agreement, dated December 5, 2013, by and among SBI Zumba Shipping Company Limited, Berkeley Shipping Inc., TCV Management and Trust Services Limited and Belgrave Shipping Limited (1)

10.20	Share Purchase Agreement, dated December 5, 2013, by and among SBI Conga Shipping Company Limited, Berkeley Shipping Inc., TCV Management and Trust Services Limited and Cavendish Shipping Limited (1)

Number	Description

10.21	Share Purchase Agreement, dated December 5, 2013, by and among SBI Bolero Shipping Company Limited, Berkeley Shipping Inc., TCV Management and Trust Services Limited and Fitzroy Shipping Limited (1)

10.22	Share Purchase Agreement, dated December 5, 2013, by and among SBI Reggae Shipping Company Limited, Berkeley Shipping Inc., TCV Management and Trust Services Limited and Sloane Shipping Limited (1)

10.23	Share Purchase Agreement, dated December 5, 2013, by and among SBI Sousta Shipping Company Limited, Berkeley Shipping Inc., TCV Management and Trust Services Limited and Bedford Shipping Limited (1)

10.24	Registration Rights Agreement (2)

14.1	Code of Ethics (1)

21.1	List of Subsidiaries*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1 and Exhibit 8.1)*

23.3	Consent of SSY Consultancy & Research*

24.1	Powers of Attorney (included in the signature page hereto)*

25.1	Form of T-1 Statement of Eligibility*

(1)	Incorporated by reference to the Company’s registration statement on Form F-1 (Registration No. 333-192246), which was declared effective by the Securities and Exchange Commission on December 11, 2013.
(2)	Incorporated by reference to the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on April 2, 2014
*	Previously filed

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monaco, Principality of Monaco on the 10th day of September, 2014.

SCORPIO BULKERS INC.

By:	/s/ Emanuele A. Lauro
Name:	Emanuele A. Lauro
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 10, 2014.

Signature	Title

/s/ Emanuele A. Lauro Emanuele A. Lauro	Chief Executive Officer, Founder, Chairman and Director (Principal Executive Officer)

/s/ Robert Bugbee Robert Bugbee	President, Founder and Director

/s/ Hugh Baker Hugh Baker	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Roberto Giorgi Roberto Giorgi	Director

/s/ Einar Michael Steimler Einar Michael Steimler	Director

/s/ Christian M. Gut Christian M. Gut	Director

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of New York, State of New York, on September 10, 2014.

SCORPIO SALT LLC

By:	/s/ Hugh Baker
Name:	Hugh Baker
Title:	Authorized Person